As filed with the Securities and Exchange Commission on October 3, 1997
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------
                          HARBOR FLORIDA BANCORP, INC.
                   (Name of registrant issuer in its charter)

          Delaware                           6035                         65-0737675
          --------                           ----                         ----------
(State or other jurisdiction of   (Primary standard industrial          (IRS employer
incorporation or organization)     classification code number)        identification number)

                100 S. Second Street, Fort Pierce, Florida 34950
                                 (561) 461-2414
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                          Harbor Florida Bancorp, Inc.
                              100 S. Second Street
                           Fort Pierce, Florida 34950
                                 (561) 461-2414
--------------------------------------------------------------------------------
           (Name, address, and telephone number of agent for service)

                  Please send copies of all communications to:

                           Raymond J. Gustini, Esquire
                             Jeremy J. Sher, Esquire
                                 Peabody & Brown
                        1255 23rd Street, N.W., Suite 800
                             Washington, D.C. 20037
                                 (202) 973-7700

              Approximate date of commencement of proposed sale to
           the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box.   [X]

                       CALCULATION OF REGISTRATION FEE (1)

---------------------------------------------------------------------------------------------------------------------
    Title of each Class of          Amount to be       Proposed Maximum      Proposed Maximum         Amount of
 Securities to be Registered         Registered       Offering Price Per    Aggregate Offering    Registration Fee
                                                           Security              Price(2)
---------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.01        15,208,750             $10.00             $152,087,500            $52,444
          per share
---------------------------------------------------------------------------------------------------------------------

(1) The shares of Common Stock held by the Public Stockholders were previously registered with the Commission on Form S-4, Registration number 333-18381. The fee to register those shares was paid on December 20, 1996.

(2)  Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                   Cross Reference Sheet showing the location in the Prospectus of the Items of Form S-1

1    Forepart of the Registration Statement and        Forepart of the Registration Statement; Outside
     Outside Front Cover of Prospectus                 Front Cover Page

2    Inside Front and Outside Back Cover Pages of      Inside Front Cover Page; Outside Back Cover Page
     Prospectus

3    Summary Information; Risk Factors and Ratio of    Summary; Risk Factors
     Earnings to Fixed Charges

4    Use of Proceeds                                   Capitalization, Use of Proceeds

5    Determining of Offering Price                     Market for Common Stock; The Conversion - Stock
                                                       Pricing and Number of Shares to be Issued, and - The
                                                       Distribution Exchange

6.   Dilution                                          Not Applicable

7.   Selling Security Holders                          Not Applicable

8.   Plan of Distribution                              The Conversion

9.   Description of Securities to be Registered        Description of Capital Stock of Harbor Florida

10.  Interests of Named Experts and Counsel            Legal and Tax matters; Experts

11.  Information with Respect to the Registrant

     (a)  Description of Business                      Business of Harbor Federal

     (b)  Description of Property                      Business of Harbor Federal - Properties

     (c)  Legal Proceedings                            Business of Harbor Federal - Legal Proceedings

     (d)  Market Price of and Dividends on the         Outside Front Cover Page; Market for Common Stock;
     Registrant's Common Equity and Related            Dividend Policy
     Stockholder Matters

     (e)  Financial Statements                         Consolidated Financial Statements; Pro Forma Data

PROSPECTUS


                          HARBOR FLORIDA BANCORP, INC.

                     Up to 22,447,612 Shares of Common Stock
                              (Anticipated Maximum)
                         $10.00 Per Share Purchase Price


         Harbor Florida Bancorp, Inc. ("Harbor Florida" or the "Company"), a Delaware corporation, is offering up to 22,447,612 shares (which may be increased to 26,162,135 shares under certain circumstances described below) of its common stock, par value $.01 per share (the "Common Stock"), in connection with (i) the Distribution Exchange described herein to be effected in connection with the Conversion of Harbor Financial, M.H.C. (the "Mutual Holding Company") into an interim federal stock association and its merger into Harbor Florida, the owner of 100% of Harbor Federal Savings Bank (the "Bank") and (ii) the Offerings described herein.

         The Offerings. In addition to the Distribution Exchange, nontransferable subscription rights to subscribe for up to 13,225,000 shares (which may be increased to 15,208,750 shares under certain circumstances described below) of Common Stock (the "Conversion Stock") have been granted to certain depositors of the Bank as of specified record dates, and to the ESOP (the "Subscription Offering"), subject to the limitations described herein. Commencing concurrently with the Subscription Offering, and subject to the prior rights of holders of subscription rights, the right of the Bank, the Mutual Holding Company and Harbor Florida (the "Primary Parties") to reject such orders in whole or in part, and the other limitations described herein, Harbor Florida is offering the shares of Conversion Stock not subscribed for in the Subscription Offering, if any, for sale to stockholders of Harbor Florida as of _____________, 1997, other than the Mutual Holding Company (the "Eligible Public Stockholders" in the "Public Stockholder Offering"). After satisfying those with subscription rights and the Eligible Public Stockholders, Harbor Florida is offering shares of conversion stock in a community offering (the "Community Offering") to certain members of the general Public to whom a copy of this Prospectus is delivered by or on behalf of Harbor Florida, with preference given to natural persons residing in the Bank's Local Community. Harbor Florida and the Bank have determined the Bank's Local Community to be the six Florida counties of Volusia, Brevard, Indian River, Martin, Okeechobee and St. Lucie. (The Subscription Offering, Eligible Public Stockholder Offering and the Community Offering are referred to collectively as the "Offerings"). The Primary Parties have engaged Friedman, Billings, Ramsey & Co., Inc. ("FBR") to consult with and advise them in the Conversion, and FBR has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Subscription and Community Offerings. See "THE CONVERSION -- Marketing Arrangements."

         The Subscription Offering will terminate at Noon, Florida Time, on December ______, 1997 (the "Expiration Date"), unless extended by the Primary Parties, with approval of the OTS, if necessary. The Community Offering is expected to terminate at the same time as the Subscription Offering. The Community Offering must be completed within 45 days after the close of the Subscription Offering, or February ______, 1998, unless extended by the Primary Parties with the approval of the OTS, if necessary. Orders submitted are irrevocable until the completion of the Conversion; provided that, if the Conversion is not completed within the 45 day period referred to above, unless such period has been extended with the consent of the OTS, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. See "THE CONVERSION -- The Offerings" and " -- Subscription Offering."

         The Distribution Exchange. Pursuant to a Plan of Conversion and Plan of Merger (the "Plan" or "Plan of Conversion") adopted by Harbor Florida and the Mutual Holding Company, the Mutual Holding Company will be converted to an interim federal stock association and merged into the Company upon consummation of the transactions described herein (collectively, with the Offerings, the "Conversion"). As a result of the Conversion, each of the 2,654,369 shares of Common Stock held by the Mutual Holding Company immediately prior to the Conversion will be cancelled and each of the 2,315,871 shares of Common Stock held by stockholders other than the Mutual Holding Company ("Public Stockholders") (the "Public Harbor Florida Shares"), will receive a distribution (the "Distribution Exchange") of additional shares of Common Stock together with shares of Common Stock held prior to the distribution pursuant to a ratio (the "Distribution Exchange Ratio," which ratio includes shares of Public Harbor Florida Shares held prior to the Distribution), that will result in the Public Stockholders owning in the aggregate the same percentage of the outstanding Common Stock immediately following the Conversion before giving effect to (a) the payment of cash in lieu of fractional Distribution Exchange Shares, and (b) the purchase by such stockholders of additional Common Stock in the Offerings described herein. As discussed under " -- Independent Valuation" below and herein, the final Distribution Exchange Ratio will be determined based on the Public Stockholders' ownership interest and not on the market value of the Public Harbor Florida Shares.

               FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
                    CONSIDERED BY EACH PROSPECTIVE INVESTOR,
                SEE "RISK FACTORS" BEGINNING ON PAGE ____ HEREOF.

                                   ----------

          FOR INFORMATION ON HOW TO SUBSCRIBE FOR SHARES OF CONVERSION
                 STOCK, PLEASE CALL THE STOCK INFORMATION CENTER
                                AT 1-888-613-2262
                                   (Toll-Free)

                                   ----------

            THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
             ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL
              DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
                                     AGENCY.

                                   ----------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT
          SUPERVISION, OR ANY OTHER FEDERAL AGENCY OR STATE SECURITIES
           COMMISSION, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



====================================================================================================
                                                               Estimated Fees,
                                                                Underwriting
                                                               Commissions and
                                                               Reorganization          Estimated
                                       Purchase Price(l)         Expenses(2)        Net Proceeds(3)
------------------------------------ ---------------------- ---------------------- -----------------
Minimum Per Share                           $10.00                  $0.15                $9.85
------------------------------------ ---------------------- ---------------------- -----------------

Midpoint Per Share                          $10.00                  $0.13                $9.87
------------------------------------ ---------------------- ---------------------- -----------------

Maximum Per Share                           $10.00                  $0.12                $9.88
------------------------------------ ---------------------- ---------------------- -----------------

Maximum Per Share, as adjusted(4)...        $10.00                  $0.11                $9.89
------------------------------------ ---------------------- ---------------------- -----------------

Total Minimum.......................      $97,750,000            $1,424,475           $96,325,525
------------------------------------ ---------------------- ---------------------- -----------------

Total Midpoint......................     $115,000,000            $1,543,500          $113,456,500
------------------------------------ ---------------------- ---------------------- -----------------

Total Maximum.......................     $132,250,000            $1,662,525          $130,587,475
------------------------------------ ---------------------- ---------------------- -----------------

Total Maximum, as adjusted(4).......     $152,087,500            $1,799,404          $150,288,096
====================================================================================================

(1) Based upon the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. Does not include shares of Common Stock to be issued to Eligible Public Stockholders in the Distribution Exchange.

(2) Consists of the estimated costs to the Primary Parties to be incurred in connection with the Conversion, including estimated fixed expenses of $750,000 and marketing fees and reimbursable expenses to be paid to Friedman, Billings, Ramsey & Co., Inc. in connection with the Offerings See "THE CONVERSION AND REORGANIZATION --Marketing Arrangements." The actual fees and expenses may vary substantially from the estimates. See "PRO FORMA DATA." The fees paid to the Friedman, Billings, Ramsey & Co. may be deemed to be underwriting fees.

(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in the Offerings and other factors. See "CAPITALIZATION" and "PRO FORMA DATA."

(4) Gives effect to an increase in the number of shares which could occur without a resolicitation of subscribers or any right of cancellation due to an increase in the Estimated Price Range of up to 15% above the maximum of the Estimated Price Range to reflect changes in market and financial s following commencement of the Offerings. See "THE CONVERSION -- Stock Pricing and Number of Shares To Be Issued."


     Independent Valuation. Pursuant to regulations of the OTS, the offering of Conversion Stock in the Offerings is required to be based on an independent valuation of the pro forma market value of Harbor Florida, the Bank and the Mutual Holding Company. RP Financial, Inc. ("RP") has prepared an independent appraisal, which states at the midpoint of the valuation range (the "Midpoint") that the estimated pro forma market value of Harbor Florida, the Bank and the Mutual Holding Company on a combined basis was $215,334,643 as of September 19, 1997 (the "Appraisal"). The Appraisal was multiplied by 53.41% (which represents the Mutual Holding Company's percentage interest in Harbor Florida as of September 19, 1997, to determine a midpoint of the offering range ($115,000,000), and the minimum and maximum range were set at 15% below and above the midpoint, respectively, resulting in a range of $97,750,000 to $132,250,000 (the "Offering Price Range").

     The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share (the "Purchase Price"), resulting in a range of 9,775,000 to 13,225,000 shares of Conversion Stock being offered. Upon consummation of the Conversion, the Conversion Stock and the Distribution Exchange Shares will represent approximately 53.41% and 46.59%, respectively, of the Company's total outstanding shares. Based upon the Offering Price Range, the Distribution Exchange Ratio is expected to range from 3.6826 to 4.9824, resulting in a range of 6,212,573 Distribution Exchange Shares to 9,222,612 Distribution Exchange Shares to be issued in the Conversion. The 22,447,612 shares of Common Stock offered hereby include up to 13,225,000 shares of Conversion Stock (subject to adjustment up to 15,208,750 shares as described herein) and up to 9,622,612 shares of Distribution Exchange Shares (subject to adjustment up to 10,953,35 shares as described herein). The Offering Price Range may be increased or decreased to reflect changes in market and economic conditions prior to completion of the Conversion, and under certain circumstances specified herein subscribers will be resolicited and given the right to modify or cancel their orders. See "THE CONVERSION -- Stock Pricing, Distribution Exchange Ratio and Number of Shares to be Issued."

     Restrictions on Transfer of Subscription Rights and Shares. No person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the shares of Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. See "THE CONVERSION -- Restrictions on Transfer of Subscription Rights and Shares." Harbor Florida will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

     Purchase Limitations. The Plan sets forth various purchase limitations which are applicable in the Offerings. The minimum purchase is 25 shares. The maximum number of shares of Conversion Stock which may be purchased by any person in the First Priority, Third Priority and Fourth Priority of the Subscription Offering, any person in the Eligible Public Stockholders Offering and any person in the Community Offering shall not exceed the number of shares of Conversion Stock as shall equal $500,000 divided by the price at which the shares are sold (the "Actual Purchase Price"). The Plan also provides that the maximum number of shares of Conversion Stock which may be subscribed for or purchased in all categories in the Conversion by any person (or persons through a single account) together with any associate or group of persons acting in concert shall not exceed such number of shares of Conversion Stock as shall equal $750,000 divided by the Actual Purchase Price except for the Tax Qualified Employee Benefit Plans which in the aggregate may subscribe for 10% of the Conversion Stock. Further, the Plan provides that, except for the Tax Qualified Employee Stock Benefit Plans, the maximum number of shares of Conversion Stock which may be purchased in all categories in the Conversion by any person (or persons through a single account), together with any associate or group of persons acting in concert that, when combined with Distribution Exchange Shares, shall not exceed $7.5 million divided by the Actual Purchase Price. Directors and officers may not purchase in the aggregate more than 25% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial, or economic conditions after the commencement of the Subscription Offering and prior to the completion of the Offerings. Notwithstanding anything to the contrary, Public Stockholders will not have to sell Company stock or be limited in receiving Distribution Exchange Shares even if their ownership of Company shares when converted into Distribution Exchange Shares would exceed an applicable limitation.

     Required Approvals. The consummation of the Conversion is subject to the receipt of various regulatory approvals and the approval of the members of the Mutual Holding Company and the stockholders of Harbor Florida in the manner set forth herein. See "THE CONVERSION -- Required Approvals."

     Market for Common Stock. The Public Harbor Florida Shares are currently quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ National Market") under the symbol "HARB." After the Conversion, shares of Harbor Florida will continue to trade on the NASDAQ National Market under the same symbol. See "MARKET FOR COMMON STOCK."

     The closing price of a share of a Public Harbor Federal Share was $47.75 on August 26, 1997, the most recent day in which trading of Public Harbor Florida Shares occurred preceding the announcement of the Conversion and was _________ on November 13, 1997, the date of this Prospectus.

     This Prospectus contains forward-looking statements which reflect Harbor Florida Bancorp Inc.'s views regarding future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements as a results of risks and uncertainties including, but not limited to, those found in the Risk Factors section. The words "believe," "expect," and "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of their dates. Harbor Florida Bancorp, Inc. undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. The Risk Factors discussion begins on page ____ of this Prospectus.

                                     SUMMARY

     This summary is qualified in its entirety by the more detailed information regarding Harbor Florida and the Mutual Holding Company, and the Consolidated Financial Statements of Harbor Florida and the Notes thereto, appearing elsewhere in this Prospectus.


                          HARBOR FLORIDA BANCORP, INC.

     Harbor Florida Bancorp, Inc. is a Delaware corporation organized in December of 1996. It is currently the mid-tier holding company (the "Mid-Tier Holding Company") for Harbor Federal Savings Bank. At present, 53.41% of its common stock is held by the Mutual Holding Company. The other 46.59% of its outstanding Common Stock is held by the Public Stockholders. Harbor Florida has no other business or activities other than acting as the holding company of Harbor Federal Savings Bank. After the Conversion, Harbor Florida will be 100% publicly owned and serve as the holding company for Harbor Federal Savings Bank. Harbor Florida's Common Stock is registered with the SEC under Section 12(g) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act").


                           HARBOR FEDERAL SAVINGS BANK

     Harbor Federal Savings Bank is a federally chartered stock savings bank that was organized on January 6, 1994, as a subsidiary of the Mutual Holding Company. Prior to that date, Harbor Federal Savings & Loan Association, in its mutual form, had operated in the market area now served by the Bank). In connection with the organization of the Mutual Holding Company (the "MHC Reorganization"), Harbor Federal Savings & Loan Association transferred substantially all of its assets and liabilities to the Bank in exchange for 2,654,369 shares of common stock (the "Bank Common Stock") and converted its charter to that of a federal mutual holding company known as Harbor Financial, M.H.C. As part of the MHC Reorganization, the Bank sold an additional 2,239,831 shares of Bank Common Stock to certain members of the general public.

     On June 25, 1997, pursuant to a reorganization, all Bank Common Stock was exchanged on a one-for-one basis for Harbor Florida Common Stock. This resulted in the Bank becoming the 100% owned subsidiary of Harbor Florida.

     As of June 30, 1997, the Bank had $1.1 billion of total assets, $1 billion of total liabilities (including $916.9 million of deposits) and $81.7 million of stockholders equity.

                            HARBOR FINANCIAL, M.H.C.

     Harbor Financial, M.H.C. is a federally chartered mutual holding company chartered on January 6, 1994, in connection with the MHC Reorganization. The Mutual Holding Company's primary asset is 2,654,369 shares of Harbor Florida Common Stock, which represents 53.41% of the shares of Harbor Florida Common Stock outstanding as of the date of this Prospectus. As part of the Conversion, the Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into Harbor Florida, with Harbor Florida being the surviving entity. A special liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will also be established. See "THE CONVERSION -- Liquidation Rights" and " -- Effect on Liquidation Rights."


                                 THE CONVERSION

Purposes of the Conversion

     In their decision to pursue the Conversion, the Mutual Holding Company and Harbor Florida considered various regulatory uncertainties associated with the mutual holding company structure including the ability to waive dividends in the future as well as the general uncertainty regarding a possible elimination of the federal savings association charter. See "RISK FACTORS -- Proposed Federal Legislation." In addition, the Mutual Holding Company and Harbor Florida considered the various advantages of a fully converted stock holding company form of organization including: (1) the larger capital base of a fully converted stock holding company; (2) the enhancement of Harbor Florida's future access to the capital markets; (3) the increase in the number of outstanding shares of publicly traded stock (which may increase the liquidity of the Common Stock);
(4) a stock holding company's ability to repurchase shares of its common stock without increasing the Mutual Holding Company's percentage interest in Harbor Florida; and (5) recent consolidations in the Florida market and the greater ability to acquire other financial institutions or branches of other financial institutions. For additional information see "THE CONVERSION -- Purposes of the Conversion."

Description of the Conversion

     On September 24, 1997, the Board of Directors of Harbor Florida and the Mutual Holding Company adopted the Plan. Pursuant to the Plan, (i) the Mutual Holding Company will convert to an interim federal stock savings institution and simultaneously merge with and into Harbor Florida, pursuant to which the Mutual Holding Company will cease to exist and the 2,654,369 shares or 53.41% of the outstanding Harbor Florida Common Stock held by the Mutual Holding Company will be cancelled. The outstanding Public Harbor Florida Shares, which amounted to 2,315,871 shares or 46.59% of the outstanding Harbor Florida Common Stock at June 30, 1997, will be converted into the Distribution

Exchange Shares pursuant to the Distribution Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately 46.59% of the Common Stock to be outstanding upon the completion of the Conversion (such amount which is equal to the amount of Conversion Stock and the Distribution Exchange Shares) (which is approximately equal to the percentage of Harbor Florida Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion), before giving effect to (a) the payment of cash in lieu of issuing fractional Distribution Exchange Shares, and (b) any shares of Conversion Stock purchased by Harbor Florida's stockholders in the Offerings or by the ESOP thereafter.

         The following diagram outlines the current organizational structure of the Primary Parties' and their ownership interests:




---------------------------------     -------------------------------------

   Harbor Financial,                         Holders of Public Harbor
         M.H.C.                                   Florida Shares

---------------------------------     -------------------------------------

     53.41%                                              46.59%

             -------------------------------------------

                           Harbor Florida
                           Bancorp, Inc.

             -------------------------------------------

                                      100%

             -------------------------------------------

                           Harbor Federal
                            Savings Bank

             -------------------------------------------


     The following diagram reflects the Conversion, including (i) the merger of the Mutual Holding Company (following its conversion into an interim federal stock savings association) with and into the Company, with the Company as the surviving entity; and (ii) the offering of Conversion Stock. The diagram assumes that there are no fractional shares and does not give effect to purchases of Conversion Stock by holders of Public Harbor Florida Shares or the exercise of outstanding stock options. In addition to shares of Common Stock to be issued pursuant to the Distribution Exchange, Harbor Florida is offering shares of Conversion Stock in the Offerings as part of the Conversion. See "-- The Offerings" below and "THE CONVERSION -- The Offerings."


------------------------------------     -----------------------------------

         Purchasers of                            Holders of Public
        Conversion Stock                        Harbor Florida Shares

------------------------------------     -----------------------------------

         53.41%                                            46.59%

                 -----------------------------------------

                              Harbor Florida
                              Bancorp, Inc.

                 -----------------------------------------

                                         100%

                 -----------------------------------------

                              Harbor Federal
                               Savings Bank

                 -----------------------------------------

     Pursuant to OTS regulations, consummation of the Conversion is conditioned upon the approval of the Plan by the OTS, as well as (1) the approval of the holders of at least a majority of the total number of votes eligible to be cast by the members of the Mutual Holding Company (which consist of depositors of the Bank) ("Members") as of the close of business on _________, 1997 (the "Voting Record Date"), at a special meeting of Members called for the purpose of submitting the Plan for approval (the "Members' Meeting"), and (2) the approval of the holders of at least two-thirds of the shares of the outstanding Harbor Florida Common Stock held by the Mutual Holding Company and the Public Stockholders (collectively, the "Stockholders"), as of the Voting Record Date, at a special meeting of Stockholders called for the purpose of considering the Plan (the "Stockholders' Meeting"). In addition, the Primary Parties have conditioned the consummation of the Conversion on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Eligible Public Stockholders at the Stockholders' Meeting. The Mutual Holding Company intends to vote its shares of Harbor Florida Common Stock, which amount to 53.41% of the outstanding shares, in favor of the Plan at the Stockholders' Meeting. In addition, as of June 30, 1997, directors and executive officers of the Bank as a group (11 persons) beneficially owned 410,331 shares or 8.26% of the outstanding Harbor Florida Common Stock, which shares can also be expected to be voted in favor of the Plan at the Stockholders' Meeting.

The Offerings

     Pursuant to the Plan and in connection with the Conversion, the Company is offering up to 13,225,000 shares of Conversion Stock in the Offerings. Conversion Stock is first being offered in the Subscription Offering, with nontransferable subscription rights being granted, in the following order of priority: (i) First Priority, to depositors of the Bank with account balances of $50.00 or more as of the close of business on July 31, 1996, ("Eligible Account Holders"); (ii) Second Priority, to the ESOP; (iii) Third Priority, to depositors of the Bank with account balances of $50.00 or more as of the close of business on September 30, 1997 ("Supplemental Eligible Account Holders"); and
(iv) Fourth Priority, Depositors of the Bank as of the Voting Record Date (other than Eligible Account Holders and Supplemental Eligible Account Holders) and certain borrowers ("Other Members"). Subscription rights will expire if not exercised by Noon, Florida Time, on December _________, 1997, unless extended.

     Subject to the prior rights of holders of subscription rights, Conversion Stock not subscribed for in the Subscription Offering is being offered first to Eligible Public Stockholders and then in a Community Offering to certain members of the general public to whom a copy of this Prospectus is delivered, with preference given to natural persons residing in the Bank's Local Community. The Primary Parties reserve the absolute right to reject or accept any orders in the Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date. The closing of all shares sold in the Offerings will occur simultaneously, and all shares of Conversion Stock will be sold at a uniform price of $10.00 per share.

Procedure for Purchasing Shares in the Offerings.

     To help ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

     To purchase shares in the Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Bank (which may be given by completing the appropriate blanks on the order form), must be received by the Bank at any of its offices by 12 noon, Florida Time, on the Expiration Date. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. The Bank is not required to accept orders submitted on facsimilied order forms. The Primary Parties have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. The waiver of an irregularity on an order form, the allowance by the Primary Parties of a correction of an incomplete or improperly executed order form, or the acceptance of an order after 12 noon on the Expiration date in no way obligates the Primary Parties to waive an irregularity, allow a correction, or accept an order with respect to any other order form. The interpretation by the Primary Parties of the acceptability of an order form will be final. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Primary Parties, unless the Offerings have not been completed within 45 days after the end of the Subscription, Eligible Public Stockholders, and Community Offerings, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility
Record Date ( July 31, 1996) or the Supplemental Eligibility Record Date (September 30, 1997) must list on the order form all accounts in which they have an ownership interest at the applicable eligibility date, giving all names in each account and the account numbers.

     Payment for subscriptions and orders may be made (i) in cash if delivered in person at any office of the Bank, (ii) by check or money order, or (iii) by authorization of withdrawal from certificate of deposit accounts or IRAs maintained with the Bank. The Primary Parties may in their sole discretion elect not to accept payment for shares of Conversion Stock by wired funds and there shall be no liability for failure to accept such payment. Funds will be deposited in a segregated account at the Bank and interest will be paid on funds made by cash, check or money order at the Bank's passbook rate of interest from the date payment is received until completion or termination of the Conversion. If payment is made by authorization of withdrawal from certificate accounts, the funds authorized to be withdrawn from a Bank deposit account may continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

     If a subscriber authorizes the Bank to withdraw the aggregate amount of the purchase price from a deposit account, the Bank will do so as of the effective date of the Conversion. The Bank may waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

     The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of Conversion Stock subscribed for upon consummation of the Offerings, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate purchase price of the shares for which it subscribed.

     Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of Conversion Stock in the Offerings, provided that such IRAs are not maintained at the Bank. Persons with self-directed IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Conversion Stock in the Offerings. In addition, ERISA provisions and Internal Revenue Service ("IRS") regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Conversion Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information.

     The Primary Parties have retained FBR as consultant and advisor in connection with the Offerings and to assist in soliciting subscriptions in the Offerings on a best efforts basis. See "THE CONVERSION -- The Offerings" " -- Subscription Offering," "-- Community Offering," and " --Marketing Arrangements."

Purchase Limitations

     The Plan sets forth various purchase limitations which are applicable in the Offerings. The minimum purchase is 25 shares. The maximum number of shares of Conversion Stock which may be purchased by any person in the First Priority, Third Priority and Fourth Priority of the Subscription Offering, any person in the Eligible Public Stockholders Offering and any person in the Community Offering shall not exceed the number of shares of Conversion Stock as shall equal $500,000 divided by the Actual Purchase Price. The Plan also provides that the maximum number of shares of Conversion Stock which may be subscribed for or purchased in all categories in the Conversion by any person (or persons through a single account) together with any associate or group of persons acting in concert shall not exceed such number of shares of Conversion Stock as shall equal $750,000 divided by the Actual Purchase Price except for the Tax Qualified Employee Benefit Plans which, in the aggregate, may subscribe for up to 10% of the Conversion Stock. Further, the Plan provides that, except for the Tax Qualified Employee Stock Benefit Plans, the maximum number of shares of Conversion Stock which may be purchased in all categories in the Conversion by any person (or persons through a single account), together with any associate or group of persons acting in concert, when combined with Distribution Exchange Shares equals $7.5 million divided by the Actual Purchase Price. Directors and officers may not purchase in the aggregate more than 25% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial, or economic conditions after the Commencement of the Subscription Offering and prior to the completion of the Offerings. Notwithstanding anything to the contrary, Public Stockholders will not have to sell Company stock or be limited in receiving Distribution Exchange Shares even if their ownership of Company shares, when converted into Distribution Exchange Shares, would exceed an applicable limitation.

Stock Pricing, Distribution Exchange Ratio and Number of Shares to be Issued in the Conversion

     OTS regulations require the aggregate purchase price of the Conversion Stock to be consistent with the Appraisal of the Bank, Harbor Florida and the Mutual Holding Company, which was $215,334,643 at the midpoint of the valuation range as of September 19, 1997. Because the holders of the Public Harbor Florida Shares will continue to hold the same aggregate percentage ownership interest in the Company as they held in Harbor Florida (before giving effect to any shares of Common Stock purchased by Harbor Florida's stockholders in the Offerings or the ESOP) before the payment of cash in lieu of issuing fractional Distribution Exchange Shares, the Appraisal was multiplied by 53.41% (which represents the Mutual Holding Company's percentage interest in Harbor Florida as of September 19, 1997) to determine the midpoint of the Offering Price Range, which is $115,000,000. In accordance with OTS regulations, the minimum and maximum of the Offering Price Range were set at 15% below and above the midpoint, respectively, resulting in an offering range of $97,750,000 to $132,250,000. The full text of the Appraisal describes the procedures followed, the assumptions made, limitations on the review undertaken and matters considered, which included the trading market for Harbor Florida Common Stock (see "MARKET FOR COMMON STOCK"), but was not dependent thereon. The Appraisal has been filed as an exhibit to the Registration Statement and Application for Conversion of which this Prospectus is a part, and is available in the manner set forth under "ADDITIONAL INFORMATION." The Appraisal is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing such stock.

     All shares of Conversion Stock will be sold at the Purchase Price of $10.00 per share, which was established by the Boards of Directors of the Primary
Parties. The actual number of shares to be issued in the Offerings will be determined by the Primary Parties based upon the final updated valuation of the estimated pro forma market value of the Conversion Stock at the completion of the Offerings. The number of shares of Conversion Stock to be issued is expected to range from a minimum of 9,775,000 shares to a maximum of 13,225,000 shares. Subject to approval of the OTS, the Offering Price Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Offerings, and under such circumstances the Primary Parties may increase or decrease the number of shares of Conversion Stock. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless (i) the gross proceeds from the sale of the Conversion Stock are less than the minimum or more than 15% above the maximum of the current Offering Price Range (exclusive of a number of shares equal to up to an additional 8.0% of the Common Stock outstanding immediately on completion of the Conversion which may be issued to the ESOP out of authorized but unissued shares of Common Stock to the extent such shares are not purchased in the Offerings due to an oversubscription by Eligible Account Holders) or (ii) the Offerings are extended beyond _________, 1997. Any increase or decrease in the number of shares of Conversion Stock will result in a corresponding change in the number of Distribution Exchange Shares, so that upon consummation of the Conversion, the Conversion Stock and the Distribution Exchange Shares will represent approximately

53.41% and 46.59%, respectively, of the Company's total outstanding shares. Nevertheless, Distribution Exchange Shares may represent less than 46.59% of the Company's total outstanding shares if there are insufficient shares for the ESOP to purchase 8.0% of the Common Stock outstanding immediately upon completion of the Conversion and, consequently, Harbor Florida has to issue authorized but unissued shares to the ESOP in order to satisfy its order to purchase such amount of Conversion Stock in the Offerings. See "PRO FORMA DATA," "RISK FACTORS -- Possible Dilutive Effect of Issuance of Additional Shares" and "THE CONVERSION -- Stock Pricing, Distribution Exchange Ratio and Number of Shares to be Issued."

     Based on the 2,315,871 Public Harbor Florida Shares outstanding at June 30, 1997, and assuming a minimum of 9,775,000 and a maximum of 13,225,000 shares of Conversion Stock are issued in the Offerings, the Distribution Exchange Ratio is expected to result in the distribution of approximately 6,212,573 Distribution Exchange Shares to 9,222,612 Distribution Exchange Shares for each Public Harbor Florida Share outstanding immediately prior to the consummation of the Conversion. The Distribution Exchange Ratio will be affected if any stock options to purchase shares of Harbor Florida Common Stock are exercised after June 30, 1997 and prior to consummation of the Conversion. If any of such stock options are outstanding immediately prior to consummation of the Conversion, they will be converted into options to purchase shares of Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Distribution Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. As of the date of this Prospectus, there were options to purchase 134,786 shares of Harbor Florida Common Stock outstanding, which had an average exercise price of $11.71 per share. Harbor Florida has no plans to grant additional stock options prior to the consummation of the Conversion.

     Upon consummation of the Conversion, holders of Public Harbor Florida Shares in certificate form will receive additional certificates, pursuant to the Distribution Exchange Ratio, based on the amount of Conversion Stock sold, so that the percentage of Common Stock they own will remain constant. See "THE CONVERSION -- Delivery and Exchange of Certificates."

     The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Offering Price Range, the following: (i) the total number of shares of Conversion Stock and Distribution Exchange Shares to be issued in the Conversion, (ii) the percentage of the total Common Stock represented by the Conversion Stock and the Distribution Exchange Shares, and
(iii) the Distribution Exchange Ratio. The table assumes there is no cash paid in lieu of issuing fractional Distribution Exchange Shares.

                                                                         Total Shares
                                                                           of Common
                         Conversion Stock        Distribution Exchange    Stock to be     Distribution
                          to be Issued(1)            Shares (1)(2)        Outstanding   Exchange Ratio(2)
                       ---------------------    ----------------------   -------------  -----------------
                        Amount       Percent     Amount        Percent
                       ----------    -------    ----------     -------
Minimum                 9,775,000     53.41%     8,528,444      46.59%     18,303,444         3.6826
Midpoint               11,500,000     53.41     10,033,464      46.59      21,533,464         4.3325
Maximum                13,225,000     53.41     11,538,483      46.59      24,763,483         4.9824
15% Above Maximum      15,208,750     53.41     13,269,256      46.59      28,478,006         5.7297

                                -----------------

(1)  Assumes  that  outstanding  options to  purchase  134,786  shares of Harbor
     Florida Common Stock at June 30, 1997 are not exercised prior to consummation of the Conversion.

(2) Includes shares of stock held prior to the issuance of additional certificates representing additional shares of Common Stock.

     Amendment of Certificate of Incorporation. Pursuant to the Plan, Harbor Florida will, upon approval of stockholders, amend its Certificate of Incorporation. Harbor Federal will increase its authorized shares from 13,000,000 to _____________________. Harbor Florida is seeking this amendment so that sufficient authorized shares are available for the Conversion Stock to be sold in the Offerings as well as the Distribution Exchange Shares to be distributed to the Public Stockholders. The Mutual Holding Company intends to vote its shares of Harbor Florida in favor of the amendment to the Certificate of Incorporation. Accordingly, its approval is assumed.

Benefits of Conversion to Directors and Officers

     Harbor Florida currently intends to adopt certain stock benefit plans for the benefit of directors and employees of Harbor Florida and the Bank. The proposed benefit plans are as follows: (i) a Stock Option Plan, pursuant to which a number of authorized but unissued shares of Common Stock equal to 10% of the Conversion Stock to be sold in the Offerings (1,322,500 shares at the maximum of the Offering Price Range) may be reserved for issuance pursuant to stock options and stock appreciation rights to directors, officers and employees; and (ii) a Management Recognition and Retention Plan (the "Recognition Plan"), which may purchase a number of shares of Common Stock, with funds contributed by Harbor Florida, either from Harbor Florida or in the open market, equal to an amount which will equal 4.0% of the total Conversion stock issued in the Conversion (529,000 shares at the maximum of the Offering Price Range) for distribution to directors, officers and employees (without any requirement of payment by the grantee). Harbor Florida has not determined when it will implement the Stock Option Plan and the Recognition Plan. If, however, it is implemented prior to one year following the consummation of the Conversion, Harbor Florida will submit such plans to stockholders for approval at an annual or special meeting at least six months following the consummation of the Conversion and the Reorganization. In such event, OTS regulations permit individual members of management to receive up to 25% of the shares reserved pursuant to any stock option or non-tax qualified stock benefit plan, and directors who are not employees to receive up to 5% of such stock (or stock options) reserved individually and up to 30% in the aggregate under any such plan. See "MANAGEMENT OF THE BANK -- Benefit Plans."

     In the event that the Recognition Plan purchases shares of Common Stock in the open market with funds contributed by Harbor Florida, the cost of such shares initially will be deducted from the stockholders' equity of the Company, but the number of outstanding shares of Common Stock will not increase and stockholders accordingly will not experience dilution of their ownership interest. In the event that the Recognition Plan purchases shares of Common Stock from Harbor Florida with funds contributed by Harbor Florida, total stockholders' equity would neither increase or decrease, but under such circumstances stockholders would experience dilution of their ownership interests (by approximately 3.8% at the maximum of the Offering Price Range) and per share stockholders' equity and per share net earnings would decrease as a result of an increase in the number of outstanding shares of Common Stock. In either case, Harbor Florida will incur operating expense and increases in stockholders' equity as the shares held by the Recognition Plan are granted and issued in accordance with the terms thereof. For a presentation of the effects of anticipated purchases of Common Stock by the Recognition Plan, see "PRO FORMA DATA."

     In addition, the ESOP intends to purchase up to 8.0% of the Conversion Stock issued in the Conversion (1,058,000 shares or $10,580,000 of Conversion Stock at the maximum of the Offering Price Range) with a loan funded by Harbor Florida. See "USE OF PROCEEDS." In the event that there are insufficient shares available to fill the ESOP's order due to an oversubscription by Eligible Account Holders, Harbor Florida may issue authorized but unissued shares of Common Stock to the ESOP in an amount sufficient to fill the ESOP's order, subject to approval of the OTS, and/or the ESOP may purchase such shares in the open market, if permitted. In the event that additional shares of Common Stock are issued to the ESOP to fill its order, stockholders would experience dilution of their ownership interests (by up to _________% at the maximum of the Offering Price Range, assuming the ESOP purchased no shares in the Offerings) and per share stockholders' equity and per share net earnings would decrease as a result of an increase in the number of outstanding shares of Common Stock. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan" and "RISK FACTORS -- Possible Dilutive Effective of Issuance of Additional Shares."

     The foregoing plans are in addition to a stock option plan and a directors' stock option plan; which were adopted by the Bank in 1993. After the creation of Harbor Florida as the Mid-Tier Holding Company of the Bank, these plans remained as benefit plans of the Bank. The stock options and restricted stock awards made pursuant to these plans are currently for Harbor Florida Common Stock. These plans will continue in existence after the Conversion. See "MANAGEMENT OF THE BANK -- Benefit Plans" and "THE CONVERSION -- Effects of the Conversion," " -- Effect on Existing Option Plans."

Use of Proceeds

     Net proceeds from the sale of the Conversion Stock are estimated to be between $96.3 million and $130.6 million, depending on the number of shares sold and the expenses of the Conversion. See "PRO FORMA DATA." Harbor Florida plans to contribute to the Bank 50% of the net proceeds from the Offerings and retain the remainder of the net proceeds. Harbor Florida intends to use a portion of the net proceeds retained by it to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the Conversion Stock to be issued in the Conversion. The amount of the loan is expected to be between $7.8 million and $10.6 million at the minimum and maximum of the Offering Price Range, respectively. It is anticipated that the loan to the ESOP will have a term of not less than 15 years and a fixed rate of interest at the prime rate as of the date of the loan. See "MANAGEMENT OF THE BANK -- Benefit Plans" and " -- Employee Stock Ownership Plan." The remaining net proceeds will initially be used to invest primarily in short-term interest-bearing deposits and short and intermediate term marketable securities. Funds retained by Harbor Florida may be used to support the future expansion of operations or diversification into other banking-related businesses and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion, diversification or acquisitions. In addition, subject to applicable limitations, such funds also may be used in the future to repurchase shares of Common Stock, although Harbor Florida currently has no intention of effecting any such transactions following consummation of the Conversion. See "THE CONVERSION -- Certain Restrictions on Purchases or Transfers of Shares after the Conversion." Funds contributed to the Bank from the Company will be used for general business purposes. The proceeds will be used to support the Bank's lending and investment activities and thereby enhance the Bank's capabilities to serve the borrowing and other financial needs of the communities it serves. The Bank plans to initially use the proceeds to invest primarily in short-term interest-bearing deposits and short and intermediate term marketable securities. See "USE OF PROCEEDS."

Dividend Policy

     Since the completion of the first full quarter after the MHC Reorganization, i.e. March 31, 1994, until the adoption of the Plan, Harbor Florida or the Bank has paid a regular quarterly cash dividend. For the fiscal year ending September 30, 1996, that dividend was 30(cent) per quarter, and $1.20 per year. The dividend was increased by the Board of Directors to (cent) per quarter for the quarter ended March 31, 1997. Following the consummation of the Conversion, the Board of Directors of Harbor Florida intends to declare cash dividends on the Common Stock commencing with the first quarter following the consummation of the Conversion. The first quarterly dividend is expected to be an amount of no less than 35(cent) ($1.40 annualized) per share on the total Public Harbor Florida Shares outstanding immediately before the consummation of the Conversion. For example, based on the Distribution Exchange ratio of 4.3325 at the midpoint of the Offering Price Range, the cash dividend after the Conversion would be approximately $0.8078 per share per quarter.

However, no assurance can be given as to the amount of a dividend or that a dividend will be paid or if paid that the dividend will not reduced or eliminated in future periods. Pending the completion of the Conversion, Harbor Florida intends to continue paying its regular quarterly cash dividend. See "DIVIDEND POLICY."

Dissenters' Rights and Rights of Appraisal

     Pursuant to Section 262 of the General Corporation Law of Delaware, Public Stockholders will have no dissenters' rights or rights of appraisal in connection with the Conversion.

Prospectus Delivery and Procedure for Purchasing Shares

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. The Primary Parties will accept for processing orders submitted on original order forms with an executed certification. In their discretion, the Primary Parties may accept photocopies or facsimile copies of order forms or the form of certification. Payment by cash, check, money order, bank draft or debit authorization to an existing account at the bank must accompany the order form. In their discretion, the Primary Parties may accept wire transfers . See "THE CONVERSION."


                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following Selected Consolidated Financial Data as, of, and for the periods ended September 30, 1996, 1995, 1994, 1993 and 1992 have been derived from the audited consolidated financial statements of Harbor Florida. The Selected Consolidated Financial Data as of June 30, 1997 and for the nine months ended June 30, 1997 and 1996 have been derived from the unaudited consolidated financial statements of Harbor Florida which, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the nine months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended September 30, 1997. The financial data presented below is qualified in its entirety by the more detailed financial data appearing elsewhere herein, including the audited consolidated financial statements and notes thereto beginning on page F-1.

Selected Consolidated Financial Condition Data



                                                                          September 30,
                                      June 30,  ----------------------------------------------------------------------
                                        1997          1996          1995          1994          1993          1992
                                        ----          ----          ----          ----          ----          ----
                                                                           (In thousands)
Total assets                        $1,116,718    $1,057,443      $886,570      $808,110      $759,389      $731,504
Loans (net)(1)                         815,789       765,019       631,307       576,406       546,699       530,994
Federal funds sold                      10,250        16,075        12,825         7,400        17,500        23,075
Investment securities(2)                62,493        53,493        25,186        40,286        45,522        20,493
Mortgage-backed securities             156,559       153,293       164,759       120,099        89,535        97,201
Real estate owned (net)                  2,896         3,118         2,786         2,522         6,198        16,527
Deposits                               904,904       851,853       720,981       673,830       651,093       654,988
FHLB advances                          100,000        95,000        65,000        45,000        45,000        15,000
Other borrowings                           449           674           974         1,273           990         7,027
Stockholders' equity                    93,706        84,832        77,500        68,251        40,230        34,527
---------------

(1) Excludes loans held for sale of $3.1 million, $4.9 million, $1.0 million, $25,000, $679,000, and $151,000 as of June 30, 1997, September 30, 1996,
     1995, 1994, 1993 and 1992 respectively.

(2) Includes investments available for sale of $47.5 million and $33.5 million as of June 30, 1997, and September 30, 1996, respectively.

Selected Consolidated Operating Data


                                        Nine Months Ended
                                             June 30,                               Years Ended September 30,
                                       ---------------------      ------------------------------------------------------------
                                         1997          1996         1996         1995         1994         1993          1992
                                         ----          ----         ----         ----         ----         ----          ----
                                                                                        (In thousands)
Interest income                        $62,805       $54,471      $74,357      $64,884      $56,084      $55,674       $60,801
Interest expense                        33,382        28,653       39,114       33,280       26,276       27,251        35,760
                                        ------        ------       ------       ------       ------       ------        ------
Net interest income                     29,423        25,818       35,243       31,604       29,808       28,423        25,041
Provision for (recovery of) loan
  losses                                   456         (149)         (76)          460        1,553        1,890         2,755
                                           ---         -----         ----          ---        -----        -----         -----
Net interest income after
  provision for loan losses             28,967        25,967       35,319       31,144       28,255       26,533        22,286
                                        ------        ------       ------       ------       ------       ------        ------
Other income:
  Income (loss) from real estate
    operations                              23         (181)        (301)         (40)        1,250      (2,792)         1,810
  Gain on sale of mortgage loans           135          (67)         (40)           92          118          281           223
  Other                                  2,737         2,389        3,226        2,855        2,701        2,668         3,152
                                         -----         -----        -----        -----        -----        -----         -----
    Total other income                   2,895         2,141        2,885        2,907        4,069          157         5,185
                                         -----         -----        -----        -----        -----          ---         -----
Other expenses:
  Compensation and benefits              8,864         7,947       10,690       10,048        9,433        9,078         7,907
  Professional fees                        485           397          527          699        1,137          711         1,351
  SAIF deposit insurance premium           645         1,270        6,300        1,556        1,672        1,627         1,496
  Other                                  5,712         5,037        6,615        5,895        5,624        5,555         5,388
                                         -----         -----        -----        -----        -----        -----         -----
    Total other expenses                15,706        14,651       24,132       18,198       17,866       16,971        16,142
                                        ------        ------       ------       ------       ------       ------        ------
Income tax expense                       6,339         5,207        5,432        5,958        5,254        4,016         4,365
                                         -----         -----        -----        -----        -----        -----         -----
Income before extraordinary
  item and cumulative effect
  of change in accounting principle      9,817         8,250        8,640        9,895        9,204        5,703         6,964
Extraordinary item (1) and (2)             ---           ---          ---          ---      (1,342)          ---           456
Cumulative effect on prior years
  of changing to a different
  method of accounting for
  income taxes                             ---           ---          ---          ---        1,935          ---           ---
                                        ------        ------       ------       ------       ------       ------        ------
Net income                             $ 9,817       $ 8,250      $ 8,640      $ 9,895      $ 9,797      $ 5,703       $ 7,420
                                       =======       =======      =======      =======      =======      =======       =======

----------

(1)  Income tax benefit of net operating loss carryforward for year 1992.

(2)  Extinguishment of FHLB advances for year 1994.

Selected Financial Ratios


                                           At or for the
                                            Nine Months
                                          Ended June 30,(1)            At or for the Years Ended September 30,
                                        -------------------    ------------------------------------------------------
                                          1997        1996        1996        1995     1994        1993        1992
Performance Ratios:
    Return on average assets              1.21%       1.18%       0.91%(2)    1.16%    1.25%       0.77%       1.01%
    Return on average stockholders'      14.74       13.56       10.51(2)    13.61    16.85       15.14       23.40
      equity
    Net interest rate spread              3.36        3.40        3.40        3.42     3.68        3.92        3.54
    Net yield on average interest-
      earning assets                      3.70        3.79        3.79        3.80     3.92        4.04        3.60
Noninterest expense to average            1.93        2.10        2.53        2.14     2.27        2.29        2.20
      assets
Net interest income to noninterest
      expense                             1.86        1.76        1.46        1.74     1.67        1.67        1.55
    Average interest-earning assets
      to average interest-bearing
      liabilities                       108.09      109.34      109.24      109.58   106.94      103.13      100.82

Asset Quality Ratios:
    Nonperforming assets to total         0.46        0.56        0.50        0.71     0.85        2.19        3.72
      assets
    Allowance for loan losses to          1.40        1.47        1.44        1.60     1.64        1.34        1.14
      total loans
    Allowance for loan losses to
      nonperforming loans               511.78      407.46      507.25      286.70   329.74      209.67      163.17
    Allowance for losses on real
      estate owned to total real
      estate owned                       20.00       35.60       35.45       40.00    33.37       26.09       14.61

Capital Ratios:
    Average stockholders' equity to
      average assets                      8.20        8.72        8.62        8.54     7.40        5.09        4.32
    Stockholders' equity to assets
      at period end                       8.39        8.39        8.02        8.74     8.45        5.30        4.72


----------

(1)  Annualized for the interim periods.

(2) Includes one-time SAIF special assessment expense of $4,552,000, $2,839,000 net of tax. Without the one-time SAIF special assessment, return on average assets for year ended September 30, 1996, would have been 1.20% and return on average equity would have been 13.92%.

                               ------------------

                               RECENT DEVELOPMENTS

Selected Consolidated Financial Condition Data

                                      September 30, 1997        June 30, 1997         September 30, 1996
                                      ------------------        -------------         ------------------
                                                                 (In thousands)
     Total assets                                                  $1,116,718                $1,057,443
     Loans (net)(1)                                                   815,789                   765,019
     Federal funds sold                                                10,250                    16,075
     Investment securities.                                            62,493                    53,493
     Mortgage-backed securities                                       156,559                   153,293
     Real estate owned (net)                                            2,896                     3,118
     Deposits                                                         904,904                   851,853
     FHLB advances                                                    100,000                    95,000
     Other borrowings                                                     449                       674
     Stockholders' equity                                              93,706                    84,832

----------

(1)  Excludes loans held for sale of  $_________,  $3.1 million and $4.9 million
     as  of  September  30,  1997,   June  30,  1997  and  September  30,  1996,
     respectively.

Selected Consolidated Operating Data

                                               Three Months Ended                      Years Ended
                                                   September 30,                      September 30,
                                                   -------------                      -------------
                                               1997            1996               1997              1996
                                               ----            ----               ----              ----
                                                                   (In thousands)
Interest income                                              $19,885                              $74,357
Interest expense                                              10,461                               39,114
                                                              ------                               ------
Net interest income                                            9,424                               35,243
Provision for (recovery of) loan losses                           72                                  (76)
                                                                ----                                  ----
Net interest income after provision
   for loan losses                                             9,352                               35,319
                                                               -----                               ------
Other income:
  Income (loss) from real estate operations                     (120)                                (301)
  Gain (loss) on sale of mortgage loans                           27                                  (40)
    Other                                                        837                                3,226
                                                                 ---                                -----
Total other income                                               744                                2,885
                                                                 ---                                -----
Other expenses:
  Compensation and benefits                                    2,744                               10,690
  Occupancy                                                      607                                2,632
  Professional fees                                              130                                  527
  SAIF deposit insurance premium                               5,032                                6,300
  Other                                                          968                                3,983
                                                                 ---                                -----
    Total other expenses                                       9,481                               24,132
Income before income taxes                                       615                               14,072
Income tax expense                                               225                                5,432
                                                                 ---                                -----
Net income                                                   $   390                              $ 8,640
                                                             =======                              =======

Selected Financial Ratios


                                                   At or for the Three
                                                       Months Ended            At or for the Years Ended
                                                    September 30, (1)                 September 30,
                                                    -----------------                 -------------
                                                   1997          1996           1997               1996
                                                   ----          ----           ----               ----
Performance Ratio
  Return on average assets                                        .15%(2)                            .91%(2)
  Return on average stockholders' equity                         1.81(2)                           10.51(2)
  Net interest rate spread                                       3.40                               3.40
  Net yield on average interest-earning
    assets                                                       3.78                               3.79
  Noninterest expense to average assets                          3.67                               2.53
  Net interest income to noninterest
    expense                                                      1.00                               1.46
  Average interest-earning assets to
    average interest-bearing liabilities                       109.05                             109.24

Asset Quality Ratios:
  Nonperforming assets to total assets                            .50                                .50
  Allowance for loan losses to total loans                       1.44                               1.44
  Allowance for loan losses to
    nonperforming loans                                        507.25                             507.25
  Allowance for losses on real estate
    owned to total real estate owned                            35.45                              35.45

Capital Ratios:
  Average stockholders' equity to average
    assets                                                       8.32                               8.62
  Stockholders' equity to assets at period
    end                                                          8.02                               8.02

----------

(1)  Annualized for the interim periods.

(2) Includes one-time SAIF special assessment expense of $4,552,000, $2,839,000 net of tax. Without the one-time SAIF special assessment, return on average assets for year ended September 30, 1996, would have been 1.20% and return on average equity would have been 13.92%.

                                 ---------------

Regulatory Capital


                                            September 30, 1997
                             ---------------------------------------------------
                                 Amount                     Percent of Assets(1)
                                 ------                     --------------------
                                          (Dollars in thousands)



   Tangible Capital:
     Capital level
     Requirement
     Excess

   Core capital:
     Capital level
     Requirement
     Excess

   Risk-based capital:
     Capital level
     Requirement
     Excess

----------

(1)  Tangible  and  core  capital  levels  are  calculated  on  the  basis  of a
     percentage  of  total  adjusted  assets;   risk-based  capital  levels  are
     calculated on the basis of a percentage of risk-weighted assets.



                          [TEXT TO COME WITH AMENDMENT]

                                  RISK FACTORS

     The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered hereby.

Vulnerability to Changes in Interest Rates

     The Bank's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset and Liability Management."


Intent to Remain Independent; Unsuitability as a Short-term Investment

     The Bank and its predecessors have operated as independent community-oriented savings associations since 1934. Following the Conversion, it is Harbor Florida's intent to continue to operate as an independent financial institution. Accordingly, the Common Stock may not be a suitable investment for individuals anticipating a rapid sale of Harbor Florida to a third party. See "BUSINESS OF HARBOR FLORIDA BANCORP, INC."

     Also due to Harbor Florida's intention to remain independent, certain provisions in Harbor Florida's Certificate of Incorporation and Bylaws may assist Harbor Florida in maintaining its status as an independent publicly owned corporation. These provisions, as well as the Delaware General Corporation law and certain federal regulations, may have certain anti-takeover effects. These provisions include: restriction on the acquisition of Harbor Florida's equity securities and limitations on voting rights, the classification of the terms of the members of the Board of Directors, certain provisions relating to the meeting of stockholders, denial of cumulative voting by stockholders in the election of directors, the issuance of preferred stock and additional shares of Common Stock without shareholder approval, and supermajority provisions for the approval of certain business combinations. See "RESTRICTIONS ON ACQUISITION OF THE COMPANY." As a result, stockholders who might wish to participate in a change of control transaction may not have the opportunity to do so.

Price of Common Stock Following the Conversion

     Since the MHC Reorganization and public stock issuance on January 6, 1994, Harbor Florida's common stock and its predecessor the Bank's common stock has generally increased in value. The Public Harbor Florida Shares were initially sold to the public at $10 per share. On November 13, 1997, the date of this prospectus, the closing price of the Public Harbor Florida Shares was __________. There can be no assurance that the Conversion Stock will appreciate in value as has the Public Harbor Florida Shares. Additionally, there can be no assurance that the Common Stock will appreciate after the Conversion. The Board of Directors of Harbor Florida has set an offering price for the Conversion Stock of $10 a share. However, the pricing of this stock should in no way be seen as an indication or assurance that the Conversion Stock or the Common Stock will appreciate after the Conversion in the same manner as the Public Harbor Florida Shares which were also initially sold at $10 per share.

Competition

     The Bank operates in a highly competitive market and experiences strong competition in its local market area in both originating loans and attracting deposits. That market will undergo significant consolidation when two of the nation's largest financial institutions complete a merger at the end of 1997. Competition also arises from larger banking organizations as well as from numerous savings institutions and commercial banks, as well as credit unions, mortgage bankers and national and local securities firms. Many of these institutions are significantly larger than the Bank, are and headquartered in other states, and have focused on Florida and expanded rapidly in Florida. Many have greater resources than the Bank, in the form of greater capital, branches, electronic banking capability and product variety. The Bank recognizes its need to monitor competition and modify its products and services as necessary and possible, taking into consideration the cost impact of such actions. As a result of the level of competition in its market, the Company's growth and profitability in the future may be adversely affected. See "BUSINESS -- Market Area" and " -- Competition."

Geographical Concentration of Loans

     At June 30, 1997, substantially all of the Bank's real estate mortgage loans were secured by properties located in the Bank's primary market area. While the Bank currently believes that its loans are adequately secured or reserved for, in the event that real estate prices in the Bank's market area substantially weaken or economic conditions in its market area deteriorate, reducing the value of properties securing the Bank's loans, some borrowers may default and the value of the real estate collateral may be insufficient to fully secure the loans. In either event, the Bank may experience increased levels of delinquencies and related losses having an adverse impact on net income. Additionally, some of the real estate securing loans held by the Bank are vacation homes or second homes used as rental properties. As such, such loans may have a higher level of risk than loans secured by primary residences.

Certain Anti-Takeover Provisions

     Certain provisions of Harbor Federal's certificate of incorporation and bylaws, including a provision limiting voting rights of beneficial owners of more than 10% of the Common Stock, and the Bank's stock charter and bylaws, as well as certain Delaware laws and regulations, will assist Harbor Florida in maintaining its status as an independent publicly owned corporation and may have certain anti-takeover effects.

     Certificate of Incorporation and Bylaws of Harbor Florida. Harbor Florida articles of incorporation and bylaws provide for, among other things, a limit on voting more than 10% of the Common Stock described above, staggered terms for members of its Board of Directors, noncumulative voting for directors, limits on the calling of special meetings of stockholders and director nominations, a prohibition on action by consent, a fair price or super majority stockholder approval requirement for certain business combinations and certain shareholder proposal notice requirements.

     Federal Stock Charter of the Bank. Provisions in the Bank's federal stock charter that have an anti-takeover effect could also be applicable to changes in control of Harbor Florida as the sole shareholder of the Bank. The Bank's federal stock charter includes a provision applicable for five years which prohibits the acquisition or offer to acquire directly or indirectly the beneficial ownership of more than 10% of the Bank's securities by any person or entity other than Harbor Florida. Any person violating this restriction may not vote the Bank's securities in excess of 10%.

     These provisions in Harbor Florida's and the Bank's governing instruments may discourage potential proxy contests and other takeover attempts by making Harbor Florida less attractive to a potential acquiror, particularly those takeover attempts which have not been negotiated with the Board of Directors of Harbor Florida and/or the Bank, as the case may be. These provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Harbor Florida's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. In addition, certain of these provisions that limit the ability of persons (including management or others) owning more than 10% of the shares to vote their shares will be enforced by the Board of Directors of Harbor Florida or the Bank, as the case may be, to limit the voting rights of 10% or greater stockholders and thus could have the effect in a proxy contest or other solicitation to defeat a proposal that is desired by the holders of a majority of the shares of Common Stock.

         Federal Law and Regulations. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution, including a holding company thereof. In the event any person or group of persons acquires shares in violation of these limitations, such person or group may be restricted from voting his or their shares in excess of 10% of the outstanding Common Stock. Such laws and regulations may also limit a person's ability without regulatory approval to solicit proxies enabling him to elect one third or more of Harbor Florida's Board of Directors or exert a controlling influence on the operations of the Bank or the Company.

     In addition, certain of these provisions may limit the ability of persons (including management or others) owning more than 10% of the shares to vote their shares (by proxy or otherwise) for proposals that they believe to be in the best interests of shareholders. See "MANAGEMENT OF THE BANK -- Benefit Plans," and " -- Description of Capital Stock."

Voting Power of Directors and Executive Officers

     Directors and executive officers of Harbor Florida expect to beneficially own approximately _________ shares or _________% of the shares of Common Stock outstanding (excluding unexercisable stock options) upon consummation of the Conversion based upon the midpoint of the Offering Price Range. See "BENEFICIAL OWNERSHIP OF COMMON STOCK."

     In addition, Harbor Florida may acquire Common Stock on behalf of the Recognition Plan in an amount which will equal 4.0% of the Conversion Stock issued in the Offering (529,000 shares based on the maximum of the Offering Price Range). Under the terms of the Recognition Plan, individuals to whom shares of Common Stock are awarded will be able to vote the Common Stock immediately after it is awarded. Harbor Florida also may reserve for future issuance pursuant to the Stock Option Plan (which will be subject to stockholder approval if implemented prior to one year following the Conversion), a number of authorized shares of Common Stock equal to an aggregate of 10.0% of the Conversion Stock issued in the Offerings (1,332,500 shares, based on the maximum of the Offering Price Range). These options are in addition to the options for 43,304 shares of Harbor Florida Common Stock which were previously granted to directors and executive officers and remain unexercised under the option plans adopted by the Bank in connection with the MHC Reorganization. In addition, the ESOP intends to purchase up to 8% of the shares of Common Stock to be issued by Harbor Florida in the Conversion. See "MANAGEMENT OF THE BANK -- Option Grants in Last Fiscal Year," " -- Other Stock Benefit Plans," and " -- Stock Option Plan."

     Management's potential voting power could, together with additional stockholder support, preclude or make more difficult takeover attempts which do not have the support of the Company's Board of Directors and may tend to perpetuate existing management.

Return on Equity

     As a result of the Bank's high capital levels and the additional capital that will be raised by Harbor Florida in the Conversion, Harbor Florida's ability to leverage the net proceeds from the Conversion may be limited in the near future. Accordingly, return on capitalized equity is initially expected to be lower than it has been in recent years.

ESOP Compensation Expense

     An employer must record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, compensation expenses relating to the ESOP to be established in connection with the Conversion will increase. It is impossible to determine at this time the extent of such impact on future net income. See "PRO FORMA DATA."

Potential Elimination Of Thrift Charter

     The Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). A bill, H.R. 10, has been reported by the U.S. House of Representatives, Committee on Banking and Financial Services, that would consolidate the OTS with the Office of the Comptroller of the Currency ("OCC") and eliminate the federal thrift charter under which the Bank currently operates. If this legislation becomes law, the Bank will be forced to become a state chartered bank or a national commercial bank. If the Bank becomes a commercial bank, its investment authority and ability of Harbor Florida to engage in diversified activities would be more limited and could effect the Bank's profitability. See "REGULATION."

Possible Dilutive Effect of Issuance of Additional Shares

     Various possible and planned issuances of Common Stock could dilute the interests of prospective stockholders of Harbor Florida or existing stockholders of Harbor Florida following consummation of the Conversion, as noted below.

     The number of shares to be sold in the Conversion may be increased as a result of an increase in the Offering Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings. In the event that the Offering Price Range is so increased, it is expected that Harbor Florida will issue up to 15,208,750 shares of Conversion Stock at the Purchase Price for an aggregate price of up to $152,087,500. An increase in the number of shares will decrease net earnings per share and stockholders' equity per share on a pro forma basis and will increase Harbor Florida's consolidated stockholders' equity and net earnings. See "CAPITALIZATION" and "PRO FORMA DATA."

     The ESOP intends to purchase an amount of Common Stock equal to up to 8.0% of the Conversion Stock issued in the Conversion. In the event that there are insufficient shares available to fill the ESOP's order due to an oversubscription by Eligible Account Holders and the total number of shares of Conversion Stock issued in the Conversion is increased by up to 15%, the additional shares will first be allocated to fill the ESOP's subscription and thereafter in accordance with the terms of the Plan of Conversion. Alternatively, Harbor Florida may issue authorized but unissued shares of Common Stock to the ESOP in an amount sufficient to fill the ESOP's order and/or the ESOP may purchase such shares in the open market. In the event that additional shares of Common Stock are issued to the ESOP to fill its order, stockholders would experience dilution of their ownership interests (by up to _________% at the maximum of the Offering Price Range, assuming the ESOP purchased no shares in the Offerings) and per share stockholders' equity and per share net earnings would decrease as a result of an increase in the number of outstanding shares of Common Stock. See "MANAGEMENT OF THE BANK -- Benefit Plans," " -- Employee Stock Ownership Plan," and "THE CONVERSION -- The Offerings" " -- Subscription Offering," and " -- Priority 2: ESOP."

     If the Recognition Plan is implemented, the Recognition Plan may acquire an amount of Common Stock which will equal 4.0% of the shares of Conversion Stock issued in the Conversion (529,000 shares, based on the maximum of the Offering Price Range). Such shares of Common Stock may be acquired in the open market with funds provided by Harbor Florida, if permissible, or from authorized but unissued shares of Common Stock. In the event that additional shares of Common Stock are issued to the Recognition Plan, stockholders would experience dilution of their ownership interests and per share stockholders' equity and per share net earnings would decrease as a result of an increase in the number of outstanding shares of Common Stock. See "PRO FORMA DATA" and "MANAGEMENT OF THE BANK -- -- Recognition Plan."

     If Harbor Florida's Stock Option Plan is implemented, Harbor Florida may reserve for future issuance pursuant to such plan a number of authorized shares of Common Stock equal to an aggregate of 10% of the Conversion Stock issued in the Offerings (1,322,500 shares, based on the maximum of the Offering Price Range). See "PRO FORMA DATA" and "MANAGEMENT OF THE BANK -- Benefit Plans," and " -- Stock Option Plan."

     In 1993 the Bank adopted, and continues to maintain, the Harbor Federal Savings Bank Incentive Stock Option Plan (the "Option Plan"), and the Harbor Federal Savings Bank Stock Option Plan for Nonemployee Directors (the "Directors Option Plan"). Upon consummation of the Conversion, these plans will remain plans of the Bank. See "MANAGEMENT OF THE BANK -- Other Stock Benefit Plans."

     The OTS has required that the purchase limitations contained in the Plan of
Conversion  include  Distribution   Exchange  Shares  to  be  issued  to  Public
Stockholders for their Public

Harbor Florida Shares. As a result, certain holders of Public Harbor Florida Shares may be limited in their ability to purchase Conversion Stock in the Offerings. For example, a Public Stockholder which acquires Distribution Exchange Shares in an amount equal to $7.5 million of Conversion Stock will not be able to purchase any shares of Conversion Stock in the Offerings, although such a stockholder will be able to purchase shares of Common Stock in the market during the Offerings and thereafter. No stockholder will be required to sell shares if, as a result of receiving Distribution Exchange Shares, his ownership percentage would exceed a purchase limitation. See "THE CONVERSION -- Limitations on Conversion Stock Purchases and Ownership."

Risk of Delay

     The Subscription and Community Offering will expire at Noon, Florida Time, on December _________, 1997, unless extended by the Primary Parties. However, unless waived by the Primary Parties, all orders will be irrevocable unless the Conversion is not completed by December _________ 1997. In the event the Conversion is not completed by December _________, 1997, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest.

Possible Adverse Income Tax Consequences of the Distribution of Subscription Rights

     The Primary Parties have received an opinion of RP that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, and Eligible Public Stockholders have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, and Eligible Public Stockholders are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, directors, officers and employees and Eligible Public Stockholders in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "THE CONVERSION -- Effects of the Conversion" and " -- Tax Aspects."


                          HARBOR FLORIDA BANCORP, INC.

     The Company was organized in December 1996 at the direction of the Board of Directors of the Bank for the purpose of holding all of the capital stock of the Bank. Harbor Florida acquired all of the outstanding stock of the Bank in a one-for-one stock exchange consummated on June 25, 1997. The Company has received the approval of the OTS to become, and is currently, a thrift holding company, and as such is subject to regulation by the OTS. After completion of the Conversion, Harbor Florida is expected to conduct business initially as a unitary thrift company. See "BUSINESS OF HARBOR FLORIDA BANCORP,

INC." and "REGULATION -- Company Regulation." Upon consummation of the Conversion, Harbor Florida will have no significant assets other than all of the outstanding shares of the Bank Common Stock, a note evidencing Harbor Florida's loan to the ESOP, and the remaining portion of the net proceeds from the Offerings retained by Harbor Florida. Harbor Florida will have no significant liabilities. See "USE OF PROCEEDS."

     Management believes that the holding company structure will provide the Company with additional flexibility to diversify, its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies, should it decide to do so. The Florida market is a competitive market with numerous banking organizations. Recently this market has experienced considerable consolidation and although there are no current arrangements, understandings or agreements regarding any such opportunities or transactions, the Company, with its increased capital, will be in a position after the Conversion, subject to regulatory limitations and its financial condition, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of Harbor Florida are anticipated to be funded by the proceeds to be retained by the Company and earnings thereon, as well as dividends from the Bank. See "DIVIDEND POLICY."

     Harbor Florida's executive office is located at the home office of the Bank at 100 S. Second Street, Fort Pierce, Florida 34954, and its telephone number is
(561) 461-2414.


                           HARBOR FEDERAL SAVINGS BANK

General

     The Bank was established in 1934 as a federally chartered savings association. In January, 1994, it was reorganized into the mutual holding company form of organization whereby it (i) formed a new stock savings association; (ii) transferred substantially all of its assets and liabilities to the newly formed stock savings bank in exchange for all of the common stock of such institution; and (iii) reorganized from a federally chartered, mutual association to a federally chartered, mutual holding company known as "Harbor Financial, M.H.C." As part of the MHC Reorganization, the newly formed stock savings bank subsidiary issued 2,239,831 shares of capital stock to certain members of the general public and 2,654,369 shares of stock to the Mutual Holding Company. On June 25, 1997, the Bank completed its reorganization into the Mid-Tier Holding Company structure. Pursuant to that reorganization, the Bank exchanged all of its shares in a one-for-one exchange for the shares of Harbor Florida, a newly created Delaware corporation, which became the Mid-Tier Holding Company of the Bank. The primary purpose of that reorganization was to facilitate repurchases of shares without adverse tax consequences. The Bank became the 100% owned subsidiary of Harbor Florida. The Bank currently conducts its business from 23 offices in six counties in southeastern Florida. At June 30, 1997, the Bank had $1.1 billion of total assets, $1.0 billion of total liabilities, including $916.9 million of deposits, and $81.7 million of stockholders' equity.

     The Bank is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans secured by one to four-family residences. One- to four-family residential loans amounted to $620.1 million, or 72.16%, of the Bank's total loan portfolio at June 30, 1997. To a lesser extent, the Bank originates loans secured by existing multi-family residential and nonresidential real estate, which amounted to $14.5 million or 1.68%, and $53.0 million or 6.17%, respectively, of the total loan portfolio at June 30, 1997, as well as construction loans and consumer loans, which amounted to $41.4 million, or 4.82% of the total loan portfolio and $87.0 million, or 10.13%, of the total loan portfolio at such date, respectively. The Bank also invests in U.S. Government and federal agency obligations and mortgage-backed securities which are insured by federal agencies. The Bank has two active subsidiary corporations. Appraisal Analysis, Inc. provides real estate appraisal services to the Bank as well as third parties. H.F. Development Company, Inc. serves as a repository of selected REO properties held for disposition.

     The Bank is a community-oriented savings association which emphasizes customer service and convenience. As part of this strategy, the Bank has sought to develop a variety of products and services which meet the needs of its retail customers. The Bank generally has sought to achieve long-term financial strength and stability by (i) increasing the amount and stability of its net interest income, (ii) maintaining a high level of asset quality, (iii) maintaining a high level of regulatory capital, and (iv) controlling general, administrative and other expenses. In pursuit of these goals, the Bank has adopted a number of complementary business strategies which emphasize retail lending and deposit products and services traditionally offered by savings institutions. Highlights of the Bank's business strategy include the following:

     Emphasis on Traditional Lending and Investment Activities. Management believes that Harbor Florida is more likely to achieve its goals of long-term financial strength and profitability by emphasizing retail products and services, as opposed to wholesale or commercial activities. The Bank's primary lending emphasis is the origination of loans secured by first liens on single-family (one- to four-unit) residences. In addition, the Bank originates consumer loans, such as home equity loans, and multi-family and nonresidential real estate loans. Such loans generally provide for higher interest rates and shorter terms than single-family residential real estate loans. At June 30, 1997, the Bank's net loans amounted to $815.8 million or 73.05% of the Bank's total assets.

     Maintain Asset Quality. Management believes that continuously seeking to maintain asset quality is key to long-term financial success and, as a result, the investments which are emphasized by the Bank and its related policies and practices are intended to maintain a high level of asset quality and reduce credit risk. At June 30, 1997, the Bank's non-performing assets, which consist of non-accrual loans, accruing loans that are contractually past due 90 days or more, and real estate owned, amounted to $5.1 million or 0.46% of the Bank's total assets. At June 30, 1997, the Bank's allowance for loan losses amounted to $11.4 million or 1.40% of the Bank's total loans outstanding.

     Controlling Expenses. The Bank's noninterest expenses have amounted to 1.93%, 2.53% (2.05 excluding the one-time SAIF special assessment), and 2.14% of average assets for the nine months ended June 30, 1997 (annualized) and the years ended September 30, 1996 and 1995, respectively. However, these expenses may increase in the future should Harbor Florida implement certain benefit plans or should experience significant growth. See "RISK FACTORS -- ESOP Compensation Expense" and "MANAGEMENT OF THE BANK -- Benefit Plans."

Regulation

     The Bank is subject to examination and comprehensive regulation by the OTS, which is the Bank's chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), which, as administrator of the SAIF, insures the Bank's deposits up to applicable limits. The Bank also is subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and is a member of the Federal Home Loan Bank ("FHLB") of Atlanta, which is one of the 12 regional banks comprising the FHLB System. See "REGULATION."

Office

     The Bank's principal executive office is located at 100 S. Second Street, Fort Pierce, Florida 34964 and its telephone number is (561) 461-2414.


                            HARBOR FINANCIAL, M.H.C.

     The Mutual Holding Company is a federally chartered mutual holding company which was chartered on January 6, 1994 in connection with the MHC Reorganization. The Mutual Holding Company's primary asset is 2,654,369 shares of Harbor Florida Common Stock, which represent 53.41% of the shares of Harbor Florida Common Stock outstanding as of June 30, 1997. Prior to the Conversion, each depositor in the Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the value in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. As part of the Conversion, the Mutual Holding Company will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into Harbor Florida, with Harbor Florida being the surviving entity.

                                 USE OF PROCEEDS

     Net proceeds from the sale of the Conversion Stock are estimated to be between $96.3 million and $130.6 million ($150.2 million assuming an increase in the Offering Price Range by 15%). See "Pro Forma Data" as to the assumptions used to arrive at such amounts.

     Harbor Florida plans to contribute to the Bank 50% of the net proceeds from the Offerings and retain the remainder of the net proceeds. The net proceeds will initially be used to invest primarily in short-term interest-bearing deposits and short and intermediate term marketable securities. The Company intends to use a portion of the net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase Conversion Stock equal to up to 8.0% of the Common Stock to be outstanding upon consummation of the Conversion. Based upon the issuance of 782,000 shares and 1,058,000 shares of Conversion Stock at the minimum and maximum of the Offering Price Range, respectively, the loan to the ESOP would be $7.8 million and $10.6 million, respectively. It is anticipated that the loan to the ESOP will have a term of not less than 15 years and a fixed rate of interest at the prime rate as of the date of the loan. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan." The net proceeds retained by Harbor Florida also may be used to support the future expansion of operations or diversification into other banking-related businesses and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion, diversification or acquisitions. In addition, subject to applicable regulatory limitations, the net proceeds also may be used to repurchase shares of Common Stock, although Harbor Florida currently has made no decision concerning the repurchase of shares following consummation of the Conversion. See "THE CONVERSION -- Certain Restrictions on Purchase or Transfer of Shares after the Conversion." The portion of the net proceeds contributed to the Bank will be used for general corporate purposes, primarily investment in residential real estate loans and will be initially used to invest primarily in short-term interest-bearing deposits and marketable securities.


                                 DIVIDEND POLICY

     Upon completion of the Conversion, the Board of Directors of Harbor Florida will continue to have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. Following consummation of the Conversion, the Board of Directors of Harbor Florida intends to pay cash dividends on the Common Stock at an initial quarterly rate equal to no less than 35(cent) per share based on the total Public Harbor Florida Shares outstanding before consummation of the Conversion. Based upon the Offering Price Range, the Distribution Exchange Ratio is expected to be 3.6826, 4.3325, 4.9824 and 5.7297 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, resulting in an initial quarterly dividend rate of $0.9504, $0.8078,

$0.7025 and $0.6109 per share, respectively, commencing with the first full quarter following consummation of the Conversion. Declarations of dividends by the Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offerings retained by Harbor Florida, investment opportunities available to Harbor Florida or the Bank, capital requirements, regulatory limitations, Harbor Florida's and the Bank's financial condition and results of operations, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. Harbor Federal intends to continue to pay regular quarterly dividends through either the date of consummation of the Conversion (on a pro rata basis) or the end of the fiscal quarter during which the consummation of the Conversion occurs.

     Dividends from Harbor Florida after the Conversion will depend, in part, upon receipt of dividends from the Bank, because Harbor Florida initially will have no source of income other than dividends from the Bank, earnings from the investment of proceeds from the sale of Conversion Stock retained by Harbor Florida, and interest on the ESOP loan. A regulation of the OTS imposes limitations on "capital distributions" by savings institutions, including cash dividends, payments by a savings institution to repurchase or otherwise acquire its stock, payments to stockholders of another savings institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system, with the greatest flexibility being afforded to well-capitalized or Tier 1 savings institutions and the least flexibility being afforded to under-capitalized or Tier 3 savings institutions. As of June 30, 1997, the Bank was a Tier 1 savings institution and is expected to continue to so qualify immediately following the consummation of the Conversion.

     Any payment of dividends by the Bank to Harbor Florida which would be deemed to be a distribution from the Bank's pre-1988 bad debt reserves for federal income tax purposes would require a payment of taxes at the then-current tax rate by the Bank on the amount of earnings deemed to be removed from the reserves for such distribution. The Bank has no current intention of making any distribution that would create such a federal tax liability either before or after the Conversion. See "REGULATION --Federal and State Taxation."

     Unlike the Bank, Harbor Florida is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be, in part, dependent upon dividends from the Bank in addition to the net proceeds retained by Harbor Florida and earnings thereon. Harbor Florida is subject, however, to the requirements of Delaware law.


                             MARKET FOR COMMON STOCK

     There is an established market for the Harbor Florida Common Stock, which is currently listed on the NASDAQ National Market under the symbol "HARB." The Harbor

Florida Common Stock had _________ market makers as of June 30, 1997. It is expected that the Common Stock will be more liquid after the Conversion than the Harbor Florida Common Stock because there will be significantly more outstanding shares owned by the public. However, there can be no assurance that an active and liquid trading market for the Common Stock will be maintained. FBR will assist Harbor Florida in obtaining additional market makers, if necessary, but there can be no assurance that additional market makers will be identified. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements.

         At June 30, 1997, there were 4,970,240 shares of Harbor Florida Common Stock outstanding, including 2,315,871 Public Harbor Florida Shares, which were held of record by approximately 2,295 stockholders. The following table shows the high and low per share sales prices of the Harbor Florida Common Stock as reported by NASDAQ National Market since the MHC Reorganization and the dividends declared per share during the periods indicated. Such quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

                                                            Dividends
Quarter Ended                   High           Low      Declared Per Share
-------------                 -------        ------     ------------------
March 31, 1994                $14.50         $11.00          $.1125
June 30, 1994                  15.25          11.75           .1125
September 30, 1994             20.25          14.25           .1125
December 31, 1994              19.25          15.00           .2250
March 31, 1995                 18.50          15.50           .2250
June 30, 1995                  19.75          17.75           .2250
September 30, 1995             23.50          19.75           .2250
December 31, 1995              27.75          21.75           .30
March 31, 1996                 28.25          24.75           .30
June 30, 1996                  29.375         25.25           .30
September 30, 1996             30.25          23.75           .30
December 31, 1996              36.25          29.50           .35
March 31, 1997                 39.00          33.50           .35
June 30, 1997                  46.00          35.00           .35


                                 CAPITALIZATION

     The following table presents Harbor Florida's and its consolidated subsidiaries', including the Bank's, historical capitalization including deposits at June 30, 1997 and the pro forma consolidated capitalization of Harbor Florida after giving effect to the Conversion based upon the sale of the indicated number of shares at $10 per share and upon the other assumptions set forth under "PRO FORMA DATA."


                                                                           Pro Forma Consolidated  Capitalization
                                                                          at June 30, 1997 Based Upon The Sale Of:
                                                                          ----------------------------------------
                                                                                                                       Minimum as
                                                       Minimum 9,775,000       Midpoint        Maximum 13,225,000     adjusted(1)
                                         Historical         shares         11,500,000 shares         shares        15,208,750 shares
                                       Capitalization   Price of $10.00     Price of $10.00      Price of $10.00    Price of $10.00
                                       June 30, 1997       Per Share           Per Share            Per Share          Per Share
                                       -------------       ---------           ---------            ---------          ---------
                                                                          (Dollars in thousands)
Deposits (2)                              $904,904           $904,904           $904,904            $904,904           $904,904
Borrowings(6)                              100,449            100,449            100,449             100,449            100,449
                                           -------            -------            -------             -------            -------
Total deposits and borrowings           $1,005,353         $1,005,353         $1,005,353          $1,005,353         $1,005,353
                                        ==========         ==========         ==========          ==========         ==========

Stockholders' equity:
  Preferred stock, par value $.01
    per share, 1,000,000 shares
    authorized; none issued                 ______             ______             ______              ______             ______
  Common stock, par value $.01 per
    share, 13,000,000 shares authorized;
    4,970,240 issued or shares to
    be issued as reflected(3)(4)(7)             50                183                215                 248                285
  Additional paid-in capital(3)             26,550            122,743            139,841             156,939            176,604
  Retained earnings(5)                      68,484             68,484             68,484              68,484             68,484
  Unrealized gain (loss) on
    securities available for sale, net         (43)               (43)               (43)                (43)               (43)
Less:  Existing plans
  Common stock acquired by ESOP               (449)              (449)              (449)               (449)              (449)
  Common stock acquired by
    Deferred Compensation Plans               (886)              (886)              (886)               (886)              (886)

  Common stock acquired by ESOP(3)               0             (7,820)            (9,200)            (10,580)           (12,167)
  Common stock acquired by
    Recognition Plan(3)                          0             (3,910)            (4,600)             (5,290)            (6,084)
                                             -----             ------             ------              ------             ------
Total stockholders' equity                 $93,706           $178,302           $193,362            $208,423           $225,744
                                           =======           ========           ========            ========           ========
Total stockholders' equity to
    total assets                              8.39%             14.84%             16.10%              17.35%             18.79%

----------

(1) As adjusted to give effect to an increase in the number of shares that could occur to an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions prior to the completion of the Conversion or to fill the order of the ESOP.

(2) No effect is given to possible withdrawals from deposit accounts to purchase the Common Stock. Any such withdrawals will reduce pro forma deposits by the amounts thereof.

(3) Assumes that 8% and 4% of the shares sold in the Offering will be purchased by the ESOP and the Recognition Plan, respectively. No shares will be purchased by the Recognition Plan in the Conversion. It is assumed on a pro forma basis that the Recognition Plan will be adopted by the Board of Directors, approved by the stockholders at a special or annual meeting no earlier than six months after completion of the Conversion and reviewed by the OTS. It is assumed that the Recognition Plan will purchase Common Stock in the open market in order to give an indication of its effects on capitalization. The pro forma presentation does not show the impact of: (i) results of operations after the Conversion; (ii) changes in market prices of shares of the Common Stock after the Conversion; or (iii) a smaller than 4% purchase by the Recognition Plan. Assumes that the funds used to acquire the ESOP shares will be borrowed from the Company for a 15 year term. For an estimate of impact of the ESOP on earnings, see "PRO FORMA DATA." The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The amount to be acquired by the ESOP and the Recognition Plan is reflected as a reduction in stockholder equity. The issuance of authorized but unissued shares for the Recognition Plan in an amount equal to 4% of the amount of Conversion Stock in the Offering will have the effect of diluting existing stockholders' interests by 3.8%. There can be no assurance that approval of the Recognition Plan will be obtained. See "MANAGEMENT OF THE BANK -- Other Stock Benefit Plans" and " -- Stock Option Plans."


(4) Assumes that (i) the 2,315,871 Public Harbor Florida Shares outstanding at June 30, 1997 are added to 6,212,573, 7,717,593, 9,222,612 and 10,953,385
     Distribution Exchange Shares at the minimum midpoint maximum and 15% above the maximum of the offering price range, respectively; and (ii) that no cash in lieu of fractional Distribution Exchange Shares will be issued by the Company. No effect has been given to the issuance of additional shares of Common Stock pursuant to existing and proposed stock option plans as opposed to purchases in the open market. See "PRO FORMA DATA."

(5) The retained earnings of the Bank will be substantially restricted after the Conversion by virtue of the liquidation account to be established in connection with the Conversion. See "THE CONVERSION -- Liquidation Rights." In addition, certain distributions of the Bank's retained earnings may be treated as being from its pre-1988 accumulated bad debt reserve for tax purposes which would cause the Bank to have additional taxable income and financial statement expense. See "REGULATION -- Federal and State Taxation." The pro forma amounts do not include $273,000 of assets held by the Mutual Holding Company.

(6) Consists of $100 million in advances from the FHLB of Atlanta and $449,000 from a third party lender to fund the existing ESOP.

(7) Upon consummation of the Conversion, the Certificate of Incorporation of Harbor Florida will be amended to authorize ______ shares of Common Stock.


                                  -------------

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

     At June 30, 1997 the Bank exceeded each of the three OTS capital requirements. Set forth below is a summary of the Bank's compliance with the OTS capital standards as of June 30, 1997, on a historical and pro forma basis assuming that the indicated number of shares of Common Stock were sold at $10 per share as of such date. See "PRO FORMA DATA" for the assumptions used to determine the net proceeds of the Conversion.



                                                       Pro Forma at June 30, 1997 Based Upon Sale at $10.00 Per Share
                                         -------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
                                            9,775,000 Shares      11,500,000 Shares      13,225,000 Shares       15,208,750 Shares
                        Historical             (Minimum of           (Midpoint of           (Maximum of         (15% above Maximum
                    at June 30, 1997(1)      Offering Range)       Offering Range)        Offering Range)         Offering Range)
                    -------------------      ---------------       ---------------        ---------------         ---------------

                               Percent                 Percent              Percent                  Percent               Percent
                                 of                      of                   of                       of                    of
                     Amount    Assets(1)    Amount(2)  Assets(1)  Amount(2) Assets(1)    Amount(2)   Assets(1)   Amount(2) Assets(1)
                     ------    ---------    ---------  ---------  -------------------    ---------   ---------   -------------------
GAAP capital(3)      $81,706    7.32%      $118,139    10.18%     $124,634   10.66%     $131,130      11.14%     $138,599    11.69%

Tangible capital     $78,386    7.04%      $114,819     9.92%     $121,314   10.41%     $127,810      10.89%     $135,279    11.44%
Tangible requirement  16,701    1.50         17,365     1.50        17,483    1.50        17,601       1.50        17,737     1.50
Excess               $61,685    5.54%       $97,454     8.42%     $103,831    8.91%     $110,209       9.39%     $117,542     9.94%

Core capital         $78,386    7.04%      $114,819     9.92      $121,314   10.41%     $127,810      10.89%     $135,279    11.44%
Core requirement      33,402    3.00         34,730     3.00        34,966    3.00        35,202       3.00        35,474     3.00
Excess               $44,984    4.04%       $80,090     6.92%      $86,348    7.41%      $92,608       7.89%      $99,805     8.44%

Total risk-based
  capital(4)         $85,688   14.77%      $122,121    20.73%     $128,616   21.78%     $135,112      22.82%     $142,581    24.00%
Risk-based
  requirement         46,416    8.00         47,124     8.00        47,250    8.00        47,376       8.00        47,521     8.00
Excess               $39,272    6.77%       $74,997    12.73%      $81,366   13.78%      $87,736      14.82%      $95,060    16.00%


----------

(1)  GAAP, adjusted or risk weighted assets as appropriate.

(2) Pro forma capital levels include the impact of the ESOP, Recognition Plan and assume receipt by the Bank of 50% of the net proceeds of the Conversion.

(3)  Subject to certain restrictions.

(4)  Assumes net proceeds are invested in assets that carry 20% risk weight.

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the Conversion Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $96.3 million and $130.6 million (or $150.3 million in the event the Offering Price Range is increased by 15%) based upon the following assumptions: (i) no fees will be paid to FBR on shares purchased by (x) the ESOP or by (y) officers, directors and associates thereof; (ii) FBR will receive a fee equal to .75% of the aggregate Purchase Price for sales in the Subscription and Community Offering (excluding the sale of shares by the ESOP and to officers, directors or employees or members of their immediate families); and (iii) total expenses, excluding the marketing fees to be paid to FBR, will be approximately $750,000 at the Midpoint of the Offering Range. Actual expenses may vary from those estimated.

     Pro forma net earnings have been calculated for the nine months ended June 30, 1997, and year ended September 30, 1996 as if the Conversion Stock to be issued in the Offerings had been sold (and the Distribution Exchange Shares issued) at the beginning of the respective periods and the net proceeds had been invested at 6.17% and 6.22% at June 30, 1997 and September 30, 1996, respectively. The assumed interest rates for the Bank were calculated as the arithmetic average of the weighted average earned by the Bank on its interest-earning assets and weighted average rate paid on its interest-bearing deposits. The effect of withdrawals from deposit accounts for the purchase of Conversion Stock has not been reflected. An effective combined federal and state tax rate of 39.3% has been assumed for the periods, resulting in after-tax yields of 3.75% and 3.78% for the nine months ended June 30, 1997 and the year ended September 30, 1996, respectively. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares purchased by the ESOP and Recognition Plan. See Notes 1 and 2 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," Harbor Florida intends to retain 50% of the net proceeds from the Offerings. Harbor Florida intends to make a loan to fund the purchase by the ESOP an amount of Conversion Stock equal to up to 8% of the Common Stock outstanding upon consummation of the Conversion.

     At the consummation of the Conversion, 8,528,444, 10,033,464, 11,538,483 and 13,269,256 shares of Common Stock, at the minimum, midpoint, maximum and 15% above the maximum, respectively, will be issued to Public Stockholders pursuant to the Distribution Exchange. See "THE CONVERSION -- The Distribution Exchange Ratio."

     No effect has been given in the tables to the issuance of additional shares of Common Stock pursuant to existing and proposed stock option plans as opposed to purchases in the open market. See "MANAGEMENT OF THE BANK -- Benefit Plans." The tables below give effect to the Recognition Plan, which is expected to be adopted by Harbor Florida following the Conversion and presented (together with the Stock Option
Plan) to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the consummation of the Conversion. If the Recognition Plan is approved by stockholders, the Recognition Plan intends to acquire an amount of Common Stock equal to 4.0% of the shares of Conversion Stock issued in the Offerings, either through open market purchases or from authorized but unissued shares of Common Stock. No effect has been given to (i) Harbor Florida's results of operations after the Conversion, or (ii) the market price of the Common Stock after the Conversion.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of pro forma assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.


                                                                  For the Year Ended September 30, 1996
                                                                  -------------------------------------
                                                      Midpoint          Maximum         Maximum As
                                                      Minimum         11,500,000       13,225,000          Adjusted
                                                  9,755,000 Shares      Shares           Shares       15,208,750 Shares
                                                  $10.00 per share $10.00 per share $10.00 per share   $10.00 per share
                                                  ---------------- ---------------- ----------------   ----------------
                                                            (Dollars in thousands except per share data)
Gross proceeds                                        $97,750          $115,000         $132,250           $152,088
  Less: estimated offering expenses                     1,424             1,544            1,663              1,799
                                                        -----             -----            -----              -----
Estimated net proceeds                                $96,326          $113,456         $130,587           $150,289
  Less:  Common Stock acquired by ESOP                 (7,820)           (9,200)         (10,580)           (12,167)
         Common Stock acquired by
           Recognition Plan                            (3,910)           (4,600)          (5,290)            (6,084)
                                                       ------            ------           ------             ------
  Estimated net proceeds as adjusted                  $84,596           $99,656         $114,717           $132,038
                                                      =======           =======         ========           ========

Consolidated net income:
  Historical net income                                $8,640            $8,640           $8,640             $8,640
  Pro forma income on net proceeds                      3,194             3,763            4,331              4,985
  Pro forma ESOP adjustments(1)                          (316)             (372)            (428)              (492)
  Pro forma Recognition Plan adjustments(2)              (475)             (558)            (642)              (739)
                                                         ----              ----             ----               ----
Pro forma net income                                  $11,043           $11,473          $11,901            $12,394
                                                      =======           =======          =======            =======

Per share income
   Historical net income                               $0.48              $0.41            $0.36              $0.31
   Pro forma income on net proceeds                     0.18               0.18             0.18               0.18
   Pro forma ESOP adjustments(1)                       (0.02)             (0.02)           (0.02)             (0.02)
   Pro forma Recognition Plan adjustment(2)            (0.03)             (0.03)           (0.03)             (0.03)
                                                       -----              -----            -----              -----
Pro forma net income per share                         $0.61              $0.54            $0.49              $0.44
                                                       =====              =====            =====              =====

Number of shares used in EPS calculation(7):       17,944,757        21,111,483       24,278,207         27,919,933

Stockholders' equity(6):
  Historical                                          $84,832           $84,832          $84,832            $84,832
  Estimated net proceeds(3)                            96,326           113,456          130,587            150,289
  Less:  Common stock acquired by ESOP(1)              (7,820)           (9,200)         (10,580)           (12,167)
         Common stock acquired by
           Recognition Plan(2)                         (3,910)           (4,600)          (5,290)            (6,084)
                                                       ------            ------           ------             ------
    Pro forma stockholders' equity(5)                $169,428          $184,488         $199,549           $216,870
                                                     ========          ========         ========           ========

Stockholders' equity per share(6):
  Historical                                           $4.63               $3.94           $3.43              $2.98
  Estimated net proceeds(3)                             5.27                5.27            5.27               5.27
  Less:  Common Stock acquired by ESOP(1)              (0.43)              (0.43)          (0.43)             (0.43)
         Common Stock acquired by
           Recognition Plan(2)                         (0.21)              (0.21)          (0.21)             (0.21)
                                                       -----               -----           -----              -----
Pro forma stockholders' equity per
  share(4)(5)(7)                                       $9.26               $8.57           $8.06              $7.62
                                                       =====               =====           =====              =====
Offering price as a percent of pro forma
  shareholders' equity per share(4)                   107.99%             116.69%         124.07%            131.23%



                                                                 For the Nine Months Ended June 30, 1997
                                                                 ---------------------------------------
                                                                        Midpoint          Maximum           Maximum As
                                                    Minimum            11,500,000       13,225,000           Adjusted
                                                9,755,000 Shares         Shares           Shares        15,208,750 Shares
                                                $10.00 per share   $10.00 per share   $10.00 per share   $10.00 per share
                                                ----------------   ----------------   ----------------   ----------------
                                                           (Dollars in thousands except per data share)
Gross proceeds                                       $97,750          $115,000         $132,250           $152,088
  Less: estimated offering expenses                    1,424             1,544            1,663              1,799
                                                       -----             -----            -----              -----
Estimated net proceeds                               $96,326          $113,456         $130,587           $150,289
  Less:  Common Stock acquired by ESOP                (7,820)           (9,200)         (10,580)           (12,167)
         Common Stock acquired by
           Recognition Plan                           (3,910)           (4,600)          (5,290)            (6,084)
                                                      ------            ------           ------             ------
  Estimated net proceeds as adjusted                 $84,596           $99,656         $114,717           $132,038
                                                     =======           =======         ========           ========

Consolidated net income:
  Historical net income                               $9,817            $9,817           $9,817             $9,817
  Pro forma income on net proceeds                     2,376             2,799            3,222              3,709
  Pro forma ESOP adjustments(1)                         (237)             (279)            (321)              (369)
  Pro forma Recognition Plan adjustments(2)             (356)             (419)            (482)              (554)
                                                        ----              ----             ----               ----
Pro forma net income                                 $11,600           $11,918          $12,236            $12,603
                                                     =======           =======          =======            =======

Per share income
   Historical net income                              $0.55              $0.47            $0.41              $0.34
   Pro forma income on net proceeds                    0.13               0.13             0.13               0.13
   Pro forma ESOP adjustments(1)                      (0.01)             (0.01)           (0.01)             (0.01)
   Pro forma Recognition Plan adjustment(2)           (0.02)             (0.02)           (0.02)             (0.02)
                                                      -----              -----            -----              -----
Pro forma net income per share                        $0.65              $0.57            $0.51              $0.44
                                                      =====              =====            =====              =====

Number of shares used in EPS                     17,907,412         21,067,547       24,277,680         27,881,827
Calculation(7):

Stockholders' equity(6):
  Historical                                         $93,706           $93,706          $93,706            $93,706
  Estimated net proceeds(3)                           96,326           113,456          130,587            150,289
  Less:  Common stock acquired by ESOP(1)             (7,820)           (9,200)         (10,580)           (12,167)
         Common stock acquired by
           Recognition Plan(2)                        (3,910)           (4,600)          (5,290)            (6,084)
                                                      ------            ------           ------             ------
    Pro forma stockholders' equity                  $178,302          $193,362         $208,423           $225,744
                                                    ========          ========         ========           ========

Stockholders' equity per share(6):
  Historical                                           $5.12             $4.35            $3.78              $3.29
  Estimated net proceeds(3)                             5.26              5.27             5.28               5.28
  Less:  Common Stock acquired by ESOP(1)              (0.43)            (0.43)           (0.43)             (0.43)
         Common Stock acquired by
           Recognition Plan(2)                         (0.21)            (0.21)           (0.21)             (0.21)
                                                       -----             -----            -----              -----
Pro forma stockholders' equity per
share(4)(5)(7)                                         $9.74             $8.98            $8.42              $7.93
                                                       =====             =====            =====              =====
Offering price as a percent of pro forma
  stockholders equity per share(4)                    102.67%           111.36%          118.76%            126.10%


----------


(1) It is assumed that up to 8% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. The funds used to acquire such shares are expected to be borrowed by the ESOP from the net proceeds from the Conversion retained by Harbor Florida. The Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Bank's payment of the ESOP debt is based upon equal installments of principal and interest over a 15-year period. However, assuming Harbor Florida makes the ESOP loan, interest income earned by Harbor Florida on the ESOP debt will offset the interest paid by the Bank. The amount of ESOP debt, which is equivalent to the cost of unallocated common stock held by the ESOP, is reflected as a reduction of stockholders' equity. In the event that the ESOP were to receive a loan from an independent third party, both ESOP expense and earnings on the proceeds retained by Harbor Florida would be expected to increase.

     For purposes of this table, the purchase price of $10.00 per share was utilized to calculate ESOP expense. Harbor Florida intends to record compensation expense related to the ESOP in accordance with American Institute of Certified Public Accountants, Statement of Position 93-6 ("SOP 93-6"). As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also requires that, for the earnings per share computations for leveraged ESOPs, outstanding shares include only such shares as have been committed to be released to participants. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan."

(2) Assuming the receipt of shareholder approval at an annual or special meeting of shareholders to be held at least six months following the consummation of the Conversion, the Bank and Harbor Florida intend to implement the Recognition Plan. Assuming such approval, the Recognition Plan will eventually purchase an amount of shares equal to 4% of the shares of Conversion Stock issued in the Offerings for issuance to directors, officers and employees of Harbor Florida and the Bank. Such shares may be purchased from authorized and unissued shares or on the open market. Harbor Florida currently intends that the shares be purchased on the open market at the assumed purchase price of $10.00, and that the estimated net conversion proceeds have been reduced for the purchase of the shares in determining estimated proceeds available for investment. The Common Stock to be purchased by the Recognition Plan represents unearned compensation and is, accordingly, reflected as a reduction to pro forma stockholders' equity. As shares of the Common Stock granted pursuant to the Recognition Plan vest over five years, an expense will be recognized as well as a corresponding reversal in the reduction in capital. In the event that authorized but unissued shares are issued in connection with the Recognition Plan as opposed to acquired in the open market, the interests of existing shareholders will be diluted. Assuming that 11,500,000 shares of Common Stock are issued in the Conversion and that all awards under the Recognition Plan are from authorized but unissued shares, Harbor Florida estimates that the per share book value for the Common Stock would be increased $0.03 per share, or 0.4% and earnings per share would be diluted $0.02 per share, or 3.8% on a pro forma basis as of September 30, 1996.

(3) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Conversion. For purposes of calculating pro forma net income, proceeds attributable to purchases by the ESOP, which purchases are to be funded by Harbor Florida, have been deducted from net proceeds.

(4) Historical pro forma per share amounts have been computed as if the shares of Common Stock indicated had been outstanding at the beginning of the periods or on the dates shown, but without any adjustment of historical net income or historical equity to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion as described above. All ESOP and Recognition Plan shares have been considered outstanding for purposes of computing book value per share. Pro forma share amounts have been computed by dividing the pro forma net income or stockholders' equity (book value) by the number of shares indicated.

(5) "Book value" represents the difference between the stated amounts of the Company's assets (based on historical cost) and liabilities computed in accordance with generally accepted accounting principles. The amounts shown do not reflect the effect of the Liquidation Account which will be established for the benefit of Eligible and Supplemental Eligible Account Holders in the Conversion, or the federal income tax consequences of the restoration to income of the Bank's bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "THE CONVERSION -- Effects of Conversion" and "REGULATION -- Federal and State Taxation." The amounts shown for book value do not represent fair market values or amounts, if any, distributable to stockholders in the unlikely event of liquidation.

(6)  The retained  earnings of the Bank will be  substantially  restricted after
     the  Conversion.   See  "DIVIDEND   POLICY"  and  "REGULATION"  --  Capital
     Requirements."

(7) The number of shares used in the EPS calculation reflect historical shares as adjusted for the Exchange Distribution, shares issued in the Offerings, and incremental shares related to existing stock options as adjusted for the Exchange Distribution considered for EPS purposes under the Treasury stock method. No effect has been given in the stockholders' equity tables to the issuance of additional shares of Common Stock pursuant to existing and proposed stock option plans.


                          HARBOR FLORIDA BANCORP, INC.
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

     The consolidated condensed statements of earnings of Harbor Florida Bancorp, Inc., its wholly owned subsidiary, Harbor Federal Savings Bank, and the Bank's subsidiaries for the years ended September 30, 1996, 1995 and 1994 have been derived from the consolidated financial statements audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon appears elsewhere herein. The condensed statement of earnings for the nine month periods ending June 30, 1997 and 1996 are unaudited, and in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for the unaudited periods have been made. The results of the operations for the nine month periods ended June 30, 1997 and 1996 are not necessarily indicative of results that may be expected for a fiscal year. The condensed statements of earnings should be read in conjunction with the audited consolidated financial statements and notes thereto contained herein beginning on page F-1.

                                     Nine Months
                                    Ended June 30,                               Years Ended September 30
                              -------------------------             ----------------------------------------------------
                                1997              1996                1996                 1995                   1994
                                ----              ----                ----                 ----                   ----
                                                                    (In thousands)
Interest income:
  Loans                       $51,026           $43,484             $59,751              $51,050                $46,088
  Investment securities         2,835             1,731               2,462                2,352                  2,106
  Mortgage-backed securities    7,354             7,661              10,155                9,613                  6,247
  Other                         1,590             1,595               1,989                1,869                  1,643
                                -----             -----               -----                -----                  -----
Total interest income          62,805            54,471              74,357               64,884                 56,084
                               ------            ------              ------               ------                 ------
Interest expense               33,382            28,653              39,114               33,280                 26,276
                               ------            ------              ------               ------                 ------
  Net interest income          29,423            25,818              35,243               31,604                 29,808
Provision for (recovery
  of) loan losses                 456             (149)                (76)                  460                  1,553
                                  ---             ----                 ---                   ---                  -----
Net interest income
  after provision for
  (recovery of) loan
  losses                       28,967            25,967              35,319               31,144                 28,255
                               ------            ------              ------               ------                 ------
Other income:
  Other fees and service
    changes                     2,478             2,085               2,797                2,566                  2,521
  Income (loss) from
    real estate operations         23             (181)               (301)                 (40)                  1,250
  Gain (loss) on sale of
    mortgage loans                135              (67)                (40)                   91                    118
  Other                           259               304                 429                  290                    180
                                  ---               ---                 ---                  ---                    ---
Total other income              2,895             2,141               2,885                2,907                  4,069
                                -----             -----               -----                -----                  -----
Other expenses                 15,706            14,651              24,132               18,198                 17,866
                               ------            ------              ------               ------                 ------
Income from continuing
  operations before
  income taxes, extraordinary
  item and cumulative effect
  of change in accounting
  principles                   16,156            13,457              14,072               15,853                 14,458
Income tax expense              6,339             5,207               5,432                5,958                  5,254
                                -----             -----               -----                -----                  -----
Income before
  extraordinary
  item and cumulative
  effect of change in
  accounting  principles        9,817             8,250               8,640                9,895                  9,204
Extraordinary item -
  Extinguishment of FHLB
   advances, net of
   income tax benefit             ---               ---                 ---                  ---                (1,342)
Cumulative effect of
  change in accounting
  principles                      ---               ---                 ---                  ---                  1,935
                                -----             -----               -----                -----                  -----
Net income                    $ 9,817           $ 8,250             $ 8,640              $ 9,895                $ 9,797
                              =======           =======             =======              =======                =======

                                       44

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Management's discussion and analysis of the Bank's financial condition and results of operations is intended to provide assistance and understanding of the Bank's financial condition and results of operations. The information in this section should be read with the financial statements and the notes to financial statements beginning at page F-1. The Bank's results of operations are primarily dependent on its net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on such loans and investments and the interest paid on deposits and borrowed funds that were outstanding in that same period. The Bank's noninterest income consists primarily of fees and service charges, gains on sale of mortgage loans, and, depending on the period, real estate operations which have either generated income or losses. The results of operations are also significantly impacted by the amount of provisions for loan losses which, in turn, is dependent upon the adequacy of the loan loss allowance. The noninterest expenses consist primarily of employee compensation and benefits, occupancy expenses, professional fees and federal deposit insurance premiums. Its results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.

Asset and Liability Management

     The Bank attempts to manage its assets and liabilities in a manner that stabilizes net interest income and net economic value under a broad range of interest rate environments. This is accomplished by matching maturity and repricing periods on loans and investments to maturity and repricing periods on deposits and borrowings.

     In addition, the Bank monitors interest rate risk exposure with the use of computerized simulation models. The computerized models simulate the effect of rising and falling interest rate levels on the Bank's net interest income and net economic value. The Bank's Board of Directors reviews the simulation results on a quarterly basis to ensure that simulated fluctuations of net interest income and net economic value remain within limits established in the Bank's interest rate risk management policy.

     The Board of Directors has established an asset/liability committee which consists of the Bank's president and senior bank officers. The committee meets on a monthly basis to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics.

     The Bank currently utilizes the following strategies to reduce interest rate risk: (a) the Bank seeks to originate and hold in portfolio adjustable rate loans which have annual interest rate adjustments; (b) the Bank sells a portion of newly originated 30 year fixed rate mortgage loans, currently $100,000 to $200,000 per month; (c) the Bank seeks to lengthen the maturities of deposits when deemed cost effective through the pricing and promotion of certificates of deposits; (d) the Bank seeks to attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise; and (e) the Bank has utilized long term Federal Home Loan Bank ("FHLB") advances to fund the origination of fixed rate loans. Harbor Federal refinanced a portion of its outstanding FHLB advances in the first quarter of the fiscal year ended September 30, 1994, thereby incurring a prepayment penalty of $1.3 million (net of income tax benefit of $810,000), in order to lengthen the maturity of its liabilities at favorable rates. The Bank also maintains a high level of liquid assets consisting of shorter-term investments which are expected to increase in yield as interest rates rise.

Interest Rate Sensitivity Analysis

     The Bank measures its interest rate sensitivity by using the computer modeling techniques described above. However, in order to encourage savings associations such as the Bank to reduce interest rate risk, in 1993 the OTS adopted a rule which would incorporate an interest rate risk ("IRR") component into its risk-based capital rules. The IRR component is a dollar amount that would be deducted from regulatory capital for the purpose of calculating an institution's risk-based capital requirement. The IRR component of regulatory capital is measured in terms of sensitivity of net portfolio value ("NPV") to a hypothetical change in interest rates. NPV is the difference between estimated future incoming and outgoing cash flows, discounted to present value, for assets, liabilities and off-balance sheet contracts. An institution's IRR would be measured as the change to its NPV as a result of a hypothetical 200 basis point instantaneous change in market interest rates. Under the OTS rule, a calculated change in NPV of more than 2% of the estimated market of an institution's assets would require the institution to deduct from its risk-based capital 50% of that excess change. In March 1995, the OTS announced that application of the revised rule was being suspended until further notice.

     The following table presents the Bank's NPV as of June 30, 1997, as calculated by the OTS, based on information provided by the Bank.

                 NET PORTFOLIO VALUE AT JUNE 30, 1997   NPV AS % OF PV OF ASSETS
                 ------------------------------------   ------------------------
Change in Rates  $ Amount      $ Change      % Change     NPV Ratio     Change
---------------  --------      --------      --------     ---------     ------
                                         (Dollars in thousands)

     +400 bp     $ 55,758      $(66,566)      (54)%         5.30%       (534)bp
     +300 bp       74,167       (48,157)      (39)          6.88        (375)
     +200 bp       92,284       (30,040)      (25)          8.36        (228)
     +100 bp      108,992       (13,332)      (11)          9.66         (98)
      Static      122,324                                  10.64
     -100 bp      129,402         7,078         6          11.10          46
     -200 bp      129,198         6,874         6          11.00          36
     -300 bp      128,221         5,897         5          10.84          20
     -400 bp      130,451         8,127         7          10.92          29


     Based on the information above, the Bank believes that it would have been in compliance with the risk-based capital requirements of the regulations, as of June 30, 1997, if the regulation had been effective on that date. As such, a 200 basis point increase in interest rates would result in a 25% or $30.04 million decline in NPV, and the Bank would have been required to deduct $3.52 million from total capital for purposes of calculating the Bank's risk-based capital. After such deduction, the Bank would continue to be well capitalized. As of June 30, 1997, without considering the effect of the IRR component, the Bank had $85.7 million of risk-based capital, which exceeded the OTS minimum requirements by $39.3 million.

     Future interest rates or their effects on NPV or net interest income are not predictable. Nevertheless, the Bank's management does not expect current interest rates to have a material adverse effect on the Bank's NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Analysis of Net Interest Income

     The Bank's earnings have historically depended primarily upon the Bank's net interest income, which is the difference between interest income earned on its loans and investments ("interest-earning assets") and interest paid on its deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (i) the difference between rates of interest earned on the Bank's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities.

     The following tables present an analysis of certain aspects of the Bank's operations during the recent periods indicated. The first table presents the average balances of, and the interest and dividends earned or paid on, each major class of interest-earning assets and interest-bearing liabilities. No tax equivalent adjustments were made. Average balances represent daily average balances. The yields and costs include fees which are considered adjustments to yields.

                                                                                Nine Months Ended June 30,(1)
                                                          --------------------------------------------------------------------------
                                       At June 30, 1997                   1997                                 1996
                                       ----------------                   ----                                 ----
                                                            Average     Interest                  Average    Interest
                                      Balance  Yield/Rate   Balance  and Dividends  Yield/Rate    Balance  and Dividends  Yield/Rate
                                      -------  ----------   -------  -------------  ----------    -------  -------------  ----------
                                                                         (Dollars in thousands)
Assets:
  Interest-earning assets: (2)
    Federal Funds sold              $  10,250     5.59%   $   8,057     $   322        5.27%     $ 13,539  $    539         5.24%
    Interest-bearing deposits          15,039     5.56       31,295       1,268        5.34        25,439     1,056         5.45
    Investment securities              70,088     6.02       62,140       2,835        6.10        37,615     1,731         6.15
    Mortgage-backed securities        156,559     6.68      149,398       7,354        6.56       153,157     7,661         6.67
    Mortgage loans                    731,670     8.41      712,095      44,537        8.34       598,256    37,996         8.47
    Other loans                        98,654     9.50       93,163       6,489        9.31        77,445     5,488         9.47
                                       ------     ----       ------       -----        ----        ------     -----         ----
  Total interest-earning assets     1,082,260     8.02    1,056,148      62,805        7.93       905,451    54,471         8.02
  Total noninterest earning assets     34,458                29,485                                23,575
                                       ------                ------                                ------
Total assets                       $1,116,718            $1,085,633                              $929,026
                                   ==========            ==========                              ========
Liabilities and Stockholders'
   Equity:
  Interest-bearing liabilities
    Deposits:
      Transaction accounts          $ 138,666     1.30%    $138,561     $ 1,433        1.38%     $114,170   $ 1,225         1.43%
      Passbook savings                 77,467     1.73       77,936       1,023        1.76        80,028     1,145         1.91
      Official checks                   6,098      ---        5,787         ---        0.00         6,719       ---         0.00
      Certificate savings             682,673     5.47      656,187      26,485        5.40       553,230    22,854         5.52
                                      -------     ----      -------      ------        ----       -------    ------         ----
      Total deposits                  904,904     4.48      878,471      28,941        4.40       754,147    25,224         4.47
    FHLB advances                     100,000     6.02       98,059       4,397        6.00        73,303     3,364         6.13
    Other borrowings                      449     8.79          599          44        9.51           894        65         9.52
                                          ---     ----          ---          --        ----           ---        --         ----
Total interest-bearing
  liabilities                       1,005,353     4.64      977,129      33,382        4.57       828,344    28,653         4.62
Noninterest-bearing liabilities        17,659                19,461                                19,565
                                       ------                ------                                ------
Total liabilities                   1,023,012               996,590                               847,909
Stockholders' equity                   93,706                89,043                                81,117
                                       ------                ------                                ------
  Total liabilities and
stockholders' equity               $1,116,718            $1,085,633                              $929,026
Net interest income (interest
  rate spread) (3)                                3.38                  $29,423        3.36                 $25,818         3.40
                                                  ----                  -------        ----                 -------
Net interest-earning assets (net      $76,907     3.71      $79,019                    3.70       $77,107                   3.79
                                      =======     ----      =======     -------        ----       =======   -------         ====
  interest margin) (4)
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                   107.65                               108.09                               109.34
                                                ------                               ------                               ======
----------

(1) Yields and rates have been annualized for comparative purposes. The Bank reverses accrued interest to loans on nonaccrual status. Such interest is recorded as income when collected.

(2)  Average balances and rates include nonaccruing loans.

(3) Interest rate spread represents the difference between the weighted average rates earned on interest-earning assets and the weighted average interest rates paid on interest-bearing liabilities.

(4) Net yield on average interest-earning assets represents net interest income as a percentage of average interest-earning assets.

                             ----------------------

                                                                         Years Ended September 30,
                                  ----------------------------------------------------------------------------------------------
                                              1996                            1995                           1994
                                              ----                            ----                           ----
                                  Average  Interest and  Yield/   Average  Interest and Yield/   Average  Interest and   Yield/
                                  Balance   Dividends     Rate    Balance    Dividends   Rate    Balance    Dividends     Rate
                                  -------   ---------     ----    -------    ---------   ----    -------    ---------     ----
                                                                          (Dollars in thousands)
Assets:
    Interest-earning assets(1):
      Federal funds sold          $ 12,679  $    669     5.28% $    8,224   $    457    5.56%   $ 18,028     $   657     3.64%
      Interest-bearing deposits     24,062     1,320     5.49      24,899      1,412    5.67      27,350         986     3.61
      Investment securities         39,825     2,462     6.18      43,375      2,352    5.42      46,753       2,106     4.50
      Mortgage-backed securities   152,895    10,155     6.64     147,482      9,613    6.52     103,096       6,247     6.06
      Mortgage loans               620,166    52,237     8.42     542,127     44,883    8.28     511,774      41,189     8.05
      Other loans                   79,875     7,514     9.41      65,308      6,167    9.44      53,894       4,899     9.09
                                    ------     -----     ----      ------      -----    ----      ------       -----     ----
Total interest-earning assets      929,502    74,357     8.00     831,415     64,884    7.80     760,895      56,084     7.37
Total noninterest earning assets    24,481                         20,174                         25,222
                                    ------                         ------                         ------
Total assets                      $953,983                       $851,589                       $786,117
                                  ========                       ========                       ========

Liabilities and Stockholders'
   Equity:
  Interest-bearing liabilities
    Deposits:
      Transaction accounts        $118,398   $ 1,724     1.46%   $108,558   $ 1,782    1.64%    $118,804     $ 1,923     1.62%
      Passbook savings              79,617     1,506     1.89      85,615     1,718    2.01       96,805       1,934     2.00
      Official checks                6,400       ---      .00       4,250      ----      .00       4,455        ----      .00
      Certificate savings          570,518    31,210     5.47     500,941    26,127    5.22      445,276      19,567     4.39
                                   -------    ------     ----     -------    ------    ----      -------      ------     ----
      Total deposits               774,933    34,440     4.44     699,364    29,627    4.24      665,340      23,424     3.52
    FHLB advances                   75,096     4,593     6.12      58,178     3,546    6.10       45,000       2,773     6.16
    Other borrowings                   857        81     9.47       1,160       107    9.27        1,165          79     6.70
                                       ---        --     ----       -----       ---    ----        -----          --     ----
 Total interest-bearing
   liabilities                     850,886    39,114     4.60     758,702    33,280    4.39      711,505      26,276     3.69
                                              ------                         ------                           ------
  Noninterest-bearing
   liabilities                      20,863                         20,167                         16,461
                                    ------                         ------                         ------
 Total liabilities                 871,749                        778,869                        727,966
 Stockholders' equity               82,234                         72,720                         58,151
                                    ------                         ------                         ------
 Total liabilities and
   stockholders' equity           $953,983                       $851,589                       $786,117
                                  ========                       ========                       ========
 Net interest income/interest
   rate spread(2)                            $35,243     3.40               $31,604    3.42                  $29,808     3.68
                                             =======     ====               =======    ====                  =======     ====
 Net interest-earning assets/net
   interest margin (3)            $ 78,616               3.79    $ 72,713              3.80     $ 49,390                 3.92
                                  ========               ====    ========              ====     ========                 ====
 Interest-earning assets to
   interest-bearing liabilities                        109.24                        109.58                            106.94
----------

(1)  Average balances and rates include nonaccruing loans.

(2) Interest rate spread represents the difference between weighted average interest rates earned on interest-earning assets and the weighted average interest rates paid on interest-bearing liabilities.

(3) Net yield on average interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

     The relationship between the volume and rates of the Bank's interest-earning assets and interest-bearing liabilities influences the Bank's net interest income. The following table reflects the sensitivity of the Bank's interest income and interest expense to changes in volume and in prevailing interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on effects attributable to: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) net change. Changes attributable to the combined impact of volume and rates have been allocated proportionately to changes due to volume and changes due to rate.

                         Nine Months Ended June 30,                                 Years Ended September 30,
                            Increase (Decrease)                                        Increase (Decrease)
                        -----------------------------              -----------------------------------------------------------------
                               1997 vs. 1996                              1996 vs. 1995                  1995 vs. 1994
                         Volume    Rate        Net                 Volume      Rate      Net      Volume      Rate        Net
Interest Income:
  Interest-bearing
    deposits                $12    $(18)       ($6)                 $ 194     $(74)      $120     $(684)       $910        $226
  Investment securities   1,098        6      1,104                 (202)       312       110      (166)        412         246
  Mortgage-backed
    securities            (185)    (122)      (307)                   360       182       542      2,893        473       3,366
  Mortgage loans          7,165    (624)      6,541                 6,681       673     7,354      2,524      1,170       3,694
Nonmortgage loans:
  Commercial loans           15     (85)       (70)                    46     (110)      (64)         14        177         191
  Consumer loans          1,067        5      1,072                 1,305       106     1,411      1,021         56       1,077
                          -----     ----      -----                 -----       ---     -----      -----         --       -----
Total interest income     9,172    (838)      8,334                 8,384     1,089     9,473      5,602      3,198       8,800
                          =====    ====       =====                 =====     =====     =====      =====      =====       =====
Interest expense
Deposits:
  Transaction accounts     $251    $(43)       $208                  $144   $ (202)    $ (58)    $ (165)       $ 24     $ (141)
  Passbook savings         (29)     (93)      (122)                 (114)      (98)     (212)      (225)          8       (217)
  Certificate savings     4,135    (504)      3,631                 3,806     1,277     5,083      2,903      3,657       6,560
                          -----    ----       -----                 -----     -----     -----      -----      -----       -----
  Total deposits          4,357    (640)      3,717                 3,836       977     4,813      2,513      3,689       6,202
  FHLB advances           1,107     (74)      1,033                 1,035        12     1,047        803       (31)         772
  Other borrowings         (19)      (2)       (21)                  (26)      ----      (26)         11         19          30
                           ---      ---        ---                   ---       ----      ---         ---         --          --
Total interest expense    5,445    (716)      4,729                 4,845       989     5,834      3,327      3,677       7,004

Net interest income      $3,727   $(122)     $3,605                $3,539      $100    $3,639     $2,275    $ (479)      $1,796
                         ======   =====      ======                ======      ====    ======     ======    ======       ======

                               Years Ended September 30,
                                  Increase (Decrease)
                           ------------------------------------
                                     1994 vs. 1993
                            Volume        Rate         Net
                            ------        ----         ---
Interest Income:
  Interest-bearing
    deposits                  $532         $192        $724
  Investment securities        624         (71)         553
  Mortgage-backed
    securities                 656        (526)         130
  Mortgage loans             1,381      (2,270)       (889)

Nonmortgage loans:
  Commercial loans           (446)          255       (191)
  Consumer loans               445        (362)          83
                               ---        ----           --
Total interest income        3,192      (2,782)         410
                             =====      ======          ===

Interest expense
Deposits:
  Transaction accounts        $ 82      $ (128)      $ (46)
  Passbook savings             (8)        (292)       (300)
  Certificate savings          111      (1,231)     (1,120)
                               ---      ------      ------
  Total deposits               185      (1,651)     (1,466)
  FHLB advances              1,139        (494)         645
  Other borrowings              19        (173)       (154)
                               ---        ----        ----
Total interest expense       1,343      (2,318)       (975)
                             =====      ======        ====

Comparison of Operating Results of Nine Months Ended June 30, 1997 to 1996

     General. Net income for the nine months ended June 30, 1997 increased 19.0% to $9.8 million or $1.96 per share, compared to $8.3 million or $1.67 per share for the same period last year. This increase was due primarily to the growth in earning assets. The acquisition of Treasure Coast Bank on June 1, 1996, increased total assets by $75 million, net loans by $62 million and deposits by $70 million.

     Net Interest Income. For the nine months ended June 30, 1997, net interest income was $29.4 million compared to $25.8 million in the comparable period in 1996. This increase was primarily the result of an increase in average interest-earning assets to $1.06 billion for the nine months ended June 30, 1997, compared to $905.9 million for the comparable period in 1996, partially offset by a decline of 4 basis points in the net interest margin. The net interest margin was 3.36% for the nine months ended June 30, 1997, compared to 3.40% for the comparable period in 1996. The increase in average interest-earning assets was primarily due to the growth in loans.

     Provision for Loan Losses. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, volume and type of lending conducted by the Bank, industry standards, the levels and status of past due and non-performing loans, the general economic conditions of the Bank's lending area and other factors affecting collectibility of the Bank's loan portfolio. For the nine months ended June 30, 1997, the provision for loan losses was $456,000 compared to a credit of $149,000 in the comparable period in 1996. The credit to the provision for the nine months ended June 30, 1996, was primarily due to a reduction in classified loans. The allowance for loan losses was $11.4 million and $11.0 million for June 30, 1997 and September 30, 1996, respectively. The allowance was 1.4% of total loans at both June 30, 1997 and September 30, 1996; 109.0% and 129.4% of classified loans at June 30, 1997 and September 30, 1996, respectively; and was 511.8% and 507.3% of nonperforming loans at June 30, 1997 and September 30, 1996, respectively. While the Bank's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

     Other Income. Other income increased to $2.9 million for the nine months ended June 30, 1997, from $2.1 million for the comparable period in 1996, due primarily to an increase of $393,000 in other fees and service charges, an increase of $204,000 in income from real estate operations and an increase of $202,000 in gain on sale of mortgage loans. Other fees and service charges, primarily from fees and service charges on deposit products, were $2.5 million and $2.1 million for the nine months ended June 30, 1997 and 1996, respectively. This increase was primarily due to the growth in deposits. Income from real estate operations was $23,000 for the nine months ended June 30, 1997, compared to a loss of $181,000 in the comparable period in 1996. Gain on sale of mortgage loans was $135,000 for the nine months ended June 30, 1997, compared to a loss of $67,000 in the comparable period in 1996.

     Other Expense. For the nine months ended June 30, 1997, other expense was $15.7 million compared to $14.7 million in the comparable period in 1996. The change was due primarily to an increase of $917,000 in compensation and benefits and an increase of $600,000 in other expense partially offset by a decrease of $625,000 in SAIF deposit insurance premiums. The increase in compensation and benefits is due primarily to additional staff required to support the growth in loans and deposits. The increase in other expense is primarily due to an increase of $153,000 in amortization of goodwill, an increase of $118,000 in advertising and promotion, an increase of $69,000 in data processing services and $52,000 in filing fees relating to the organization of the mid-tier holding company. The decrease in SAIF deposit insurance premiums is due to lower assessment rates resulting from The Deposit Insurance Act of 1996.

     Income Taxes. For the nine months ended June 30, 1997, income tax expense was $6.3 million compared to $5.2 million for the comparable period in 1996. The effective tax rate remained constant at 39% for both the nine months ended June 30, 1997 and 1996.

Year Ended September 30, 1996 Compared to Year Ended September 30, 1995

     General. Net income for the year ended September 30, 1996, excluding the one-time SAIF special assessment of $2.8 million after tax, increased 16.0% to $11.5 million or $2.32 per share, compared to $9.9 million or $2.03 per share for the year ended September 30, 1995. Including the one-time SAIF special assessment, net income for the year ended September 30, 1996 was $8.6 million, or $1.75 per share. Net interest income increased 11.5% to $35.2 million for the year ended September 30, 1996 compared to $31.6 million for the year ended September 30, 1995. This increase was due to an increase in interest income of $9.4 million and an increase in interest expense of $5.8 million. Other income remained constant at $2.9 million for both of the years ended September 30, 1996 and 1995. Other expenses increased to $24.1 million for the year ended September 30, 1996 from $18.2 million for the year ended September 30, 1995, due primarily to the one-time SAIF special assessment of $4.5 million.

     Interest Income. Total interest income increased to $74.3 million for the year ended September 30, 1996 from $64.9 million for the year ended September 30, 1995, as a result of an increase in average interest-earning assets and an increase in the average interest rate. Average interest-earning assets increased to $929.5 million for the year ended September 30, 1996 from $831.4 million for the year ended September 30, 1995. The average rate earned on interest-earning assets increased to 8.00% for the year ended September 30, 1996 from 7.80% for the year ended September 30, 1995, an increase of 20 basis points. Interest income on loans increased $8.7 million to $59.8 million for the year ended September 30, 1996 from $51.1 million for the year ended September 30, 1995. This increase was a result of a $92.6 million increase in the average balance to $700.0 million in 1996 from $607.4 million in 1995 and an increase of 14 basis points in the average yield to 8.54% in 1996 from 8.40% in 1995. The increase in the average balance of total loans was mainly due to significant growth in the residential loan portfolio resulting from high levels of loan originations and the acquisition of $62 million of loans from Treasure Coast Bank, FSB. Interest income on mortgage-backed securities increased $541,000 to $10.2 million for the year ended September 30, 1996 from $9.6 million for the year ended September 30, 1995. This increase was primarily the result of a $5.4 million increase in the average balance to $152.9 million in 1996 from $147.5 million in 1995. The increase in the average balance of mortgage-backed securities was primarily due to the purchase of adjustable and seven-year balloon securities with the proceeds from maturing investment securities and proceeds from new FHLB advances.

     Interest Expense. Total interest expense increased to $39.1 million for the year ended September 30, 1996 from $33.3 million for the year ended September 30, 1995, as a result of an increase in average interest-bearing liabilities and an increase in the average rate paid. Average interest-bearing liabilities increased to $850.9 million for the year ended September 30, 1996 from $758.7 million for the year ended September 30, 1995. The average interest rate paid on interest-bearing liabilities was 4.60% for the year ended September 30, 1996 compared to 4.39% for the year ended September 30, 1995, an increase of 21 basis points. Interest expense on deposits increased $4.8 million to $34.4 million for the year ended September 30, 1996 from $29.6 million for the year ended September 30, 1995. This increase was a result of an increase of $75.6 million in the average balance to $775.0 million in 1996 from $699.4 million in 1995 and an increase of 20 basis points in the average rate to 4.44% in 1996 from 4.24% in 1995. The increase in the average balance of deposits reflects the acquisition of $70 million of deposits from Treasure Coast Bank, FSB. Interest expense on FHLB advances and other borrowings increased $1.0 million to $4.7 million for the year ended September 30, 1996 from $3.7 million for the year ended September 30, 1995. This increase was the result of an increase of $16.6 million in the average balance to $75.9 million in 1996 from $59.3 million in 1995.

     Provision for Loan Losses. The provision for loan losses was a credit of $76,000 for the year ended September 30, 1996 compared to an expense of $460,000 for the year ended September 30, 1995. The credit to the provision for the year ended September 30, 1996 was primarily due to a reduction in classified loans. The allowance for loan losses was at $11.0 million and $ 10.1 million for September 30, 1996 and 1995, respectively. The allowance for loan losses at September 30, 1996 includes $885,000 of allowances acquired in the Treasure Coast Bank acquisition. The allowance was 1.4% and 1.6% of total loans at September 30,

1996 and 1995, respectively, and was 129.4% and 57.6% of classified loans at September 30, 1996 and 1995, respectively. The Bank had net recoveries of $125,000 and $188,000 for the years ended September 30, 1996 and 1995, respectively.

     Other Income. Other income remained constant at $2.9 million for both the years ended September 30, 1996 and 1995. Losses from real estate operations were $301,000 for the year ended September 30, 1996 compared to $40,000 for the year ended September 30, 1995. Other income, primarily from fees and service charges on deposit products was $2.8 million and $2.6 million for the years ended September 30, 1996 and 1995, respectively.

     Other Expense. Other expense increased by $5.9 million to $24.1 million for the year ended September 30, 1996 from $18.2 million for the year ended September 30, 1995. The increase was primarily due to an expense for the one-time SAIF special assessment of $4.5 million. Payment of the SAIF assessment on deposits formerly held by Treasure Coast was charged to goodwill. Other changes included an increase of $642,000 in compensation and benefits, due primarily to wage increases, and a $341,000 increase in occupancy expense.

     Income Tax Expense. Income tax expense decreased by $526,000 to $5.4 million for the year ended September 30, 1996 from $5.9 million for the year ended September 30, 1995, due primarily to the $1.7 million tax effect of the one-time SAIF special assessment. The effective tax rates were 39% and 38% for the years ended September 30, 1996 and 1995, respectively.

Year Ended September 30, 1995 Compared to Year Ended September 30, 1994

     General. Net income for the year ended September 30, 1995 increased 1.0% to $9.9 million, or $2.03 per share, compared to $9.8 million for the year ended September 30, 1994. Net income for the year ended September 30, 1994 included two nonrecurring items that added a net of $593,000 to that year's earnings. Net interest income increased 6.0% to $31.6 million for the year ended September 30, 1995 compared to $29.8 million for the year ended September 30, 1994. This increase was due to an increase in interest income of $8.8 million and an increase in interest expense of $7 million. Other income decreased by $1.2 million to $2.9 million for the year ended September 30, 1995 from $4.1 million for the year ended September 30, 1994, primarily due to a decrease in income from real estate operations of $1.3 million. Other expenses increased to $18.2 million for the year ended September 30, 1995 from $17.9 million for the year ended September 30, 1994 as a result of an increase of $615,000 in compensation and benefits and a decrease of $438,000 in professional fees.

     Interest Income. Total interest income increased to $64.9 million for the year ended September 30, 1995 from $56.1 million for the year ended September 30, 1994, as a result of an increase in average interest-earning assets and an increase in the average interest rate. Average interest-earning assets increased to $831.4 million for the year ended September 30,

1995 from $760.9 million for the year ended September 30, 1994. The average rate earned on interest-earning assets increased to 7.80% for the year ended September 30, 1995 from 7.37% for the year ended September 30, 1994, an increase of 43 basis points. Interest income on loans increased $5 million to $51.1 million for the year ended September 30, 1995 from $46.1 million for the year ended September 30, 1994. This increase was a result of a $41.8 million increase in the average balance to $607.4 million in 1995 from $565.7 million in 1994 and an increase of 25 basis points in the average yield to 8.40% in 1995 from 8.15% in 1994. The increase in the average balance of total loans was mainly due to significant growth in the residential and consumer loan portfolios resulting from high levels of loan originations and lower levels of loan refinancings. The increase in the yield on total loans was primarily the result of adjustable rate mortgages repricing upward and the origination of loans at higher interest rates. Interest income on mortgage-backed securities increased $3.4 million to $9.6 million for the year ended September 30, 1995 from $6.2 million for the year ended September 30, 1994. This increase was primarily the result of a $44.4 million increase in the average balance to $147.5 million in 1995 from $103.1 million in 1994. The increase in the average balance of mortgage-backed securities was primarily due to the purchase of adjustable and five and seven-year balloon securities with the proceeds from maturing investments securities and proceeds from new FHLB advances.

     Interest Expense. Total interest expense increased to $33.3 million for the year ended September 30, 1995, from $26.3 million for the year ended September 30, 1994, as a result of an increase in the average rate paid and an increase in average interest-bearing liabilities. The average interest rate paid on interest-bearing liabilities was 4.39% for the year ended September 30, 1995 compared to 3.69% for the year ended September 30, 1994, an increase of 70 basis points. Average interest-bearing liabilities increased to $758.7 million for the year ended September 30, 1995 from $711.5 million for the year ended September 30, 1994. Interest expense on deposits increased $6.2 million to $ 29.6 million for the year ended September 30, 1995 from $23.4 million for the year ended September 30, 1994. This increase was a result of an increase of 72 basis points in the average rate to 4.24% in 1995 from 3.52% in 1994 and a $34 million increase in the average balance to $699.4 million in 1995 from $665.4 million in 1994.

     Provision for Loan Losses. The provision for loan losses was $460,000 for the year ended September 30, 1995 compared to $1.6 million for the year ended September 30, 1994. For the year ended September 30, 1994, management decided to increase the level of general valuation allowances for classified loans as a result of a change in general valuation policies. The allowance for loan losses was at $10.1 million and $9.4 million for September 30, 1995 and 1994, respectively. The allowance was 1.6% of total loans at both September 30, 1995 and 1994, and was 57.6% and 57.4% of classified loans at September 30, 1995 and 1994, respectively. The Bank had net recoveries of $188,000 and $577,000 for the years ended September 30, 1995 and 1994, respectively.

     Other Income. Other income decreased to $2.9 million for the year ended September 30, 1995 from $4.1 million for the year ended September 30, 1994, due primarily to a decrease of $1.3 million in income from real estate operations. Income from real estate operations was a loss of $40,000 for the year ended September 30, 1995 compared to income of $1.2 million for the year ended
September 30, 1994. The income for the year ended September 30, 1994 resulted primarily from the sale of three real estate owned properties. Other income, primarily from fees and service charges on deposit products was $2.6 million and $2.5 million for the years ended September 30, 1995 and 1994, respectively.

     Other Expense. Other expense increased by $331,000 to $18.2 million for the year ended September 30, 1995 from $17.9 million for the year ended September 30, 1994. The change was primarily due to an increase of $615,000 in compensation and benefits, due primarily to the amortization of stock benefit plans and wage increases, and a $438,000 decrease in professional fees. The decrease in professional fees was due primarily to fees paid in 1994 to a consulting firm for a profit improvement and operating efficiency study.

     Income Tax Expense. Income tax expense increased $704,000 to $5.9 million for the year ended September 30, 1995 from $5.2 million for the year ended September 30, 1994. The effective tax rates were 38% and 36% for the years ended September 30, 1995 and 1994, respectively. The lower effective tax rate for 1994 is primarily due to the effect of allowable bad debt deductions.

Liquidity and Capital Resources

     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time, is currently 5% of deposits and short-term borrowings. The Bank's liquidity ratio was 18.07%, 18.79%, and 16.06% at June 30, 1997, September 30, 1996 and
September 30, 1995, respectively. It is the Bank's policy to maintain average monthly levels of liquid assets at least 50 basis points higher than the minimum requirement, primarily as a part of its asset and liability management strategy of increasing its levels of rate-sensitive interest-earning assets. At June 30, 1997, the Bank had federal funds, cash and investments which exceeded the minimum regulatory requirement. In addition, the Bank had certain investments in mortgage-backed securities aggregating $156.6 million which also qualify as liquid assets under OTS regulations. The Bank intends to hold such investments in mortgage-backed securities until maturity. However, such investments may be used as collateral for borrowing as such need arises. The Bank's total liquidity position as of June 30, 1997 was $166.5 million, which was $120.5 million in excess of the minimum requirement of $46.0 million. The Bank's short term liquidity position at that date amounted to $63.5 million which was $9.2 million in excess of the minimum requirement of $54.3 million.

     The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. The Bank will consider increasing its borrowings from the FHLB of Atlanta from time to time to hedge against future increases in prevailing deposit account interest rates. In addition, the Bank held unpledged fixed and adjustable rate mortgage-backed securities totaling $154.0 million at June 30, 1997 that could be used as collateral under repurchase transactions with securities dealers. Repurchase transactions serve as secured borrowings and provide a source of short-term liquidity for the Bank.

     Net cash provided by the Bank's operating activities (i.e., cash items affecting net income) for the nine months ended June 30, 1997, was $10.0 million. Net cash provided by the Bank's operating activities was $10.2 million, $11.1 million and $9.5 million for the years ended September 30, 1996, 1995 and 1994, respectively.

     Net cash used by the Bank's investing activities (i.e., cash receipts, primarily from its investment securities, mortgage-backed securities, and loan portfolios) for the nine months ended June 30, 1997, was $66.0 million. Net cash used by the Bank's investing activities was $86.2 million, $85.9 million and $45.3 million for the years ended September 30, 1996 1995 and 1994, respectively.

     Net cash provided by the Bank's financing activities (i.e., cash receipts primarily from net increases in deposits and net FHLB advances) for the nine months ended June 30, 1997, was $52.2 million. Net cash provided by the Bank's financing activities was $86.0 million, $66.1 million and $40.0 million for the years ended September 30, 1996, 1995 and 1994, respectively. The increase in 1996 was principally due to a $13.5 million increase in deposits and a $10.0 million increase in FHLB advances.

     The Bank's liquid assets consist primarily of investment securities, federal funds and cash. At June 30, 1997 the Bank had liquid assets of $166.5 million, with loan commitments of $27.4 million (consisting of unused lines of credit to homebuilders and residential and commercial loan commitments), letters of credit of $824,000, unfunded loans in process of $28.7 million (the latter consisting primarily of residential loans in process), and $10.0 million in adjustable rate mortgage-backed securities.

Impact of Inflation and Changing Prices

     The consolidated financial statements and accompanying notes presented elsewhere in this Prospectus have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or, to the same extent, as prices of goods and services.

Impact of New Accounting Standards

     Accounting for Certain Investments in Debt and Equity Securities. On November 15, 1995, the Financial Accounting Standards Board (the "FASB") issued Special Report No. 155-B, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, (the "Special Report"). Pursuant to the Special Report, the Bank was permitted to conduct a one-time reassessment of the classifications of all securities held at that time. Any reclassifications from the held-to-maturity category made in conjunction with that reassessment would not call into question an enterprise's intent to hold other debt securities to maturity in the future. The Bank undertook such a reassessment and, effective December 31, 1995, all investment securities were reclassified as available for sale. On the effective date of the reclassification, the securities transferred had a carrying value of $25.8 million and an estimated fair value of $26.0 million, resulting in a net increase to stockholders' equity for the net unrealized appreciation of $126,000, after deducting applicable income taxes of $76,000.


     Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement 125"). Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a financial-components approach that focuses on control. Statement 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be prospectively applied. Upon adoption, Statement 125 did not have a material impact on the Bank's financial position and results of operations.

     Accounting for Stock-Based Compensation. In October, 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). The adoption date of Statement 123 varies depending upon the various provisions of the statement. Statement 123 established financial accounting and reporting standards for stock-based employee compensation plans. The statement defines a "fair value based method" of accounting for employee stock option or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, Statement 123 also allows an entity to continue to measure compensation costs for those plans using the "intrinsic value based method" of accounting which the Bank currently uses. Management has determined that it will continue to use the method of accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees." The Bank will present required pro forma amounts and disclosures under Statement 123 beginning with the fiscal year ending September 30, 1997.

     Earnings Per Share. In February, 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement 128"). Statement 128 is effective for financial statements issued for periods ending after December 15, 1997. Statement 128 establishes standards for computing and presenting earnings per share ("EPS"), simplifies the standards previously found in APB No. 15, "Earnings Per Share", and makes them comparable to international EPS standards. The Bank will begin disclosing EPS in accordance with Statement 128 beginning with the quarter ended December 31, 1997.

     Reporting Comprehensive Income. In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 is effective for fiscal years beginning after December 15, 1997. Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 requires that all items recognized under accounting standards as components of comprehensive income be reported in a financial statement in equal prominence with other financial statements. Such statement will be presented by the Bank beginning with the quarter ended December 31, 1998.

     Disclosures About Segments of an Enterprise and Related Information. In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information"
("Statement 131"). Statement 131 is effective for periods beginning after December 15, 1997. Statement 131 establishes standards for the way that public business enterprises report information about operating segments, based on how the enterprise defines such segments. The Bank is required to report operating segment information, to the extent such segments are defined, beginning with the year ended September 30, 1999.


                    BUSINESS OF HARBOR FLORIDA BANCORP, INC.

     Harbor Florida Bancorp, Inc. was formed in December, 1996 to serve as the Mid-Tier Holding Company for the Bank. The primary purpose for creation of Harbor Florida was to facilitate capital management through stock repurchases. Harbor Florida's stock is currently owned by the Mutual Holding Company and the Public Stockholders. It has not engaged in any business other than holding 100% of the Bank's common stock and has not, to date, repurchased any stock. After the Conversion, it will continue to own 100% of the Bank's stock and 100% of its Common Stock will be held by the public. When the Bank announced the creation of Harbor Florida, on October 23, 1996, management intended to use the mid-tier holding company structure to facilitate stock repurchases from time to time as part of its capital management strategy. On June 25, 1997, when the Mid-Tier Reorganization was consummated, Harbor Florida announced its intention to purchase Public Harbor Florida Shares in the open market. Subsequent to June 25, 1997, management considered repurchasing Public Harbor Florida Shares, and in this regard considered, among other things, market conditions, capital needs, securities regulation restrictions on the timing of repurchases, and alternative capital expenditures, and ultimately decided not to repurchase Public Harbor Florida Shares.

Reorganization Into Harbor Florida Bancorp

     Harbor Florida is a Delaware corporation which began its activities on June 25, 1997. Harbor Florida was created under a new regulation promulgated by the OTS which allowed mutual holding companies such as Harbor Financial to create mid-tier holding companies. The primary purpose for creation of mid-tier holding companies was as a capital management tool to enable the repurchases stock without any adverse tax consequences, while maintaining the mutual holding company structure. The mid-tier Reorganization was structured as a tax free reorganization as follows: (i) Harbor Florida, a Delaware corporation, chartered a wholly owned interim federal stock savings bank known as Interim; (ii) Interim was then merged with and into the Bank with the Bank as the surviving entity. As a result of the merger, the Bank became a wholly owned subsidiary of Harbor Florida and the shareholders of the Bank became shareholders of Harbor Florida with the same aggregate percentage ownership interest as their aggregate ownership of the Bank prior to the reorganization.

     OTS Conditions of Approval. The OTS approval of the mid-tier Reorganization that created Harbor Florida, and resulted in the Bank becoming the wholly owned subsidiary of Harbor Florida, was accompanied by certain conditions imposed on Harbor Florida while it continued to operate in a structure with majority ownership of its shares held by the Mutual Holding Company. The material conditions of the OTS approval were as follows:

     (i) No later than one year from the date of consummation of the acquisition, or June 25, 1998, Harbor Florida was required to obtain a federal charter from the OTS and to submit bylaws acceptable to the Director, Corporate Activities, of the OTS.

     (ii) Harbor Florida was made subject to the provisions of the Mutual Holding Company Regulations pertaining to minority stock issuances as if it were a former mutual savings association that reorganized into a mutual holding company structure;

     (iii) Harbor Florida was made subject to the same restrictions (including, but not limited to, the activities limitations) that the Mutual Holding Company is subject to under Section 10(o)(5) of the HOLA and 12 C.F.R. ss. ss. 575.11 and 575.12, as well as any other pertinent statutory and regulatory provisions, e.g. that its permissible activities would be those authorized for mutual holding companies;

     (iv) Harbor Florida is required to hold all of the issued and outstanding common stock of the Bank, and the Bank was not permitted to issue any other class of equity security;

     (v) Harbor Florida and the Bank must obtain approval from the OTS prior to issuing any securities;

     (vi) Harbor Florida was subject to the provisions of 12 C.F.R. Part 552, pertaining to amendments of charters and bylaws as if Harbor Florida were a federal stock savings association;

     (vii) Harbor Florida was required to cease any activity, reverse any action, or amend any provisions of its charter or bylaws, to which the OTS objects as being contrary to the MHC Regulations; and

     (viii)  If  the  Mutual  Holding  Company   undertakes  a   mutual-to-stock
          conversion, OTS policies regarding purchases of stock in conversions would apply to any Public Stockholders.

     The OTS conditions are based upon the continued operation of Harbor Florida as part of a structure in which a mutual holding company is present. Upon the completion of the Conversion, Harbor Financial MHC will convert to an interim federal stock savings association and merge into the Company. Accordingly, the restrictions on the activities in which Harbor Florida may engage, (i.e., the requirement to eliminate Harbor Florida's Delaware charter and adopt a federal charter, and the prohibition against issuance of any other class of security), would not be applicable.

     Instead, since Harbor Florida will own only one savings association, and will no longer operate in a mutual holding company structure, it generally will not be restricted as to the types of business activities in which it may engage provided that the Bank retains a specific amount of its assets in housing-related investments. After the Conversion, Harbor Florida will not conduct any active business and does not intend to employ any persons other than officers, but will utilize the Bank's support staff from time to time. The office of Harbor Florida is located at 100 S. Second Street, Fort Pierce, FL 34950 and its telephone number is (561) 461-2414.


                     BUSINESS OF HARBOR FEDERAL SAVINGS BANK


General

     Harbor Federal Savings Bank ("Bank") is engaged in the business of attracting deposits primarily from the communities it serves and using these and other funds to originate primarily one-to-four family first mortgage loans for retention in its portfolio. The Bank's principal sources of funds are deposits and principal and interest payments on loans. Its principal source of income is interest received from loans and investment and mortgage-backed securities, and its principal expenses are interest paid on deposit accounts and employee compensation and benefits.

     On June 1, 1996, the Bank acquired all of the outstanding common stock of Treasure Coast Bank, F.S.B. ("Treasure Coast"), a Florida based federal savings association, for approximately $6.8 million in cash. The acquisition was accounted for using the purchase method. Treasure Coast had assets of approximately $75 million. The Treasure Coast acquisition added 1 branch to the Bank's branch network. The results of operations of Treasure Coast from June 1, 1996 to September 30, 1996 are included in the consolidated financial statements of the Bank.

Market Area

     The Bank serves communities in six growing and diverse Florida counties. Its headquarters is in Fort Pierce, Florida, located on the eastern coast of Florida between Stuart and Daytona Beach. In addition to its headquarters, it has fourteen branch offices in St. Lucie, Indian River and Martin counties, located on Florida's "Treasure Coast." This area is characterized by both a large retirement and vacation home population and a significant agricultural economy, primarily citrus crops. The Bank has four branch offices located in Brevard County, which encompasses the "Space Coast" of the state. Brevard County has a greater industrial base fueled primarily by companies related to NASA and the John F. Kennedy Space Center. Prominent electronics concerns such as Harris Corporation are also major employers in this area. The Bank also has one branch office in Okeechobee County, an agricultural area, and three branch offices in Volusia County, where tourism and a large retirement population predominate.

Lending Activities

     General. The Bank's principal lending activity has historically been, and will continue to be for the foreseeable future, the origination of one-to-four family residential mortgage loans. Although the Bank sells some conforming loans, primarily to the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"), and has, on rare occasions, purchased whole loans and loan participations, it focuses primarily on the origination of loans and retains them in its portfolio for investment. See " -- One to Four Family Permanent Residential Mortgage Loans." The Bank also originates a substantial amount of one-to-four family residential construction and consumer loans, and, on a limited basis, consumer installment, commercial real estate and commercial business loans. Substantially all of the Bank's mortgage loans are secured by property in its market area and most of its nonmortgage loans are made to borrowers in its market area.

     The Bank offers both fixed-rate and adjustable rate mortgage ("ARM") loans. The Bank has sought to increase its origination of ARM loans to reduce its interest rate risk. However, the Bank's ability to originate ARM loans has been limited by borrower preference for fixed-rate loans in many instances, particularly in low interest rate environments.

     Loan and Mortgage - Backed Securities Portfolio Composition. The following table sets forth a summary of the composition of the Bank's loan and mortgage-backed securities portfolio by type of loan.

                                                                                          September 30,
                                                        -------------------------------------------------------------------------
                                     June 30, 1997                1996                     1995                    1994
                                     -------------                ----                     ----                    ----
                                                                                              (Dollars in Thousands)
                                            Percent of               Percent of              Percent of               Percent of
                                  Amount       Total       Amount       Total        Amount     Total       Amount       Total
                                  ------       -----       ------       -----        ------     -----       ------       -----
Mortgage Loans
  Construction 1 - 4 Family    $ 41,417        4.82%    $ 43,994        5.46%     $ 40,634      6.07%    $ 38,473        6.28%
   Permanent 1 - 4 Family        620,066       72.16      584,297       72.49       487,480     72.84      456,880       74.60
   Multifamily                    14,457        1.68       17,804        2.21        14,916      2.23       15,384        2.51
   Nonresidential                 53,006        6.17       41,970        5.21        31,980      4.78       25,378        4.14
   Land                           31,881        3.71       29,034        3.60        20,460      3.06       16,995        2.77
                                  ------        ----       ------        ----        ------      ----       ------        ----
    Total Mortgage Loans         760,827       88.54      717,099       88.97       595,470     88.98      553,110       90.30
 Other Loans
   Commercial Nonmortgage         11,446        1.33        8,199        1.02         8,468      1.27        8,135        1.33
     Home Improvement             20,670        2.40       20,679        2.56        19,198      2.87       14,823        2.42
     Manufactured Housing         16,046        1.87       15,784        1.96        15,045      2.25       13,461        2.19
     Other Consumer (1)           50,320        5.86       44,265        5.49        31,049      4.63       23,017        3.76
                                  ------        ----       ------        ----        ------      ----       ------        ----
   Total Other Loans              98,482       11.46       88,927       11.03        73,760     11.02       59,436        9.70
                                  ------       -----       ------       -----        ------     -----       ------        ----
   Total Loans Receivable        859,309      100.00%     806,026      100.00%      669,230    100.00%     612,546      100.00%
                                              ======                   ======                  ======                   ======
 Less:
   Loans in process               28,727                   26,788                    24,321                 22,652
   Deferred loan fees and
     discounts                     3,385                    3,203                     3,519                  4,054
   Allowance for loan
     losses                       11,408                   11,016                    10,083                  9,434
                                  ------                   ------                    ------                  -----
   Subtotal                       43,520                   41,007                    37,923                 36,140
                                  ------                   ------                    ------                 ------
 Total Loans Receivable, Net     815,789                  765,019                   631,307                576,406
                                 -------                  -------                   -------                -------
 Loans Held for Sale               3,090                    4,870                     1,009                     25
                                   -----                    -----                     -----                     --
 Mortgage-Backed
    Securities                   156,559                  153,293                   164,759                120,099
                                 -------                  -------                   -------                -------
 Total                          $975,438                 $923,182                  $797,075               $696,530
                                ========                 ========                  ========               ========

                                                   September 30,
                                   ---------------------------------------------
                                                (Dollars in Thousands)
                                            1993                   1992
                                            ----                   ----
                                              Percent of             Percent of
                                     Amount      Total        Amount    Total
                                     ------      -----        ------    -----
 Mortgage Loans
   Construction 1 - 4 Family        $44,250       7.57%      $27,357    4.91%
   Permanent 1 - 4 Family           428,524      73.36       413,173   74.18
   Multifamily                       16,386       2.80        11,813    2.12
   Nonresidential                    23,615       4.04        26,022    4.67
   Land                              19,077       3.27        23,655    4.25
                                     ------       ----        ------    ----
    Total Mortgage Loans            531,852      91.04       502,030   90.13
 Other Loans
   Commercial Nonmortgage            10,356       1.77        14,244    2.56
     Home Improvement                11,574       1.98        11,367    2.04
     Manufactured Housing            13,064       2.24        12,558    2.26
     Other Consumer (1)              17,322       2.97        16,780    3.01
                                     ------       ----        ------    ----
   Total Other Loans                 52,316       8.96        54,949    9.87
                                     ------       ----        ------    ----
   Total Loans Receivable           584,168     100.00%      556,979  100.00%
                                                ======                ======
 Less:
   Loans in process                  25,548                   15,915
   Deferred loan fees and
     discounts                        4,616                    4,041
   Allowance for loan
     losses                           7,305                    6,029
                                      -----                    -----
   Subtotal                          37,469                   25,985
                                     ------                   ------
 Total Loans Receivable, Net        546,699                  530,994
                                    -------                  -------
 Loans Held for Sale                    679                      151
                                        ---                      ---
 Mortgage-Backed
    Securities                       89,535                   97,201
                                     ------                   ------
 Total                             $636,913                 $628,346
                                   ========                 ========

(1)  Includes home equity and other second mortgage loans.

                                 ---------------

     The following table shows the maturity or period to repricing of the Bank's loan and mortgage-backed securities portfolios at June 30, 1997. Loans that have adjustable rates are shown as being due in the period in which the interest rates are next subject to change. The table does not include prepayments or scheduled principal amortization. Prepayments and scheduled principal amortization on loans totaled $117.5 million, $143.5 million, $99.4 million, and $144.4 million for the nine months ended June 30, 1997 and fiscal years 1996, 1995 and 1994, respectively. Loans having no stated maturity and no schedule of repayments (including delinquent loans), and demand loans are reported as due in 1997.




                                                  One            Three          Five     Ten through
                                   Within       through         through        through     twenty        Beyond
                                  one year    three years      five years     ten years     years     twenty years    Total
                                  --------    -----------      ----------     ---------     -----     ------------    -----
                                                                      (In thousands)
Mortgage loans:
  Permanent 1 - 4 family          $207,957      $27,353          $43,271     $ 66,571     $138,460      $156,163    $639,775
  Other                             42,147       11,937            8,600       14,831       15,180           686      93,381
Other Loans:
  Consumer                          23,802       12,288           22,606       23,769        4,434            24      86,923
  Commercial                         6,198          431            1,302        1,193          171         2,126      11,421
Nonperforming Loans (1)              2,227            0                0            0            0             0       2,227
Mortgage-Backed Securities          47,990       32,612           21,556       35,217       17,911         1,273     156,559
                                    ------       ------           ------       ------       ------         -----     -------
Sub-Total                         $330,321      $84,621          $97,335     $141,581     $176,156      $160,272    $990,286
                                  ========      =======          =======     ========     ========      ========    ========
Discount on Loans Purchased                                                                                             (102)
Deferred Loan Origination
  Costs and Commitment Fees                                                                                           (3,301)
Allowance for Loan Losses                                                                                            (11,445)
                                                                                                                     -------
Total (2)(3)                                                                                                        $975,438
                                                                                                                    ========
----------

(1) All nonperforming loans are reported as due within one year regardless of the actual maturity term.

(2)  Amounts  reported  do  not  include   principal   repayment  or  prepayment
     assumptions.

(3)  Amounts include loans held for sale of $3.1 million as of June 30, 1997.


                                 --------------

     The following table sets forth the amount of fixed-rate and adjustable-rate loans at June 30, 1997 due after June 30, 1998.



                                               Adjustable
                               Fixed Rate         Rate            Total
                               ----------      ----------         -----
                                             (In thousands)
Mortgage loans:
  Permanent 1 - 4 family        $321,209        $110,609        $431,818
  Other                           38,004          13,230          51,234
Other loans:
  Consumer                        63,121               0          63,121
  Commercial                       5,223               0           5,223
                                --------        --------        --------
Total loans                      427,557         123,839         551,396
Mortgage-backed securities       108,569               0         108,569
                                --------        --------        --------
Total                           $536,126        $123,839        $659,965
                                ========        ========        ========


                         ------------------------------


     One-to-Four Family Permanent Residential Mortgage Loans. The Bank's primary lending activities focus on the origination of one-to-four family residential mortgage loans. The Bank generally does not originate one-to-four family residential loans on properties outside of its market area. At June 30, 1997, 72.16% of the Bank's total loan portfolio, or $620.1 million consisted of one-to-four family loans and over 95% of such loans were collateralized by properties located in the Bank's market area.

     The Bank's fixed rate loans generally are originated and underwritten according to standards that permit sales in the secondary market. However, the decision to sell depends on a number of factors including the yield and the term of the loan, market conditions, and the Bank's current portfolio position. The Bank sells a portion of newly originated 30 year fixed rate mortgage loans, currently $100,000 to $200,000 per month. In addition, the Bank sells loans under the single family Mortgage Revenue Bond Programs through local County Housing Finance Authorities. The servicing on these loans is also released.

     The Bank currently offers one-to-four family residential mortgage loans with fixed, adjustable or a combination of fixed/adjustable interest rates. Originations of fixed rate mortgage loans versus ARM loans are monitored on an ongoing basis and are affected significantly by the level of market interest rates, customer preference, the Bank's interest rate gap position, and loan products offered by the Bank's competitors. In a low interest rate environment, borrowers typically prefer fixed rate loans to ARM loans, and even if management's strategy is to emphasize ARM loans, market conditions may be such that there is greater demand for fixed rate mortgage loans.

     The Bank generates residential mortgage loan activity through local advertising, its existing customers and referrals from local real estate brokers and home builders. All loans are originated by Bank loan officers, none of whom have underwriting authority. Independent loan brokers are not used.

     Residential loans are authorized and approved under central authority by experienced underwriters. Underwriters have individual authority to approve loans up to the maximum amount of $250,000. Residential mortgage loans in excess of this amount are approved by Management individually up to $500,000 or by committee if above $500,000. The Bank also has direct endorsement authority from the Federal Housing Authority ("FHA") to allow for internal approval of FHA insured loans. FHA loans are approved under central authority by an underwriter with a "Direct Endorsement" designation from the FHA. The Bank's underwriting standards are intended to ensure that borrowers are sufficiently credit worthy, and all of the Bank's lending is subject to written underwriting policies and guidelines approved by the Bank's Board of Directors. Detailed loan applications are designed to determine the borrower's ability to repay the loan and certain information solicited in these applications is verified through the use of credit reports, financial statements and other confirmations. The Bank obtains an appraisal of substantially all of the proposed security property in connection with residential mortgage loans. Additionally, title insurance is required for all mortgage loans, except home equity loans of $50,000 or less.

     The types, amounts, terms of and security for conventional loans (those not insured or guaranteed by the U.S. government or agencies thereof, or state housing agency) originated by the Bank are significantly prescribed by federal regulation. OTS regulations limit the amount which the Bank can lend up to specified percentages of the value of the real property securing the loan, as determined by an appraisal at the time the loan is originated (referred to as "loan-to-value ratios"). The Bank makes one-to-four family home loans and other residential real estate loans with loan-to-value ratios generally of up to 80% of the appraised value of the security property. In certain circumstances loan-to-value ratios exceed 80%, in which case private mortgage insurance is generally required. A substantial part of the Bank's loan originations are made to borrowers to finance second homes for vacation use or for use as a rental property. Such loans may be considered to have a higher credit risk than loans to finance a primary residence.

     One-to-Four Family Residential Construction Loans. A part of the Bank's loan originations are to finance the construction of one-to-four family homes in the Bank's market area. At June 30, 1997 the Bank had $41.4 million in such loans, representing 4.82% of total loans. It is the Bank's policy to disburse loan proceeds as construction progresses and as inspections warrant.

     A portion of these loans are made directly to the individual who will ultimately own and occupy the home. Of these, the vast majority are structured at origination to guarantee the permanent financing to the Bank as well. As a result, although in recent years the origination of these construction loans to individuals is second in volume only to the origination of traditional loans to finance the purchase or refinance of an existing home, the significance of this type of lending to the Bank is not evident from the amount of these loans in its portfolio at any given time because these construction loans to individuals usually "roll" into permanent financing.

     Approximately one-half of the Bank's one-to-four family construction loans are to builders. In most instances these loans are also structured to guarantee permanent financing by the Bank.

     Consumer Loans. The Bank originates consumer loans as an essential element in its retail-oriented strategy. Secured consumer loans include automobile, manufactured housing, boat and truck loans, home equity and home improvement loans as well as loans secured by the borrower's deposit accounts with the Bank. The loans for manufactured housing are generally originated within quality, retirement lifestyle communities spread throughout the six county market area that feature amenities such as full service clubhouse facilities, swimming pools, and in a number of cases, golf courses. These loans are subject to the normal underwriting standards of the Bank. Loans are made on either a fixed-rate or adjustable-rate basis, with terms generally up to 20 years. A limited amount of unsecured consumer loans are also originated. At June 30, 1997 consumer-oriented loans accounted for $87.0, or 10.13% of the Bank's total loan portfolio.

         Non-Residential and Land Mortgage Loans. In the late 1980's the Bank curtailed its lending in non-residential mortgages with the exception of loans to finance the sale of the Bank's real estate acquired through foreclosure. In recent years, the Bank re-entered this market and made a total of $14.8 million, $12.9 million and $10.7 million and $4.8 million of non-residential mortgage loans in the nine months ended June 30, 1997 and for the fiscal years ended September 30, 1996, 1995 and 1994, respectively. At June 30, 1997, nonresidential loans constituted 6.17% of the Bank's total loan portfolio. Origination of these loans plays a subordinate role to the origination of residential mortgage and consumer-related loans. Non-residential mortgage loans are offered on properties within the Bank's primary market area using both fixed or adjustable rate programs.

     Loans  secured  by  non-residential  real  estate  generally  carry  larger balances and involve a greater degree of risk than one-to-four family residential mortgage loans. This increased risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties, and the increased difficulty of evaluating and monitoring these loans. Furthermore, the repayment of loans secured by non-residential property is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired. See " -- Delinquent, Nonperforming and Classified Assets."

     The Bank also originates developed building lot loans ("lot loans") secured by individual improved lots for future residential construction. Lot loans are offered with either a fixed or adjustable interest rate and with a maximum term of up to 15 years. At June 30, 1997 these loans accounted for $14.9 million, or 1.73% of the Bank's total loan portfolio.

     Other Loans. The balance of the Bank's lending consists of multi-family mortgage and commercial non-mortgage loans. At June 30, 1997 these loans represented $14.5 million, or 1.68% and $11.4 million, or 1.33%, respectively, of the Bank's total loan portfolio. The multi-family mortgage loans are secured primarily by apartment complexes. These loans are subject to the same lending limits as apply to the Bank's commercial real estate lending. The commercial non-mortgage loans represent primarily equipment and other business loans to professionals such as physicians and attorneys. These loans are an integral part of the Bank's strategy of seeking synergy between its various deposit and loan products and as a service to existing customers.

Origination and Sale of Loans

     From time to time the Bank has sold mortgage loans, primarily to the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Historically, the Bank has not purchased significant amounts of loans, particularly in light of its past policy to control asset growth.

     The Bank sells a portion of newly originated 30 year fixed rate mortgage loans, in an amount currently between $100,000 to $200,000 per month. In addition, the Bank sells loans under the single family Mortgage Revenue Bond Programs through local County Housing Finance Authorities. The servicing on these loans is also released. The purpose of selling a portion of fixed rate loans from current production is to reduce interest rate risk by limiting the growth of longer term fixed rate loans in the portfolio and to generate service fee income over time.

     The following table shows total loan origination activity including mortgage-backed securities, during the periods indicated.



                                         Nine Months Ended
                                               June 30,                            Years Ended September 30,
                                     ---------------------------    --------------------------------------------------------
                                        1997             1996              1996              1995                1994
                                        ----             ----              ----              ----                ----
                                                                        (In thousands)
Mortgage loans (gross):
  At beginning of period             $722,173         $596,478          $596,478          $553,135            $532,531
  Mortgage loans originated:
    Construction 1-4 Family            45,965           43,521            59,000            51,998              58,600
    Permanent 1-4 Family               59,503           66,553            85,853            51,334              76,911
    Multi-family                        1,390            2,748             2,935               158               2,880
    Nonresidential                     14,763            7,999            12,941            10,700               4,848
    Land                                8,564           11,994            13,384            11,812               5,593
                                        -----           ------            ------            ------               -----

  Total mortgage loans originated(1)  130,185          132,815           174,113           126,002             148,832
  Mortgage loans acquired (2)             ---           60,482            60,482               ---                ----
  Mortgage loans sold (3)              (5,854)          (3,396)           (4,653)           (9,037)            (11,440)
  Principal repayments                (80,504)         (73,949)         (101,359)          (72,310)           (115,141)
  Mortgage loans transferred to
    real estate owned                  (1,995)          (1,489)           (2,626)           (1,312)             (1,647)
                                       ------           ------            ------            ------              ------
  At end of period                   $764,005         $710,941          $722,435          $596,478            $553,135
                                     ========         ========          ========          ========            ========

Other loans (gross):
  At beginning of period             $ 88,927         $ 73,760          $ 73,760          $ 59,436            $ 52,316
  Other loans originated               46,801           38,797            52,702            40,838              36,228
  Loans acquired                          ---            4,468             4,468               ---                 ---
  Principal repayments                (37,246)         (31,587)          (42,003)          (26,514)            (29,108)
                                      -------          -------           -------           -------             -------
  At end of period                   $ 98,482         $ 85,438          $ 88,927          $ 73,760            $ 59,436
                                     ========         ========          ========          ========            ========

Mortgage-backed securities
  (gross):
  At beginning of period            $ 153,293         $164,759         $ 164,759          $120,099            $ 89,535
  Mortgage-backed securities
    purchased                          31,843           19,430            29,265            65,609              64,166
  Principal repayments                (28,577)         (31,726)          (40,731)          (20,949)            (33,602)
                                      -------          -------           -------           -------             -------
  At end of period                  $ 156,559        $ 152,463         $ 153,293          $164,759            $120,099
                                    =========        =========         =========          ========            ========
----------

(1) Loans originated represent loans closed, however all loans may not be fully disbursed at time of closing.

(2) Represents loans acquired in connection with the acquisition of Treasure Coast Bank, F.S.B. in 1996.

(3)  Includes $3 million commercial land participation loan sold in 1995.

                              ---------------------

Mortgage-backed Securities

     A substantial part of the Bank's business involves investments in mortgage-backed securities issued or guaranteed by an agency of the United States government. Historically, the Bank's mortgage-backed securities portfolio has consisted primarily of pass-through mortgage participation certificates issued by FHLMC and FNMA. These pass-through certificates represent a participation interest in a pool of single-family mortgages, the principal and interest payments on which are passed from the loans' originators, through the FHLMC and FNMA that pools and packages the participation interests into the form of securities, to investors such as the Bank. The FHLMC and FNMA guarantees the payment of principal and interest. The underlying pool of mortgages can consist of either fixed-rate or adjustable-rate loans. At June 30, 1997, the Bank's portfolio of mortgage-backed securities consisted entirely of FHLMC and FNMA participation certificates. Of the $156.6 million in mortgage-backed securities at that date, approximately 27% represented adjustable-rate securities and 73% represented fixed-rate securities with anticipated maturity dates from 3 months to 29 years.

Delinquent, Nonperforming and Classified Assets

     Delinquent Loans. All delinquent loan results are reviewed monthly by the Bank's Board of Directors. The Bank believes it has an effective process and policy in dealing with delinquent loans.

     Residential delinquencies are handled by the Loan Collections Department. This department begins collections efforts on residential loans when a loan appears on the 15-day delinquent list. Borrowers are sent a notice to accelerate the debt when the debt is 45 days delinquent. If the delinquent account has not been corrected, foreclosure proceedings are begun generally at the 75th day of delinquency. At June 30, 1997, residential loans delinquent 90 days and longer represented .17% of the total residential loan portfolio.

     Commercial delinquent accounts are processed by the Problem Asset and Lending Departments. For commercial accounts classified as Substandard, as defined below, or worse, the Problem Asset Department has jurisdiction over the collection efforts. As with residential delinquent loans, any commercial loans 90 days past due or where the collection of the interest or full principal is considered doubtful are placed on a non-accrual basis.

     If a collection action is instituted on a consumer or commercial loan, the Bank, in compliance with the loan documents and the law, may repossess and sell the collateral security for the loan through private sales or through judicially ordered sales when necessary. Should the sale result in a deficiency owing to the Bank, the borrowers generally are pursued where such action is deemed appropriate, including recourse based on personal loan guarantees by the borrower's principals.

     The following table shows the Bank's loans delinquent 90 days or more at the dates indicated.

                                                                                     September 30,
                                                       -------------------------------------------------------------------------
                                   June 30, 1997                1996                     1995                     1994
                                -------------------             ----                     ----                     ----
                                                                            (Dollars in thousands)
                                Number       Amount     Number        Amount      Number       Amount      Number         Amount
                                ------       ------     ------        ------      ------       ------      ------         ------
Mortgage loans:
  Construction and land             1       $   133         2       $     98          2      $     89          0      $     ---
  Permanent 1 - 4 family           22         1,106        23          1,196         36         2,205         22            777
  Other mortgage                    1           111         2            423          0           ---          1            800
                                    -           ---         -            ---          -                        -            ---
  Total mortgage loans             24         1,350        27          1,717         38         2,294         23          1,577
Other loans                         5           113         9            132          7            70          7            109
                                    -           ---         -            ---          -            --          -            ---
Total loans                        29        $1,463        36         $1,849         45        $2,364         30         $1,686
                                   ==        ======        ==         ======         ==        ======         ==         ======
Delinquent loans to
  total loans...                                .18%                     .24%                     .37%                      .28%


     As of June 30, 1997, September 30, 1996, 1995 and 1994, $764,000, $323,000,
$1.2 million, and $1.2 million, respectively, of loans were on nonaccrual status which were not 90 days past due.

     Nonperforming Assets. The Bank also places emphasis on improving asset quality. The Bank's nonperforming assets as a percentage of total assets have decreased from .85% at September 30, 1994 to .50% at September 30, 1996. At June 30, 1997, such ratio was .46%.

     Loans 90 days past due are generally placed on non-accrual status. The Bank ceases to accrue interest on a loan once it is placed on non-accrual status, and interest accrued but unpaid at that time is charged against interest income. Additionally, any loan where it appears evident that the collection of interest is in doubt is also placed on a non-accrual status. Non-accrual loans of $500,000 or more are reviewed monthly by the Board of Directors. All loans on non-accrual status, other than those evaluated collectively for impairment, are considered to be impaired loans for purposes of Statement 114. Impaired loans having a recorded investment value of approximately $1.0 million at June 30, 1997 have been recognized in conformity with Statement 114, as amended by Statement 118. The average recorded investment in impaired loans during the nine months ended June 30, 1997 was approximately $809,000. The total allowance for loan losses related to these loans was approximately $25,000 on June 30, 1997. Interest income on impaired loans of approximately $26,000 was recognized for cash payments received in the nine months ended June 30, 1997.

     If a foreclosure action is instituted on a real estate-secured loan and the loan is not reinstated, paid in full, refinanced, or deeded back to the Bank, the property is sold at a foreclosure sale at which the Bank may be the buyer. Thereafter, such acquired property is listed in the Bank's real estate owned ("REO") account or that of a subsidiary, until the property is sold. The Bank carries REO at the lower of cost or fair value less cost to dispose. The Bank also finances the sales of REO properties. Should the foreclosure sale not produce sufficient proceeds to pay the loan balance and court costs, the Bank's attorneys, where appropriate, may pursue the collection of a deficiency judgment against the responsible borrower.

     It is the Bank's policy to try to liquidate its holdings in REO or subsidiaries on a timely basis while considering both market conditions and the cost of carrying REO properties. Upon acquisition the Bank records all REO at the lower of its fair value (less estimated costs to dispose), or cost. The fair value is based upon the most recent appraisal and management's evaluation. If the fair value of the asset is less than the loan balance outstanding, the difference is charged against the Bank's loan loss allowance prior to transferring the asset to REO. Administration of REO property is handled by the Problem Asset Department which is responsible for the sale of all residential and commercial properties. In those instances where the property may be located outside the Bank's market area or where the property, due to its nature, requires certain expertise (i.e., hotels, apartment complexes), outside management firms may be utilized.

     At the dates indicated, nonperforming assets in the Bank's portfolio were as follows:


                                                                           September 30,
                                        June 30,    -------------------------------------------------------------
                                          1997         1996         1995           1994         1993         1992
                                          ----         ----         ----           ----         ----         ----
                                                                  (Dollars in thousands)
Non-accrual mortgage loans:
  Delinquent less than 90 days            $741        $ 323       $1,153         $1,175      $   292      $     0
  Delinquent 90 days or more             1,350        1,717        2,294          1,577        1,095        2,243
                                         -----        -----        -----          -----        -----        -----
     Total                               2,091        2,040        3,447          2,752        1,387        2,243
                                         -----        -----        -----          -----        -----        -----
Non-accrual other loans:
  Delinquent less than 90 days              23          ---          ---            ---          181        1,304
  Delinquent 90 days or more               113          132           70            109        1,916          148
                                           ---          ---           --            ---        -----          ---
     Total                                 136          132           70            109        2,097        1,452
                                           ---          ---           --            ---        -----        -----
Total non-accrual loans                  2,227        2,172        3,517          2,861        3,484        3,695
Accruing loans 90 days or more
  delinquent                               ---          ---          ---            ---            0            0
  Total nonperforming loans              2,227        2,172        3,517          2,861        3,484        3,695
                                         =====        =====        =====          =====        =====        =====
Other nonperforming assets:
  Real estate owned                      3,620        4,830        4,643          4,530       10,990       20,618
  In-substance foreclosures                ---          ---          ---          1,488        6,957        6,955
                                         -----        -----        -----          -----        -----        -----
  Total                                  3,620        4,830        4,643          6,018       17,947       27,573
    Less allowance for losses             (724)      (1,712)      (1,857)        (2,008)      (4,792)      (4,091)
                                          ----       ------       ------         ------       ------       ------
      Total                              2,896        3,118        2,786          4,010       13,155       23,482
                                         -----        -----        -----          -----       ------       ------
Total nonperforming assets              $5,123       $5,290       $6,303         $6,871      $16,639      $27,177
                                        ======       ======       ======         ======      =======      =======

Nonperforming loans to total net
  loans                                   0.27%        0.28%        0.56%         0.50%          0.64%        .70%
Total nonperforming assets to
  total assets                            0.46%        0.50%        0.71%         0.85%          2.19%       3.72%


     For the nine months ended June 30, 1997 interest income of $111,000 would have been recorded on loans accounted for on a non-accrual basis if the loans had been current throughout the period. No interest income was actually included in net income regarding non-accrual loans during the same period.

     The Bank's policy requires that a general allowance be maintained on all REO. The Bank's periodic provisions to its allowance for losses on REO are included in income (losses) from real estate operations on its consolidated statements of earnings.

     Management evaluates each REO property on no less than a quarterly basis to assure that the net carrying value of the property on the Bank's books is no greater than the fair market value less estimated costs to dispose. When necessary, the property is written down or specific allowances are established to reduce the carrying value.


                                                                REO Allowances
                                                                --------------
                                       Nine Months Ended June 30,           Years Ended September 30,
                                       --------------------------           -------------------------
                                         1997             1996           1996            1995           1994
                                         ----             ----           ----            ----           ----
                                                                   (In thousands)
 Beginning balance                     $1,712           $1,857         $1,857          $2,008         $4,792
 Provision for (recovery of)
   losses                                 (20)              67            117              35           (579)
 Allowances for losses on REO
 acquired                                 ---               21             21             ---            ---
 Charge-offs                             (968)            (243)          (283)           (186)        (2,205)
                                         ----             ----           ----            ----         ------
 Ending balance                          $724           $1,702         $1,712          $1,857         $2,008
                                         ====           ======         ======          ======         ======




     Not included in the preceding table are gains, (losses) or recoveries on the sale of real estate owned of $93,000, ($39,000), $180,000 and $1.1 million for the nine months ended June 30, 1997 and for the years ended September 30, 1996, 1995 and 1994, respectively.

     Classified Assets. Under OTS regulations, problem assets of insured institutions are classified as either "substandard," "doubtful" or "loss." An asset is considered "substandard" if the current net worth and paying capacity of the obligor and/or the value of the collateral pledged are no longer adequate to support the loan. "Substandard" assets are characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. In addition to the classification of assets as "substandard," "doubtful," or "loss," the OTS regulations also require that assets that do not currently expose the Bank to a sufficient degree of risk to warrant one of the three foregoing classifications but which do possess credit deficiencies or potential weaknesses deserving management's close attention must be designated "special mention."

     In part owing to the Bank's efforts beginning in the late 1980s to improve its asset quality, the Bank's classified assets as a percentage of total assets has decreased from 2.67% at September 30, 1994 to 1.17% at September 30, 1996. At June 30, 1997, this percentage was 1.26%.

     When an insured institution classifies problem assets as either substandard or doubtful, it is required to establish allowances for loan losses in an amount considered appropriate by management. See "-- Allowance for Loan Losses." Additionally, the institution establishes general allowances to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge-off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which can order the establishment of additional general or specific loss allowances.

     The following table presents the Bank's classified assets at the dates indicated.

                                               September 30,
                                 -------------------------------------
                  June 30, 1997    1996             1995          1994
                  -------------    ----             ----          ----
                                         (In thousands)
Substandard:
 Real Estate
   Owned              $ 3,620    $ 3,897          $ 3,483       $ 5,011
 Loans                 10,345      8,150           16,119        14,805
                       ------      -----           ------        ------
   Total Substandard   13,965     12,047           19,602        19,816
Doubtful                    0        192              930         1,265
Loss                      117        174              698           494
                          ---        ---              ---           ---
                      $14,082    $12,413          $21,230       $21,575
                      =======    =======          =======       =======


                                 ---------------
Allowance for Loan Losses

     Provisions for loan losses are charged to operations as an allowance for loan losses; recognized loan losses (recoveries) are then charged (credited) to the allowance. The Bank evaluates the outstanding loan portfolio with respect to the adequacy of the allowance for loan losses at least quarterly.

     Management's policy is to provide for estimated losses on the Bank's loan portfolio based on management's evaluation of the probable losses (existing and inherent). Such evaluations are made for all major loans on which full collectibility of interest and/or principal may not be reasonably assured. The factors which the Bank considers are the estimated value of the underlying collateral, the management of the borrower, and current operating results, trends and cash flow. In addition to analyzing individual loans, management also analyzes on a regular basis its asset classification and recent loss experience on other loans to help insure that prudent general allowances are maintained on one-to-four family loans, automobile loans and home equity loans.

     The following tables set forth an analysis of the Bank's allowance for loan losses at the dates indicated.

                                Nine Months Ended June 30,                             Years Ended September 30,
                                                               ---------------------------------------------------------------------
                                  1997            1996              1996          1995         1994          1993         1993
                                  ----            ----              ----          ----         ----          ----         ----
Balance at beginning of
  period                        $11,016         $10,083           $10,083        $9,434       $7,305        $6,029       $4,899
Provision for (recovery
  of) loan losses                   456            (149)              (76)          460        1,552         1,889        2,755
Allowance for loan losses
   acquired (1)                     ---             885               885           ---          ---           ---          ---
Charge-offs:
  Residential                      (132)            (59)             (137)         (109)         (88)         (165)        (243)
  Commercial real estate            ---               1               ---          (145)         ---          (987)        (410)
  Consumer                          (49)            (20)              (48)         (130)         (47)          (29)      (1,133)
  Other                              (3)             (1)             (180)           ---         ---           (29)        (448)
                                    ---             ---             -----           ---         ---           ----        -----
    Total charge-offs              (184)            (79)             (365)         (384)        (135)       (1,210)      (2,234)
                                   ----             ---              ----          ----         ----        ------       ------

Recoveries:
  Residential                        41             143               149           117           87           103          109
  Commercial real estate              2              85                86           270          499           134          286
  Consumer                           48              66                79           133           38           139           82
  Other                              29              17               175            53           88           221          132
                                     --              --               ---            --           --           ---          ---
    Total recoveries                120             311               489           573          712           597          609
                                    ---             ---               ---           ---          ---           ---          ---
Balance at end of period        $11,408         $11,051           $11,016       $10,083       $9,434        $7,305       $6,029

Allowance for loan losses
  to total loans                   1.40%           1.47%             1.44%         1.60%        1.64%         1.34%        1.13%
Allowance for loan losses
  to total non-performing loans  511.78%         407.46%           507.25%       286.70%      329.74%       209.67%      163.17%
Allowance for loan losses
  and allowance for REO to
  total nonperforming assets     207.49%         170.18%           181.78%       146.32%      128.86%        56.45%       32.37%
Net charge-offs to average
  loans outstanding during
  the period                       0.01%          (0.03)%           (0.02)%       (0.03)%      (0.10)%        0.11%        0.29%

----------

(1) Represents allowance acquired in conjunction with acquisition of Treasure Coast Bank, F.S.B. in 1996.

         The following table presents an allocation of the entire allowance for loan losses among various loan classifications and sets forth the percentage of loans in each category to total loans. The allowance shown in the table should not be interpreted as an indication that charge-offs in future periods will occur in these amounts or proportions or that the analysis indicates future charge-off trends.

                                                                                          September 30,
                                                                                          -------------
                                     June 30, 1997                1996                        1995                     1994
                                     -------------                ----                        ----                     ----
                                   Amount   Percent(1)      Amount   Percent(1)         Amount   Percent(1)      Amount   Percent(1)
                                   ------   ----------      ------   ----------         ------   ----------      ------   ----------
                                                                        Dollars in thousands)
   Allowance at end of
     period applicable to:
     Residential                   $1,449     76.98%       $ 1,410     77.95%          $ 1,228     78.91%        $1,065     80.88%
     Commercial Real Estate         4,462     11.56          4,133     11.02             4,654     10.07          4,120       9.42
     Unallocated                    3,485      0.00          3,538      0.00             2,463      0.00          2,860       0.00
                                    -----      ----          -----      ----             -----      ----          -----       ----
       Total Mortgage Loans       $ 9,396     88.54        $ 9,081     88.97           $ 8,345     88.98         $8,045      90.30
     Consumer                       1,413     10.13          1,223     10.01               967      9.75            787       8.37
     Other                            599      1.33            712      1.02               771      1.27            602       1.33
                                      ---      ----            ---      ----               ---      ----            ---       ----

     Total                        $11,408    100.00%       $11,016    100.00%          $10,083    100.00%        $9,434     100.00%
                                  =======    ======        =======    ======           =======    ======         ======     ======

----------

(1)  Percent of loans in each category of total loans at the dates indicated.

Investment Activities

         The Bank invests primarily in overnight funds, U.S. Government and agency obligations, and FHLB of Atlanta capital stock. The Bank does not invest in derivatives, collateralized mortgage obligations or other hedging instruments.

         The table below summarizes the carrying value and estimated market value of the Bank's portfolio of investment securities at the dates indicated.

                                                                                       September 30,
                                                    ------------------------------------------------------------------
                                   June 30, 1997             1996                  1995                   1994
                                   -------------             ----                  ----                   ----
                               Carrying     Market   Carrying     Market   Carrying     Market    Carrying     Market
                                 Value      Value      Value      Value      Value      Value       Value      Value
                                 -----      -----      -----      -----      -----      -----       -----      -----
 Available for sale:
  U.S. Treasury notes          $17,954    $17,954    $23,347    $23,347  $     ---  $     ---     $   ---    $   ---
   FHLB notes                    29,452     29,452     10,031     10,031        ---        ---         ---        ---
    Other securities                 87         87        115        115        ---        ---         ---        ---
                                     --         --        ---        ---        ---        ---         ---        ---
     Total                      $47,493    $47,493    $33,493    $33,493  $     ---  $     ---     $   ---    $   ---
                                =======    =======    =======    =======     ======     ======        ====       ====
 Held to maturity:
   U.S. Treasury notes          $   ---    $   ---    $   ---    $   ---  $  15,028  $  14,970     $35,065    $34,578
   FHLB notes                    15,000     14,994     20,000     20,016     10,000     10,159       5,021      4,936
    Other securities                ---        ---        ---        ---        158        158         200        200
                                    ---        ---        ---        ---        ---        ---         ---        ---
     Total                      $15,000    $14,994    $20,000    $20,016  $  25,186  $  25,287     $40,286    $39,714
                                =======    =======    =======    =======  =========  =========     =======    =======
 FHLB stock                     $ 7,595    $ 7,595    $ 7,158    $ 7,158  $   6,064  $   6,064     $ 5,358    $ 5,358

                                              September 30,
                           ------------------------------------------------
                                       1993                     1992
                                       ----                     ----
                              Carrying       Market     Carrying     Market
                                Value        Value        Value      Value
                                -----        -----        -----      -----
 Available for sale:
   U.S. Treasury notes         $   ---      $   ---      $   ---    $   ---
   FHLB notes                      ---          ---          ---        ---
    Other securities               ---          ---          ---        ---
                                   ---          ---          ---        ---
     Total                     $   ---      $   ---      $   ---    $   ---
                                  ====         ====         ====       ====
 Held to maturity:
   U.S. Treasury notes         $40,036      $40,251      $ 9,986    $10,203
   FHLB notes                    5,044        5,056        9,888      9,927
    Other securities               442          442          619        619
                                   ---          ---          ---        ---
     Total                     $45,522      $45,749      $20,493    $20,749
                               =======      =======      =======    =======
 FHLB stock                    $ 5,225      $ 5,225      $ 5,206    $ 5,206

     On November 15, 1995, the FASB issued the Special Report pursuant to which the Bank was permitted to conduct a one-time reassessment of the classifications of all securities held at that time. Any reclassifications from the held-to-maturity category made in conjunction with that reassessment would not call into question an enterprise's intent to hold other debt securities to maturity in the future. The Bank undertook such a reassessment and, effective December 31, 1995, all investment securities were reclassified as available for sale. On the effective date of the reclassification, the securities transferred had a carrying value of $25.8 million and an estimated fair value of $26.0 million, resulting in a net increase to stockholders' equity for the net unrealized appreciation of $126,000, after deducting applicable income taxes of $76,000.

     The table below presents the contractual maturities and weighted average yields of investment securities at June 30, 1997, excluding FHLB stock:


                        One Year or Less     One to Five Years    More Than Five Years          Total Investment Securities
                        ----------------     -----------------    --------------------          ---------------------------
                                                                      (Dollars in thousands)
                                                                                        Average
                                 Weighted            Weighted              Weighted    Remaining                            Weighted
                       Carrying   Average   Carrying  Average   Carrying    Average     Years to    Carrying     Market     Average
                        Value      Yield     Value     Yield      Value      Yield      Maturity      Value      Value       Yield
                        -----      -----     -----     -----      -----      -----      --------      -----      -----       -----
 U.S. Treasury
  notes............    $17,954       5.41%      $ 0     0.00%        $0       0.00%        .5        $17,954     $17,954      5.41%
 FHLB notes.........         0       0.00    44,452     6.07          0       0.00        1.5         44,452      44,446      6.07
 Other securities...         0       0.00        87    10.00          0       0.00        1.8             87          87     10.00


Sources of Funds

     Deposits. The Bank offers a number of different deposit accounts, including regular savings, interest-bearing checking or NOW accounts, non-interest checking, money market deposit, term certificate accounts and individual retirement accounts.

     The Bank has twenty-two branch offices in addition to its home office in Fort Pierce. The Bank's strategy has been to have conveniently located offices in growth markets as one of its main methods of attracting funds. The Bank's deposits primarily are obtained from areas surrounding its offices. Certificate accounts in excess of $100,000 are not actively solicited nor are brokers used to obtain deposits.

     The Bank had a decline in deposit balances for several years prior to 1993. This was a strategy that the Bank used to improve its capital ratios. Much of the decline was accomplished by the closing of less profitable branches. With the Bank's improved capital position in the beginning of 1993, it made an effort to stabilize deposits and increase account balances. As part of this strategy, the Bank has upgraded a number of branch facilities and moved from leased storefronts to full service free-standing offices.

     Management believes that demand and passbook accounts are less sensitive to changes in interest rates than other types of accounts, such as certificates of deposit. As of June 30, 1997, the Bank had 23.88% of its deposits in passbook and demand accounts and 75.45% in certificates of deposit. Due to the recent low interest rate environment, the Bank has also been pricing its certificates of deposit to encourage lengthening of maturities. When management determines the levels of its deposit rates, consideration is given to local competition, U.S. Treasury securities offerings, and anticipated funding requirements.

     The following table sets forth the distribution of the Bank's deposit accounts at the dates indicated and the weighted average interest rates on each category of deposits presented. Management does not believe that the use of period-end balances instead of average monthly balances produces any material difference in the information presented:

                                                                                        September 30,
                                                              ----------------------------------------------------------------------
                                   June 30, 1997                          1996                                  1995
                                   -------------                          ----                                  ----
                                                     Weighted                        Weighted                               Weighted
                                                     Average                         Average                                Average
                                                     Nominal                         Nominal                                Nominal
                              Amount   Percent        Rate      Amount   Percent      Rate          Amount     Percent       Rate
                              ------   -------        ----      ------   -------      ----          ------     -------       ----
                                                                                    (Dollars in thousands)
Demand accounts:
  Non-interest
    bearing demand           $40,119     4.43%         N/A    $ 33,613     3.95%       N/A        $ 21,001       2.91%        N/A
   NOW accounts               53,121     5.87         1.40%     54,806     6.43       1.51%         44,814       6.22        1.57%
   Money market
    accounts                  45,425     5.02         2.51      42,561     5.00       2.58          36,863       5.11        2.37
                              ------     ----         ----      ------     ----       ----          ------       ----        ----
 Subtotal                   $138,665    15.32         1.36    $130,980    15.38       1.46        $102,678      14.24        1.53
 Savings accounts:
   Passbook                   77,467     8.56         1.73      77,305     9.07       1.78          80,720      11.20        1.97
   Certificates of           682,674    75.45         5.46     636,907    74.77       5.37         531,601      73.73        5.60
    deposit
 Official checks               6,098      .67          N/A       6,661      .78        N/A           5,982        .83         N/A
                               -----      ---                    -----      ---                      -----        ---
 Total deposits             $904,904   100.00%        4.47%   $851,853   100.00%      4.41%       $720,981     100.00%       4.57%
                            ========   ======         ====    ========   ======       ====        ========     ======        ====

                                         September 30,
                         -------------------------------------------
                                             1994
                                             ----
                                                          Weighted
                                                          Average
                                                          Nominal
                                  Amount     Percent       Rate
                                  ------     -------       ----
                                        (Dollars in thousands)
 Demand accounts:
   Non-interest
    bearing demand              $ 19,285       2.86%        N/A
   NOW accounts                   47,861       7.10        1.57%
   Money market
    accounts                      46,550       6.91        2.42
                                  ------       ----        ----
 Subtotal                       $113,696      16.87        1.65
 Savings accounts:
   Passbook                       92,855      13.78        2.02
   Certificates of               463,254      68.75        4.55
    deposit
 Official checks                   4,025        .60         N/A
                                   -----        ---
 Total deposits                 $673,830     100.00%       3.69%
                                ========     ======        ====

     The following table presents, by various categories, information concerning the amounts and maturities of the Bank's time deposits on the dates indicated.

                                                            September 30
                                 June 30,     ---------------------------------------------
                                   1997           1996            1995           1994
                                   ----           ----            ----           ----
                                                    (In thousands)
              0.00 - 3.00%      $     121       $    307        $    199        $   254
              3.01 - 4.00%              6              1           4,360        179,914
              4.01 - 5.00%         89,474        155,121         100,834        147,838
              5.01 - 6.00%        545,431        378,999         234,126         76,038
              6.01 - 7.00%         47,219        101,780         182,299         43,350
              7.01 - 8.00%            423            603           9,174         13,135
              8.01 - 9.00%            ---              3              61          2,152
                Over 9.01%            ---            ---             548            573
Premiums on deposits acquired         ---             93             ---            ---
Total Certificate Accounts       $682,674       $636,907        $531,601        $463,254




         At June 30, 1997, the Bank had certificates of deposit in amounts of $100,000 or more maturing as follows:


                                        Amount
Maturity Period                     (In thousands)
---------------                      --------------
3 Months or Less                        12,300
Over 3 to 6 Months                      13,436
Over 6 to 12 Months                     15,295
Over 12 Months                          20,509
                                       --------
Total                                  $61,540

     The following table contains information regarding deposit account activity for the periods shown.

                                  Nine Months Ended June 30,                      Years Ended September 30,
                                  --------------------------                      -------------------------
                                     1997               1996              1996              1995                  1994
                                     ----               ----              ----              ----                  ----
                                                                  (Dollars in thousands)
Net increase (decrease)
  before interest
  credited                        $ 27,798            $21,932          $ 30,644          $ 21,118               $ 2,217
Interest credited                   25,253             22,113            30,035            26,033                20,521
Deposits acquired                      ---             70,193            70,193               ---                   ---
                                                       ------            ------            ------                 ------

Deposit account
  increase (decrease)              $53,051           $114,238          $130,872           $47,151               $22,738
                                   =======           ========          ========           =======               =======
Weighted average cost
  of deposits during
  the period                         4.40%              4.47%              4.44%            4.24%                  3.52%
Weighted average cost
  of deposits at end
  of period                          4.45%              4.38%              4.41%            4.57%                  3.69%


     Borrowings. The Bank is a member of the Federal Home Loan Bank of Atlanta ("FHLB of Atlanta"). The FHLB of Atlanta offers various fixed rate and variable rate advances to its members. Requests for advances with an original term to maturity of five years or less may be approved for any sound business purpose in which the member is authorized to engage. Requests for advances with original maturity in excess of five years may be approved only for the purpose of enabling that member to provide funds for residential housing finance. The FHLB of Atlanta underwrites each advance request based on factors such as adequacy and stability of capital position, quality and composition of assets, liquidity management, level of borrowings from all sources and other such factors. Pursuant to a collateral agreement with the FHLB, advances are secured by all stock in the FHLB and a blanket floating lien that requires the Bank to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 75% of the unpaid principal balances, the advances.

     In addition to advances from the FHLB of Atlanta, the Bank has also borrowed funds from Northwest Bank to fund its Employee Stock Ownership Plan. At June 30, 1997, the Bank had $449,000 in that obligation outstanding, which matures in December, 1998. From time to time the Bank has also entered into sales of securities under agreements to repurchase. At June 30, 1997 no such agreements were outstanding.

     The following table sets forth information regarding the Bank's borrowing at and for the periods indicated:

                                                        At or for the Nine
                                                       Months Ended June 30,            At or for the Year Ended September 30,
                                                    -------------------------    ---------------------------------------------------
                                                       1997         1996                 1996              1995            1994
                                                                                  (Dollars in thousands)
FHLB Advances:
   Average Balance                                   $98,059      $73,303              $75,096           $58,178         $45,000
   Maximum balance at any month-end                  105,000       75,000               95,000            85,000          45,000
   Balance at period end                             100,000       75,000               95,000            65,000          45,000
   Weighted average interest rate during
     the period                                         6.00%        6.13%                6.12%             6.10%           6.16%
   Weighted average interest rate at period end         6.00%        6.11%                6.02%             6.10%           6.12%
Other Borrowings:
   Average Balance                                      $599         $894              $   857           $ 1,160         $ 1,165
   Maximum balance at any month-end                      674          974                  974             1,273           1,498
   Balance at period end                                 449          749                  674               974           1,273
   Weighted average interest rate during
     the period                                         9.51%        9.52%                9.47%             9.27%           6.70%
   Weighted average interest rate at period end         8.75%        8.50%                8.50%             9.00%           8.00%
Total Borrowings:
   Average Balance                                   $98,658      $74,197              $75,953           $59,338         $46,165
   Maximum balance at any month-end                  105,674       75,974               95,974            86,273          46,498
   Balance at period end                             100,449       75,749               95,674            65,974          46,273
   Weighted average interest rate during
     the period                                         6.02%        6.17%                6.15%             6.16%           6.18%
   Weighted average interest rate at period end         6.01%        6.13%                6.04%             6.14%           6.17%


                                 ---------------
Subsidiaries

     Federal associations generally may invest up to 2% of their assets in service corporations plus an additional 1% of assets for community purposes. In addition, federal associations such as the Bank may invest up to 50% of their regulatory capital in conforming loans to service corporations. In addition to investments in service corporations, federal associations are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities in which a federal association may directly engage.

     The Bank has two active subsidiary corporations. Appraisal Analysts, Inc. provides real estate appraisal services to the Bank as well as third parties. H.
F. Development Company, Inc. serve as repositories of selected REO properties held for disposition. See " -- Delinquent, Nonperforming and Classified Assets."

     The Bank also has inactive subsidiaries, one of which is discussed below:

     CFD, Inc. One of the Bank's wholly-owned subsidiaries is CFD, Inc. CFD, Inc. is a Florida corporation which, in September 1991, filed a Chapter 7 bankruptcy in the Southern District of Florida. Until filing in the bankruptcy court CFD, Inc. had been engaged in land development and sales of land using land installment sale contracts. CFD, Inc. became a subsidiary of the Bank in 1985 as a result of the restructuring of certain nonperforming loans made by the Bank to CFD, Inc. and the transfer of CFD, Inc. stock and other assets to the Bank as a result of the restructuring of the debt.

     CFD, Inc. began land development operations in Sebring, Florida and Lake Placid, Florida in the early 1960's through a predecessor corporation, Highlands County Title and Guaranty Land Company ("Highlands Guaranty"). At that time it had no business relationship or affiliation with the Bank. Between 1983 and 1985, the Bank extended loans to CFD, Inc. which aggregated approximately $20 million. The various loans to CFD, Inc. were subsequently consolidated into a single loan and the Bank obtained a first mortgage on all land under development.

     The Bank assumed ownership of CFD, Inc. in 1985 as part of a restructuring. CFD, Inc. filed for bankruptcy in September of 1991. The bankruptcy process is still underway although it is nearing conclusion. All of the assets of CFD, Inc. have been transferred to the bankruptcy trustee for liquidation. In connection with the bankruptcy proceeding, the Bank is both a secured and unsecured creditor of CFD, Inc. During the fiscal year 1996, the Bank received a $150,000 distribution from the bankruptcy trustee. The Bank believes that it is unlikely that it will recover any significant amounts at the conclusion of the bankruptcy.

     The State of Florida has administratively dissolved CFD, Inc..

Competition

     The Bank encounters strong competition both in attracting deposits and in originating real estate and consumer loans. Its most direct competition for deposits has come historically from commercial banks, brokerage houses, other savings associations and credit unions in its market area. The Bank expects continued strong competition from such financial institutions in the foreseeable future. The Bank's market area includes branches of a number of commercial banks that are substantially larger than the Bank in terms of statewide deposits. Recently, one of the nation's largest commercial banks announced the acquisition of Florida's largest bank. The acquisition, upon completion, is expected to intensify competition in the Bank's market area and in many other parts of Florida. There may, however, be additional opportunities to purchase branches in Florida as a result of such consolidation. The Bank competes for savings by offering depositors a high level of personal service, convenient locations and a competitive interest rate.

     The competition for real estate and other loans comes principally from commercial banks, mortgage banking companies and other savings associations. Lending competition has increased substantially in recent years, as a result of the large number of institutions seeking to benefit from the growth in the Bank's market area.

     The Bank competes for loans primarily through the interest rates and loan fees it charges, the types of loans it offers, and the efficiency and quality of services it provides borrowers, real estate brokers, and builders. Factors that affect competition include general and local economic conditions, current interest rate levels and volatility of the mortgage markets. Based on total assets, as of June 30, 1997, the Bank was the largest savings institution headquartered in the six county area served by the Bank.

Employees

     At June 30, 1997, the Bank had a total of 293 full-time employees and 53 part-time employees, none of whom were represented by a collective bargaining unit. The Bank considers its relations with its employees to be good.

Properties

     The Bank conducts its business from its headquarters in Fort Pierce and through 22 branch offices. These offices are located in Brevard, Indian River, Martin, Okeechobee, St. Lucie, and Volusia counties, Florida. The net book value at June 30, 1997 of the Bank's offices was $10.1 million. The following table sets forth information regarding the Bank's offices.

                                                  Year                                               Lease
                Location                         Opened                Owned/Leased             Expiration Date
                --------                         ------                ------------             ---------------

ST. LUCIE COUNTY
MAIN OFFICE                                       1934                    OWNED
100 SOUTH SECOND STREET
FORT PIERCE, FL 34950

VIRGINIA AVENUE                                   1968                    OWNED
500 VIRGINIA AVENUE
FORT PIERCE, FL 34982

PSL MAIN                                          1975                    OWNED
7181 SOUTH U.S. #1
PORT ST. LUCIE, FL 34952

H.F. CENTER                                       1981                    OWNED
2400 S.E. MIDPORT RD.
PORT ST. LUCIE, FL 34952

LAKEWOOD PARK                                     1981                    OWNED
5100 TURNPIKE FEEDER RD.
FORT PIERCE, FL 34950

DARWIN SQUARE                                     1991                    LEASED                   11/30/97
3251 S.W. PSL BLVD.
PORT ST. LUCIE, FL 34953

ORANGE BLOSSOM                                    1984                    OWNED
4156 OKEECHOBEE ROAD
FORT PIERCE, FL 34947

ST. LUCIE WEST                                    1993                    OWNED
1376 S.W. ST. LUCIE WEST
  BLVD.
PORT ST. LUCIE, FL 34986


                                                  Year                                               Lease
                Location                         Opened                Owned/Leased             Expiration Date
                --------                         ------                ------------             ---------------

INDIAN RIVER
VERO MAIN                                         1978                    OWNED
655 21st STREET
VERO BEACH, FL 32960

CAUSEWAY                                          1981                    OWNED
1700 S.A1A
VERO BEACH, FL 32963

INDIAN RIVER MALL                                 1997                    OWNED
6080 20th STREET
VERO BEACH, FL 32966

SEBASTIAN                                         1979                    OWNED
13397 U.S. HIGHWAY #1
SEBASTIAN, FL 32958


MARTIN COUNTY
PALM CITY                                         1978                    LEASED                   07/26/05
1251 S.W. 27TH STREET
PALM CITY, FL  34990

EAST OCEAN                                        1981                    OWNED
1500 E. OCEAN BLVD.
STUART, FL 34996

STUART MAIN                                       1996                    LEASED                   08/15/99
789 S. FEDERAL HWY.
STUART, FL 34994


BREVARD COUNTY
PALM BAY                                          1981                    OWNED
5245 BABCOCK ST., N.E.
PALM BAY, FL 32905

INDIALANTIC                                       1981                    OWNED
305 5th AVENUE
INDIALANTIC, FL 32903

WEST MELBOURNE                                    1982                    OWNED
2950 W. NEW HAVEN AVENUE
MELBOURNE, FL 32904


                                                  Year                                               Lease
                Location                         Opened                Owned/Leased             Expiration Date
                --------                         ------                ------------             ---------------

VIERA                                             1995                    OWNED
100 CAPRON TRAIL
MELBOURNE, FL  32940


OKEECHOBEE COUNTY
OKEECHOBEE                                        1980                    OWNED
2801 HIGHWAY #441 SOUTH
OKEECHOBEE, FL 34974


VOLUSIA COUNTY
NEW SMYRNA                                        1988                    LEASED                    9/30/99
REGIONAL SHOPPING CENTER
1940 STATE ROAD #44
NEW SMYRNA BEACH, FL 32069

PORT ORANGE                                       1983                    OWNED
4035 NOVA ROAD
PORT ORANGE, FL 32127

ORMOND BEACH                                      1984                    OWNED
75 N. NOVA ROAD
ORMOND BEACH, FL 32174


     All leases are anticipated to renew upon their expiration.

     The Bank uses a data processing service located in Orlando, Florida for record keeping activities. The data processor specializes in servicing savings associations. The Bank has used this company since 1969 with a current contract that expires in 2000. All data processing equipment that is used internally by the Bank is owned by the Bank. The net book value of such data processing equipment and related software as of June 30, 1997 was $925,000.

Legal Proceedings

     There are various claims and lawsuits in which the Bank is periodically involved incident to the Bank's business. In the opinion of management, no material loss is anticipated from any such pending claims or lawsuits. The most significant of these lawsuits is described below.

     The Bank and certain other entities are defendants in a class action lawsuit which was filed in May, 1991. The plaintiffs in the litigation are purchasers of parcels of developed and undeveloped land from General Development Corporation ("GDC") who allege that GDC, through fraudulent means, induced them to buy land at inflated values. The Bank is a


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



defendant in this matter along with a number of other financial institutions, purchasers of loans in the secondary market, broker dealers, an insurance company and numerous other individuals and companies. The involvement of the Bank arises from its purchase from GDC of land sales contracts originated by GDC. The Bank, along with the other defendants, filed a motion to dismiss the case which was granted. The plaintiffs filed an appeal with the Third Circuit Court of Appeals which remanded the case to the District Court for reconsideration. The District Court entered its order dismissing the case again.

         The plaintiffs filed a motion requesting the District Court to amend the dismissal order to permit the plaintiffs to file another amended complaint. The District Court denied the plaintiff's motion. The plaintiffs appealed that order to the Third Circuit and both sides were directed to submit supplementary briefs. Management believes that the position of the plaintiffs is without merit.


                                   REGULATION

General

     The Bank is a federally chartered savings association, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, the Bank is subject to broad federal regulation and oversight extending to all its operations. The Bank is a member of the FHLB of Atlanta and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Harbor Florida, as the mid-tier holding company of the Bank, is also regulated by the OTS. Specifically, the OTS has ruled that Harbor Florida has the same powers and limitations as the Mutual Holding Company. After the Conversion, Harbor Florida will be a savings and loan holding company. As the savings and loan holding company of the Bank, it is subject to federal regulation and oversight. The purpose of the regulation of Harbor Florida and other holding companies is to protect subsidiary savings associations. The Bank is a member of the SAIF, which together with the BIF are the two deposit insurance funds administered by the FDIC, and the deposits of the Bank are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over the Bank.

     Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

Federal Regulation of Savings Associations

     The  OTS  has   extensive   authority   over  the   operations  of  savings
associations. Being subject to this authority, the Bank is required to file periodic reports with the OTS and is


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



subject to periodic examinations by the OTS and the FDIC. The last OTS examination of the Bank was as of January 21, 1997. When these examinations are conducted by the OTS and the FDIC, the examiners may require Harbor Florida to provide for higher general or specific loan loss reserves. All savings associations, including the Bank, are subject to a semi-annual assessment, based upon their total assets, to fund the operations of the OTS. The Bank's OTS assessment for the fiscal year ended September 30, 1996, was $190,000.

     The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including the Bank, Harbor Florida and the Mutual Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws or regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

     In addition, the investment, lending and branching authority of the Bank is prescribed by federal law and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. The Bank is in compliance with the noted restrictions.

     The Bank's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At June 30, 1997, the Bank's lending limit under this restriction was $13.4 million. The Bank is in compliance with the loans-to-one-borrower limitation.

     The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the FDIC

     The Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC insured institutions. It also may prohibit any FDIC insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the SAIF or the BIF. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

     The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6%, and a risk-based capital ratio of at least 10%), and considered healthy, pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier I risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

     The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

     In order to equalize the deposit insurance premium schedules for BIF and SAIF insured institutions, the FDIC imposed a one-time special assessment on all SAIF-assessable deposits pursuant to federal legislation passed on September 30, 1996. The Bank's special assessment, which was $4,552,000, was paid in November 1996, but accrued as of September 30, 1996. Effective January 1, 1997, the premium schedule for BIF and SAIF insured institutions ranged from 0 to 27 basis points. However, SAIF insured institutions are required to pay a Financing Corporation (FICO) assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to 6.48 basis points for each $100 in domestic deposits, while BIF-insured institutions pay an assessment equal to 1.52 basis points for each $100 in domestic deposits. The assessment is expected to be reduced to 2.43 basis points no later than January 1, 2000, when BIF insured institutions fully participate in the assessment. These assessments, which may be revised based upon the level of BIF and SAIF deposits will continue until the bonds mature in the year 2017.

Regulatory Capital Requirements

     Federally insured savings associations, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement, and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

     The capital regulations require tangible capital of at least 1.5% of adjusted total tangible assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement.

     The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks, or engaged in certain other activities solely as agent for its customers, are "includable" subsidiaries that are consolidated for capital purposes in proportion to the Bank's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital.

     At June 30, 1997, the Bank had tangible capital of $78.4 million, or 7.04% of total assets, which is approximately $61.9 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded for tangible capital purposes, the Bank would have had tangible capital equal to 10.18%, 10.66%, and 11.14%, respectively, of adjusted total assets at June 30, 1997, which is $97.5 million, $103.8 million and $110.2 million, respectively, above the requirement.

     The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio.

     At June 30, 1997, the Bank had core capital equal to $78.4 million, or 7.04% of adjusted total assets, which is $45.0 million above the minimum leverage ratio requirement of 3% as in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion, and investment of 50% of the net proceeds in assets not excluded from core capital, the Bank would have had core capital equal to 9.92%, 10.41% and 10.89% respectively, of adjusted total assets at June 30, 1997, which is $80.1 million, $86.3 million and $92.6 million, respectively, above the requirement.

     The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities.

     In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by FNMA or FHLMC.

     The OTS has adopted a final rule that requires every savings association with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The rule provides for a two quarter lag between calculating interest rate risk and recognizing any deduction from capital. The rule will not become effective until the OTS evaluates the process by which savings association may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed.

     On June 30, 1997, the Bank had total capital of $85.7 million. This amount was $39.3 million above the 8% requirement in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion, the infusion to the Bank of 50% of the net Conversion proceeds and the investment of those proceeds in 20% risk-weighted government securities, the Bank would have had total capital of 20.73%, 21.78% and 22.82%, respectively, of risk-weighted assets, which is above the current 8% requirement by $75.0 million, $81.4 million and $87.7 million, respectively.

     Prompt Corrective Action. The OTS and the FDIC are authorized and, under certain circumstances, required, to take certain actions against savings association that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

     As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

     Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of an association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized savings associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

     The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

     The imposition by the OTS or the FDIC of any of these measures on the Bank may have a substantial adverse effect on its operations and profitability.

Limitations on Dividends and Other Capital Distributions

     OTS regulations impose various restrictions on savings association with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of an association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. See "THE CONVERSION -- Effects of the Conversion" and "-- Certain Restrictions on Purchase or Transfer of Shares After the Conversion."

     The OTS utilizes a three-tiered approach to permit savings associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. See "--Regulatory Capital Requirements."

     Generally, Tier 1 savings associations, which are savings associations that before and after the proposed distribution meet their current capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core, or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. However, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination. The Bank meets the requirements for a Tier I association and has not been notified of a need for more than normal supervision. Tier 2 savings associations, which are savings associations that before and after the proposed distribution meet their current minimum capital requirements, may make capital distributions of up to 75% of net income over the most recent four quarter period.

     Tier 3 savings associations (which are savings associations that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 savings associations that propose to make a capital distribution in excess of the noted safe harbor level must obtain OTS approval prior to making such distribution. Tier 2 savings associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. See "- Regulatory Capital Requirements."

Liquidity

     All savings associations, including the Bank, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what the Bank includes in liquid assets, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings association. At the present time, the minimum liquid asset ratio is 5%.

     In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the Bank's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon savings associations for violations of either liquid asset ratio requirement. At June 30, 1997, the Bank was in compliance with both requirements, with an overall liquid asset ratio of 18.07% and a short-term liquid assets ratio of 6.89%.

Accounting

     An OTS policy statement applicable to all savings association clarifies and re-emphasizes that the investment activities of a savings association must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, sale, or trading) with appropriate documentation. The Bank is in compliance with these amended rules.

     The OTS has adopted an amendment to its accounting regulations, which may be made more stringent than GAAP by the OTS, to require that transactions be reported in a manner


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



that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

Qualified Thrift Lender Test

     All savings association, including the Bank, are required to meet a QTL test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended ("Code"). Under either test, such assets primarily consist of residential housing related loans and investments. At June 30, 1997, the Bank met the test and has always met the test since its effectiveness.

     Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, such an association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See " -- Company Regulation." Recent changes in federal law have provided savings associations with a broader array of lending activities that will enable the Bank to continue to meet the QTL test but place more portfolio assets in credit card loans, educational loans and commercial loans.

Community Reinvestment Act

     Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of the Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by the Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

     After the Conversion and merger, the federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Bank may be required to devote additional finds for investment and lending in its local community. The Bank was last examined for CRA compliance on June 9, 1997. At that time it was rated as having an "outstanding record of meeting community credit needs."

Transactions with Affiliates

     Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of the Bank include Harbor Florida, the Mutual Holding Company and any company which is under common control with the Bank. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The OTS has the discretion to treat subsidiaries of savings association as affiliates on a case by case basis.

     Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

Company Regulation

     Upon completion of the Conversion, Harbor Florida will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, Harbor Florida is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over Harbor Florida and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

     As a unitary savings and loan holding company, the Company generally is not subject to activity restrictions. If Harbor Florida acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of Harbor Florida and any of its subsidiaries (other than the Bank or any other SAIF insured savings association) would become subject to such restrictions unless such other savings associations each qualify as a QTL and were acquired in a supervisory acquisition.

     If the Bank fails the QTL test, the Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See " --Qualified Thrift Lender Test."

     Harbor Florida must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

Federal Securities Law

     The stock of Harbor Florida is registered under the Securities and Exchange Act of 1934 (the "Exchange Act") as administered by the Securities and Exchange Commission ("SEC"). After the Conversion, the Common Stock of Harbor Florida will continue to be registered with the SEC under the Exchange Act. Harbor Florida will continue to be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

     Common Stock held by persons who are affiliates (generally officers, directors and principal stockholders) of Harbor Florida may not be resold without registration unless resold in accordance with certain resale restrictions. If Harbor Florida meets specified current public information requirements, each affiliate of Harbor Florida is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Federal Reserve System

     The Federal Reserve Board requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At June 30, 1997, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See " --Liquidity."

     Savings association are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require savings associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

Federal Home Loan Bank System

     The Bank is a member of the FHLB of Atlanta, which is one of 12 regional FHLBs that provide collateralized borrowings (advances) to support the home financing credit function of savings associations and other stockholder members such as commercial banks and credit unions. Each FHLB serves as a reserve or central bank for its members within its assigned region. Each is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. Each makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

     As a member, the Bank is required to purchase and maintain stock in the FHLB of Atlanta. At June 30, 1997, the Bank had $7,595,000 in FHLB stock, which was in compliance with this requirement. In past years, the Bank has received substantial dividends on its FHLB stock. Over the past five fiscal years such dividends have averaged 6.48%, and were 7.25% for calendar year 1996.

     Under federal law the FHLBs are required to provide funds for the resolution of troubled savings association and to contribute to low and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low and moderate income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in the Bank's capital.

     For the year ended September 30, 1996, dividends paid by the FHLB of Atlanta to the Bank totaled $476,000. The $397,000 dividend for the nine months ended June 30, 1997 reflects an annualized rate of 7.25%.

Federal and State Taxation

     Federal Taxation. Savings associations such as the Bank that met certain definitional tests relating to the composition of assets and other conditions prescribed by the Code, are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "nonqualifying loans" is computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) could be computed under either the experience method or the percentage of taxable income method (based on an annual election).

     Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years.

     Since 1987, the percentage of specially-computed taxable income that was used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8%. The percentage bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permitted qualifying savings association to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction). Under changes in federal tax law enacted in August 1996, the percentage bad debt deduction has been eliminated for tax years beginning after December 31, 1995. Accordingly, this method will not be available to the Bank for its tax years ending September 30, 1997, and thereafter.

     Under the percentage of taxable income method, the percentage bad debt deduction could not exceed the amount necessary to increase the balance in the reserve for qualifying real property loans to an amount equal to 6% of such loans outstanding at the end of the taxable year, or the greater of (i) the amount deductible under the experience method, or (ii) the amount which, when added to the bad debt deduction for non-qualifying loans, equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits, and reserves at the beginning of the year. Through September 30, 1996, the 6% and 12% limitations did not restrict the percentage bad debt deduction available to the Bank.

     The federal tax legislation enacted in August 1996 also imposes a requirement to recapture into taxable income the portion of the qualifying and non-qualifying loan reserves in excess of the "base-year" balances of such reserves. For the Bank, the base-year reserves are the balances as of September 30, 1988. Recapture of the excess reserves will occur over a six-year period which could begin for the Bank as early as the tax year ending September 30, 1997 (commencement of the recapture period may be delayed, however, for up to two years provided the Bank meets certain residential lending requirements). This delay of the recapture is not available to the Bank if it converts to a national bank. The Bank previously established, and will continue to maintain, a deferred tax liability with respect to its federal tax bad debt reserves in excess of the base-year balances; accordingly, the legislative changes will have no effect on total income tax expense for financial reporting purposes.

     Also, under the August 1996 legislation, the Bank's base-year federal tax bad debt reserves are "frozen" and subject to current recapture only in very limited circumstances. Generally, recapture of all or a portion of the base-year reserves will be required if the Bank pays a dividend in excess of the greater of its current or accumulated earnings and profits, redeems any of its stock, or is liquidated. The Bank has not established a deferred federal tax liability under SFAS No. 109 for its base-year federal tax bad debt reserves, as it does not anticipate engaging in any of the transactions that would cause such reserves to be recaptured.

     In addition to the regular income tax, corporations, including savings association such as the Bank, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings association such as the Bank, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

     The Bank files federal income tax returns on a fiscal year basis using the accrual method of accounting.

     The Bank has not been audited by the IRS recently with respect to federal income tax returns. In the opinion of management, any examination of still open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Bank.

     Florida Taxation. Under the laws of the state of Florida, Harbor Florida and its subsidiaries are subject generally to a 5.5% tax on net income. The tax may be reduced by credit of up to 65% of the tax due as a result of certain intangible taxes.


                          MANAGEMENT OF HARBOR FLORIDA

Directors and Executive Officers

     The Board of Directors of Harbor Florida consists of the same individuals who are the current members of the Board of Directors of the Bank. See "MANAGEMENT OF THE BANK -- Directors." Each director of Harbor Florida has served since its incorporation in December of 1996. The directors of Harbor Florida serve three year staggered terms so approximately one third of the directors are elected at each annual meeting of the stockholders. The terms of the current directors of Harbor Florida are the same as their terms as directors of the Bank. Harbor Florida does not intend to pay its directors a fee for participation on the Board of Directors of Harbor Florida.

     The executive officers of Harbor Florida are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors of Harbor Florida. The executive officers of Harbor Florida are also the executive officers of the Bank. It is not anticipated that the executive officers of Harbor Florida receive any renumeration in their capacity as Harbor Florida executive officers, nor do they currently. For information regarding compensation of directors and executive officers of the Bank, see "MANAGEMENT OF THE BANK."



                             MANAGEMENT OF THE BANK

Directors

     The direction and control of the Bank is vested in the Bank's Board of Directors. The Board of Directors currently consist of seven directors. The directors are divided into three classes. Approximately one third of the directors are elected at each annual meeting of stockholders. Because Harbor Florida owns all of the issued and outstanding shares of the Bank, it, through its directors, elects directors of the Bank. This will continue after the Conversion.

     The following table sets forth certain information, as of June 30, 1997, with respect to each director of the Bank.

                                        Director of the         New or Current
        Name                 Age           Bank Since          Term to Expire(*)
        ----                 ---        ---------------        -----------------

Bruce R. Abernethy, Sr.      62              1983                    1999

Richard N. Bird              56              1997                    2000

Michael J. Brown, Sr.        56              1977                    1998

Richard K. Davis             67              1978                    2000

Edward G. Enns               64              1977                    1999

Frank H. Fee, III            54              1987                    2000

Richard B. Hellstrom         61              1988                    1998

------------

(*)  All terms expire on the date of the Annual Meeting.


     The principal occupation for the last five years for each director of the Bank is set forth below.

Bruce R. Abernethy, Sr.         Mr. Abernethy was  elected to the Board in 1983.
                                  He served as Executive Vice President of the Fort Pierce / St. Lucie County Chamber of Commerce from May 1991 to May 1993. Prior to that Mr. Abernethy was operations manager for the Southern Bell Telephone Company. He currently resides in St.Lucie County, Florida, and is retired.

Richard N. Bird                 Mr. Bird  is President  and  principal broker of
                                  Bird Realty Group, Inc., a real estate brokerage firm specializing in commercial real estate in Indian River County. He is recently retired from elected office after serving sixteen years on the Indian River County Commission. Mr. Bird assisted Harbor Federal in forming the Indian River County Advisory Board and served as a member of that Board in 1996. He conducts his business in Indian River County, Florida.

Michael J. Brown, Sr.           Mr.  Brown  has  served as  President  and Chief
                                  Executive Officer of Harbor Federal since 1976. He was elected to the Board in 1977. Prior to joining Harbor Federal, Mr. Brown was the Chief Financial Officer at University Federal Savings in Coral Gables, Florida and Prudential Savings in Clayton, Missouri. Mr. Brown has served as president of the Chamber of Commerce and the Rotary Club. He has also been a member of the Federal Home Loan Mortgage Corporation Advisory Board.

Richard K. Davis                Mr. Davis has served  on the Board of  Directors
                                  since 1978. He is Chairman of Richard K. Davis Construction Corp., located in St. Lucie County, Florida.

Edward G. Enns                  Mr. Enns has served as a Director since 1977. He
                                  is the owner of the Enns Agency, a property and casualty insurance agency located in Fort Pierce, Florida. Mr. Enns is a licensed real estate sales agent. He is a former County
                                  Commission Chairman of St. Lucie County, Florida, and presently serves as mayor of the city of Fort Pierce.

Frank H. Fee, III               Mr. Fee has served as a Director since  1987. He
                                  is an attorney and President of the law firm of Fee & Koblegard, P.A. which does business under the registered name of Fee, Koblegard & DeRoss, a general practice law firm located in Fort Pierce, Florida. Mr.Fee is also President of Treasure Coast Abstract & Title Insurance Company, an abstracting and title insuring agent firm, and is in the business of citrus and cattle production.

Richard B. Hellstrom            Mr. Hellstrom has been a Director since 1988. He
                                  is shareholder and President of Lindahl, Browning, Ferrari & Hellstrom, Inc., a firm specializing in civil, environmental and agricultural engineering. He conducts his business in St. Lucie County, Florida.

Board Meetings and Committees

     The Board of Directors meets twice a month and may have additional special meetings. During the year ended September 30, 1996, the Board met 26 times. All Directors who served as directors during that year attended at least 75% of Board meetings. The standing committees include the following:

     Audit Committee. The Audit Committee met three times during the fiscal year ended September 30, 1996. The Audit Committee reviews the internal audit department of the Bank as well as selecting the independent auditors for the Bank. It also has oversight of the Bank's internal control structure and financial reporting as well as review of the Bank's annual audit plan. This committee currently consists of Messrs. Bird, Davis, and Fee.

     Nominating Committee. The Nominating Committee nominates candidates for vacancies for the office of director. The Committee met once in fiscal 1996 and consists of Messrs. Brown, Davis, Fee, and Hellstrom.

     Compensation Committee. The Compensation Committee met four (4) times in fiscal 1996. It reviews and discusses employee performance and prepares recommendations for annual salary adjustments and bonuses. The Committee also administers Harbor Florida's and the Bank's stock benefit plans. This committee consists of Messrs. Abernethy, Enns, and Hellstrom.

Directors' Fees

     Directors of the Bank receive a monthly fee of $1,750 for serving on the Board. Directors Abernethy, Davis and Fee defer their compensation through the Bank's Directors' Deferred Compensation Plan. In addition, each Director is covered by a Group Accident and Travel Plan at a cost of $290 per year per Director. The Chairman of the Board, Edward G. Enns, receives an additional $435 per month and the Vice-Chairman, Bruce R. Abernethy, Sr., receives an additional $200 per month. The Chairman and Vice-Chairman devote approximately 10% and 8%, respectively, of their professional time to the affairs of the Bank. President Brown receives no fees for serving on the Board of Directors.

Director Retirement Plan

     The Bank has established a Director Retirement Plan. Under this plan, non-employee directors who served on the Board of Directors for ten (10) years and have attained the age of 65 are entitled to receive annually until death a payment upon retirement equal to 2 1/2% of the average of the annual Board fee paid such directors for the last three years of service multiplied by his years of Board services (not to exceed 50% of the three year average fee). In 1996, the Board discontinued this plan on a prospective basis. Directors who were elected to the Board after 1996, such as Richard N. Bird, are not eligible to participate in this plan.

Directors' Unfunded Deferred Compensation Plan

     The Unfunded Deferred Compensation Plan for the Directors of the Bank (the "Directors' Deferred Compensation Plan") provides that a director of the Bank may elect to defer all or part of his annual director fees to fund the Directors' Deferred Compensation Plan. The plan also provides that deferred fees are to earn interest at an annual rate equal to the 30-month certificate of deposit rate adjusted and compounded quarterly. Amounts deferred under the Directors' Deferred Compensation Plan are distributed in annual installments over a ten year period beginning with the first day of the calendar year immediately following the year in which the director: (i) ceases to be a director; or (ii) attains the age of 65, having been a participant in the Directors' Deferred Compensation Plan for a minimum of five years; or (iii) terminates his participation in the plan. The Directors' Deferred Compensation Plan also provides methods of distribution in the event of the death of the participant as well as retirement or removal from the Board of the Bank. The Directors' Deferred Compensation Plan also holds 20,207, 22,900, and 16,000 shares of Public Harbor Florida Stock for Messrs. Abernethy, Davis and Fee, respectively. These shares were acquired by the Plan utilizing deferred annual director fees of Messrs. Abernethy, Davis and Fee.

Executive Compensation

     The following table sets forth the compensation paid to Mr. Michael J. Brown, Sr., President and Chief Executive Officer, Robert W. Bluestone, Senior Vice President - Retail Banking, David C. Hankle, Senior Vice President - Credit Administration/Commercial Lending, Don W. Bebber, Senior Vice President and Chief Financial Officer, and Albert L. Fort, Senior Vice President - Marketing/Operations. No other executive officer of the Bank served as President or earned a total salary and bonus in excess of $100,000 during these three fiscal years.


SUMMARY COMPENSATION TABLE
                                                                                                 All Other
                                    Annual Compensation         Long Term Compensation      Compensation($)(3)
                                    -------------------         ----------------------      ------------------
                                                               Restricted
      Name and                                                   Stock
 Principal Position    Year(1)     Salary($)      Bonus($)      Awards($)(2)    Options(#)
 ------------------    -------     ---------      --------      ------------    ----------
Michael J. Brown, Sr.   1996       $235,550       $22,260             $0          2,000            $98,996
President               1995        220,833        25,440              0              0             55,453
                        1994        212,000             0        160,500         45,800              8,060

Robert W. Bluestone     1996       $121,717       $11,780             $0            500            $10,510
Senior Vice             1995        116,950        11,270              0              0             10,347
  President -           1994        112,700             0         52,920         11,940              3,089
  Retail Banking

David C. Hankle         1996       $120,717       $11,680             $0            500            $14,194
Senior Vice             1995        115,967        11,180              0              0             14,387
  President -           1994        111,800             0         52,920         11,940              6,108
   Credit
    Administration/
    Commercial
    Lending

Don W. Bebber           1996       $102,917        $9,500             $0            500            $11,033
Senior Vice             1995         92,500        16,000              0              0             11,047
  President-            1994         80,000             0         52,910         11,940              4,622
Chief Financial
  Officer

Albert L. Fort          1996        $96,392        $9,485             $0            500            $12,286
Senior Vice             1995         94,242         9,120              0              0             13,514
  President-            1994         90,150             0         52,900         11,940              5,995
Marketing/Operations


-----------

(1)  The Bank's fiscal year ends September 30.

(2) Represents stock awards granted by the Compensation Committee pursuant to the Harbor Federal Bank Recognition and Retention Plan. The awards were granted on January 6, 1994, the date of the MHC Reorganization. One third of the shares granted under the Plan vested on each of January 6, 1995, January 6, 1996 and January 6, 1997. The value of such shares, when awarded, was determined by multiplying the number of shares awarded by the price at which the shares were sold in the Bank's public stock issuance. At September 30, 1996, Messrs. Brown, Bluestone, Hankle, Bebber and Fort held 5,350, 1,764, 1,764, 1,764 and 1,764 shares of Public Harbor Florida Stock, respectively, that remain subject to the Harbor Federal Bank Recognition and Retention Plan. The fair market value of such restricted stock on September 30, 1996, based on the last sale reported on the NASDAQ National Market on Monday, September 30, 1996, or $29.625 per share, was approximately $158,494, $52,259, $52,259, $52,259 and $52,289,
     respectively. These shares vested on January 6, 1997.

(3) For fiscal 1996 consists of insurance payments of $6,341, $2,499, $4,592, $4,543 and $4,520 and contributions to the Bank's Employee Stock Ownership Plan in the equivalent amount of $9,245, $8,011, $7,943, $6,490 and $6,440 for Messrs. Brown, Bluestone, Hankle, Bebber and Fort, respectively. Additionally, the Bank contributed $1,860, $1,659 and $1,326 to Messrs. Brown, Hankle and Fort, respectively, pursuant to the Bank's 401(k) Profit Sharing Plan and Trust. The Bank also contributed $81,550 to fund Mr. Brown's Supplemental Executive Retirement Plan. Other personal benefits provided by the Bank have not been listed. The aggregate amount of such benefits does not exceed the lesser of $50,000, or 10% of each named executive officers' cash compensation.

                             ----------------------


     Option Grants in Last Fiscal Year. The following table provides information on option grants in fiscal 1996 to Messrs. Brown, Bluestone, Hankle, Bebber and
Fort:

                                                                                                           Potential Realizable
                                                                                                             Value at Assumed
                                                                                                           Annualized Rates of
                                                                                                               Stock Price
                                                                                                               Appreciation
                                                   Individual Grants                                        for Option Term(1)
                             --------------------------------------------------------------------------  -------------------------
                                           % of Total
                                             Options
                                            Number of      Granted to      Exercisable
                              Date of        Options      Employees in     Price Per        Expiration
          Name               Grant(2)        Granted       Fiscal Year       Share(3)          Date             5%          10%
          ----               --------        -------       -----------       --------          ----             --          ---

Michael J. Brown, Sr.          1/6/96          2,000          44.44%          $27.00         1/7/06         $ 33,960      $86,060

Don W. Bebber                  1/6/96            500          11.11            27.00         1/7/06            8,490       21,515

Robert W. Bluestone            1/6/96            500          11.11            27.00         1/7/06            8,490       21,515

David C. Hankle                1/6/96            500          11.11            27.00         1/7/06            8,490       21,515

Albert L. Fort                 1/6/96            500          11.11            27.00         1/7/06            8,490       21,515

----------

(1) "Potential Realized Value" is disclosed in response to the Securities and Exchange commission rules which require such disclosure for illustration purposes and is based on the difference between the potential market value of shares issuable upon exercise of such options and the exercise price of such options. The values disclosed are not intended to be, and should not be interpreted by stockholders as, representations or projections of future value of Harbor Florida's common stock or of the stock price. To lend perspective to the illustrative potential realized value, if Harbor Florida's stock price increased 5% per year for ten years from its closing price on Friday, January 5, 1996, $27.00 per share, (disregarding dividends and assuming for purposes of the calculation a constant number of shares outstanding)
     the stock price at the end of ten years would be $43.98 per share for an increase of $16.98 per share; and if the stock increased 10% per year over such period, the ending stock price would be $70.03 per share for an increase of $43.03 per share. At November 13, 1997, the date of this Prospectus, the closing price of Harbor Florida Common Stock was
     _____________________.

(2) All options granted on January 6, 1996, first become exercisable on January 6, 2001.

(3) The exercise price is equal to the closing price on Friday, January 5, 1996, or $27.00 per share.

                             -----------------------


     Aggregate Option Exercises and Year-End Option Values. The following table sets forth the number of shares acquired on the exercise of stock options and the aggregate gains realized on the exercise during fiscal 1996 by Messrs. Brown, Bebber, Bluestone, Fort and Hankle. The table also sets forth the number of shares covered by exercisable and unexercisable options held by the named individuals on September 30, 1996, and the aggregate gains that would have been realized had these options been exercised on September 30, 1996, even though these options were not exercised, and the unexercised options could not have been exercised, on September 30, 1996.


                      Shares Acquired
                        On Exercise                          Number of Shares                 Value of Unexercised
                        During Fiscal      Value         Covered by Unexercised                  In-The-Money
       Name                 1996         Realized(1)        Options on 9/30/96              Options As Of 9/30/96(2)
       ----                 ----         -----------        ------------------              ------------------------

                                                       Exercisable    Unexercisable     Exercisable       Unexercisable
                                                       -----------    -------------     -----------       -------------
Michael J. Brown, Sr.       4,000         $66,063         18,900          22,900          $370,913          $449,413

Don W. Bebber               3,988          60,811            791           7,164            15,523           140,594

Robert W. Bluestone         2,388          39,999              0           7,164                 0           140,594

Albert L. Fort              2,388          42,984              0           7,164                 0           140,594

David C. Hankle             1,500          24,750          3,276           7,164            64,292           140,594

----------

(1) Equals the difference between the aggregate exercise price of the options exercised and the aggregate fair market value of the common stock received upon exercise computed using the price of the last sale of the common stock on the exercise date, as quoted on the NASDAQ National Market. All options exercised had an exercise price of $10.00 per share. Mr. Brown exercised 2,500 options on January 25, 1996, when the market price of the common stock was $25.625 per share and 1,500 options on April 25, 1996, when the market price of the common stock was $28.00 per share. Mr. Bebber exercised 2,388 options on January 19, 1996, when the market price of the common stock was $25.75 per share and 1,600 options on July 24, 1996, when the market price of the common stock was $24.50 per share. Mr. Bluestone exercised 2,388 options on January 9, 1996, when the market price of the common stock was $26.75 per share. Mr. Fort exercised 2,388 options on April 22, 1996, when the market price of the common stock was $28.00 per share. Mr. Hankle exercised 1,500 options on January 17, 1996, when the market price of the common stock was $26.50 per share.

(2) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the common stock that will be received upon exercise, assuming such exercise occurred on Monday, September 30, 1996, at which date the last sale of the common stock as quoted on the NASDAQ National Market was at $29.625 per share.

                              --------------------

     Employee Stock Ownership Plan. In 1994, the Bank established the ESOP in connection with the MHC Reorganization for employees age 21 or older who have at least one year of credited service with the Bank. Following the creation of Harbor Florida, investments in the Bank's common stock by the ESOP were exchanged for Public Harbor Florida Shares.

     In January 1994, the ESOP borrowed $1,498,000 from an unaffiliated lender to purchase 149,800 shares of Bank common stock issued in the MHC Reorganization. Upon consummation of the Conversion, the Public Harbor Florida Shares held by the ESOP will be increased pursuant to the Distribution Exchange.

     The ESOP is administered by an unaffiliated corporate trustee in conjunction with the Compensation Committee of the Board (the "Committee"). The ESOP trustee must vote all allocated shares held by the ESOP in accordance with the instructions of participating employees. Shares for which employees do not give instructions will be voted by the ESOP trustee.

     As part of the Conversion, it is anticipated that ESOP will borrow funds from Harbor Florida to purchase up to 8.0% of the Common Stock issued in the Conversion through the exercise of subscription rights under the Plan of Conversion. It is anticipated that such loan will equal 100% of the aggregate purchase price of Conversion Stock purchased by the ESOP and will be at a fixed interest rate at the prevailing prime rate at the time the loan is made for a term of fifteen years. Collateral for the loan will be Conversion Stock purchased by the ESOP. See "PRO FORMA DATA."

     GAAP requires that any third party borrowing by the ESOP be reflected as a liability on Harbor Florida's statement of financial condition. Since the ESOP is borrowing from Harbor Florida, such obligation is not treated as a liability, but will be excluded from the shareholders' equity. However, should the ESOP purchase new shares of Common Stock from Harbor Florida, per share shareholders' equity and per share net earnings would decrease because of the increase in the number of outstanding shares.

     Common stock purchased by the ESOP with the proceeds of the loan are held in a loan suspense account and returned on a prorated basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among ESOP participants on the basis of participants compensation as it relates to total participant compensation. Employees are fully vested upon completion of five years of service. Credit that is given for past service will be reallocated among remaining participating employees and may reduce the amount contributed to the ESOP. Benefits may be payable upon retirement, early retirement, disability, death or separation from service.

     The ESOP is subject to the requirements of ERISA and the regulation of IRS and the Department of Labor.

     Other Stock Benefit Plans. Harbor Florida intends to adopt certain stock benefit plans following consummation of the Conversion. Moreover, existing stock benefit plans of the Bank will be continued after the Conversion with the effect that shares of Common Stock will be issuable pursuant thereto.

     Stock Option Plan. The Board of Directors of Harbor Florida currently intends to adopt the Stock Option Plan (the "1998 Plan") and may submit the 1998 Plan to stockholders at an annual or special meeting of stockholders to be held at least six months following the consummation of the Conversion.

     The 1998 Plan will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in Harbor Florida as an incentive to contribute to the success of Harbor Florida, and reward key employees for outstanding performance and the attainment of targeted goals. Options granted under the 1998 Plan may be either options that qualify under the Code as "incentive stock options" (options that afford preferable tax treatment to recipients upon compliance with certain restrictions and that do not normally result in tax deductions to the employer), or options that do not so qualify. The exercise price of stock options granted under the 1998 Plan is required to be a least equal to the fair market value per share of the stock on the date of grant. All grants will be made in consideration of past and future services rendered to the Bank, and in an amount deemed appropriate to encourage the continued retention of the officers and directors who are considered necessary for the continued success of the Bank.

     The 1998 Plan may provide for the grant of stock appreciation rights ("SARs") at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as stock options. In addition, SARs generally result in greater expense to a company's income statement than do options, accounted for under the intrinsic value method, that are issued at the then-current market value.

     Limited SARs may be granted at the time of, and must be related to, the grant of a stock option or SAR. The exercise of one will reduce to that extent the number of shares represented by the other. Limited SARs will be exercisable only for the 45 days following the expiration of the tender or exchange offer, during which period the related stock option or SAR will be exercisable. However, no SAR or Limited SAR will be exercisable by a 10% beneficial owner, director or senior officer within six months of the date of its grant. Harbor Florida has no present intention to grant any SARs or Limited SARs.

     The 1998 Plan will be administered the Harbor Florida's Compensation Committee which will consist of at least two non-employee directors. The Harbor Florida's Compensation Committee will select the recipients and terms of awards made pursuant to the 1998 Plan. Assuming the 1998 Plan is submitted to stockholders prior to one year following the consummation of the Conversion, OTS regulations limited the amount of shares that may be awarded pursuant to such stock-based plans to each individual officer, each non-employee director, and all non-employee directors as a group to 25%, 5%, and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan. In addition, all options would be required to vest in five equal annual installments, commencing one year from the date of grant, subject to the continued service of the holder of such option.

     The 1998 Plan is intended to be funded either with shares purchased in the open market or with authorized but unissued shares of Common Stock. The use of authorized but unissued shares to fund the 1998 Plan could dilute the holdings of stockholders who purchase Conversion Stock in the Offerings. See "PRO FORMA DATA."

     Recognition Plan. Harbor Florida intends to establish the Recognition Plan in order to provide employees with a proprietary interest in Harbor Florida in a manner designed to encourage such persons to remain with Harbor Florida and the Bank. The Recognition Plan may be subject to ratification by stockholders at a meeting to be held not earlier than six months after the completion of the Conversion. Harbor Florida will contribute funds to the Recognition Plan to enable it to acquire in the open market or from authorized but unissued shares (with the decision between open market or authorized but unissued shares based on the Harbor Florida future stock price, alternative investment opportunities and capital needs), following stockholder ratification of such plan, an amount of stock equal to 4.0% of the shares of Conversion Stock issued in the Conversion.

     The Compensation Committee of the Board of Directors of Harbor Florida, will administer the proposed Recognition Plan. Under the anticipated terms of the proposed Recognition Plan, awards ("Awards") can be granted to key employees in the form of shares of Common Stock held by the Recognition Plan. Awards are non-transferable and non-assignable. In the event the Recognition Plan is submitted to a vote of stockholders prior to one year following consummation of the Conversion, OTS regulations limit the amount of shares that may be awarded pursuant to such stock-based plans to each individual officer, each non-employee director and all non-employee directors as a group to 25%, 5% and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan.

     Pension Plan. The Bank provides a noncontributory, defined benefit pension plan through the Financial Institutions Retirement Fund of White Plains, New York (the "Pension Plan") which covers all salaried employees who have one year of service with Harbor Federal and have attained twenty-one years of age. An employee is 100% vested in the Pension Plan when he/she completes five years of employment at the Bank. Employees who reach the age of sixty-five (65) are also 100% vested in the Pension Plan, regardless of completed years of employment.

     The following table illustrates the annual pension benefits at age 65 under the most advantageous plan provisions available at various levels of average annual salary and years of service.

     Average
      Salary                5             10            15           20           25            30             35
      ------                -             --            --           --           --            --             --

     $ 20,000              $ 2,000       $ 4,000       $ 6,000      $ 8,000      $ 10,000      $ 12,000       $ 14,000

     $ 40,000              $ 4,000       $ 8,000       $12,000      $16,000      $ 20,000      $ 24,000       $ 28,000

     $ 60,000              $ 6,000       $12,000       $18,000      $24,000      $ 30,000      $ 36,000       $ 42,000

     $ 80,000              $ 8,000       $16,000       $24,000      $32,000      $ 40,000      $ 48,000       $ 56,000

     $100,000              $10,000       $20,000       $30,000      $40,000      $ 50,000      $ 60,000       $ 70,000

     $125,000              $12,500       $25,000       $37,500      $50,000      $ 62,500      $ 75,000       $ 87,500

     $150,000              $15,000       $30,000       $45,000      $60,000      $ 75,000      $ 90,000       $105,000

     Normal retirement benefits under the Pension Plan are based on retirement at or after age sixty-five (65), with the amount of the benefit dependent on years of service as well as average annual salary for the five (5) consecutive years of highest salary during service. However, the maximum annual compensation which may be taken into account under the Internal Revenue Code of 1986, as amended, for calculating contributions under qualified defined benefit plans is currently $150,000.

     As of September 30, 1996, Messrs. Brown, , Bebber, Bluestone, Fort and Hankle have 20, 20, 18, 12 and 10 credited years of service, respectively, under the Pension Plan. All benefits are computed as a straight-life annuity and are not subject to deduction for Social Security.

     Supplemental Executive Retirement Program. On September 13, 1995, the Board of Directors approved a Supplemental Executive Retirement Plan ("SERP") for President Brown. The SERP became effective on that date. The SERP will pay Mr. Brown an annual retirement benefit at age 65 of 75% of his final five year average earnings, less the amount payable from the Pension Plan and less the amount expected to be paid as a Social Security benefit. The SERP benefit will accrue evenly over Mr. Brown's career so that if Mr. Brown retires or otherwise terminates his employment before attaining age 65, his benefit will be reduced on a pro rata basis. In addition, if Mr. Brown receives his benefit before age 65, such benefit will be subject to a reduction of 3% multiplied by the number of years prior to age 65 that his benefit commences. The SERP is administered by the Compensation Committee. Payments by Harbor Federal to fund the SERP were $81,550 in fiscal 1996.

     Employment Agreement. The Board of Directors entered into a three-year employment agreement with President Brown effective January 6, 1994. On November 27, 1996, the Board voted to approve an extension of this agreement effective January 6, 1997, with a new initial term to continue through January 6, 2000. During the term of the agreement, Mr. Brown's salary is equal to the initial salary plus any increases which the Board of Directors may authorize from time to time. The agreement also provides for reimbursement of reasonable business expenses, participation in the employee benefit programs of Harbor Federal and in certain other perquisites.

     In the event the Bank terminates President Brown's employment without cause, he will receive a severance payment equal to his salary, and will continue to participate in the employee benefit programs of the Bank, for the balance of the term of the agreement. Mr. Brown's agreement with the Bank also provides for certain payments in the event of a change of control under the Bank Change in Control Act of 1978, a merger or consolidation, voluntary dissolution, or transfer of all of the Bank's of Harbor Florida's assets and liabilities. The employment agreement, while not specifically excluding from its coverage the events encompassed by the Conversion, has been interpreted by the Board of Directors and Mr. Brown as excluding these events. Accordingly, the Conversion would not provide Mr. Brown with any of the benefits which would normally be available to him in the event that Harbor Florida or the Bank was acquired by an unaffiliated third party acquiror. Should one of these events occur, the Bank's agreement with Mr. Brown would be assumed by any acquiring or merging entity. Further, in the one-year period following one of these events, the agreement provides Mr. Brown with certain protection against termination other than for cause and against a material diminution in his duties or reporting responsibilities under the presumption that such a change would amount to an involuntary termination of President Brown's employment with the Bank. Should one of the enumerated events occur, Mr. Brown would be entitled to a severance benefit of three times his base salary plus the amount of bonuses received during the twelve month period preceding the involuntary termination plus the cost of all benefits which Mr. Brown was entitled to in the twelve-month period preceding the involuntary termination, plus, at his election, the excess of the fair value of shares subject to options held by him over their exercise price, which would then be cancelled. Total amounts paid to Mr. Brown under this provision of the agreement with the Bank will not exceed an amount which is $100 less than three times the base amount paid to Mr. Brown as the term "base amount" is defined in Section 280G(b)(3) of the Internal Revenue Code of 1986. Any payments under the agreement are also conditioned upon their conformity with the "golden parachute" provisions of Section 18(k) of the FDI Act. Under the employment agreement of Mr. Brown, the events set forth in the Plan of Reorganization are not deemed events which would require payments to Mr. Brown, and would not be affected by the Plan of Reorganization.

     Change In Control Agreements. Upon consummation of the Conversion, Harbor Florida will enter into Change in Control Agreements with each of Messrs. Bluestone, Bebber, Hankle and Fort. These agreements will provide that, should the officer be terminated by Harbor Florida or the Bank within one year following a change in control of Harbor Florida to the Bank (other than termination for cause as defined these agreements), he will receive one year's salary and continue to participate in the employee benefit programs of Harbor Florida and the Bank for three months following his termination. These agreements will have an initial three year term and may be extended by the Board of Directors.

     Certain Transactions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or an executive officer that exceeded, in the aggregate, an amount equal to the greater of $25,000 or 5% of the Bank's capital and surplus, or in any event $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors.

     Frank H. Fee, III, a director of Harbor Florida and the Bank, is also a director, stockholder and the President of the law firm of Fee & Koblegard, P.A. which does business under the registered firm name of Fee, Koblegard & DeRoss. In the year ended September 30, 1996, the Bank paid this firm $125,045 in monthly retainers and extraordinary fees for general legal services, document preparation and review and litigation services.

     Richard K. Davis, a director of the Bank and Harbor Florida, is also chairman of Richard K. Davis Construction Corp. In the year ended September 30, 1996, the Bank paid this firm a total of $76,887 for a roof on a new branch facility and re-roofing of an existing branch facility. Additionally, Richard K. Davis Construction Corporation is currently constructing a new office and drive-in facility for the Bank. This contract, worth $905,499, was awarded on June 25, 1997. The contract was put out for competitive bid. The contract was awarded to Richard K. Davis Construction Corporation because it submitted the lowest bid for the contract.

     Prior to Richard N. Bird's nomination, and subsequent election, to the Board of Directors, Bird Realty Group, Inc. entered into a listing agreement with the Bank on property known as St. Lucie Crossroads. The listing agreement, which expires December 16, 1997, provides for a 3% commission. The total listing price is $3,895,000. The commission could be up to 6% of the selling price if Bird Realty also becomes the selling broker.

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee consists of Directors Abernethy, Enns, and Hellstrom, none of whom have ever been an officer or employee of Harbor Florida. None of the above are members of a compensation committee of the Board of Directors of any company other than Harbor Florida and the Bank.

Section 16(a) Beneficial Ownership Reporting Compliances

     To the knowledge of the Board and based upon a review of Forms 3 and 4 and amendments thereto furnished to the Bank pursuant to Rule 16a-3(e) during the fiscal year ended September 30, 1996, no person who is a director, officer or beneficial owner of 10% of Harbor Florida common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of June 30, l997, with respect to ownership of Harbor Florida's Common Stock by: (i) Harbor Financial, M.H.C.; (ii) the Bank's Employee Stock Ownership Plan; (iii) the executive officers and directors of the Bank; and (iv) all the directors and executive officers of the Bank as a group. The Boards of Directors of the Mutual Holding Company and Harbor Florida, as well as both the companies' executive officers, are identical to those of the Bank. Except for those listed below, and based on the absence of any filings under Regulation 13D-G with the Securities and
Exchange Commission, the Bank has no knowledge of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who owns beneficially more than 5% of the Common Stock.


                                                                                   Common Stock
                                                                               Beneficially Owned(1)
                                                                               ---------------------

                Name                              Title                    Number(2)             Percent
                ----                              -----                    ---------             -------

   Harbor Financial, M.H.C.       N/A                                      2,654,369              53.41%

   Harbor Federal's Employee
     Stock Ownership Plan         N/A                                      157,436                 3.17

   Bruce R. Abernethy, Sr.        Vice Chairman of the Board               54,473(3)(12)           1.10

   Richard N. Bird                Director                                 16,889(8)                 *

   Michael J. Brown, Sr.          Director, President and Chief
                                  Executive Officer                        86,316(4)               1.74

   Richard K. Davis               Director                                 46,112(3)(5)              *

   Edward G. Enns                 Chairman of the Board                    16,251(6)                 *

   Frank H. Fee III               Director                                 56,542(3)(13)           1.14

   Richard B. Hellstrom           Director                                 22,790(7)                 *

   Don W. Bebber                  Senior Vice President                    15,255(9)                 *

   Robert W. Bluestone            Senior Vice President                    43,556                    *

   Albert L. Fort                 Senior Vice President                    18,291(10)                *

   David C. Hankle                Senior Vice President                    33,856(11)                *

   Directors and Executive
     Officers as a group (11
     persons)                     N/A                                      410,331                 8.26


----------

(1) Except as otherwise noted, all beneficial ownership is direct and each beneficial owner exercises sole voting and investment power over the shares.

(2) Reflects information provided by these persons, filings made by these persons with the Securities and Exchange Commission, and other information known to Harbor Florida.

(3) Includes 20,207, 22,900 and 16,000 shares, respectively, held by the Directors' Deferred Compensation Plan for the benefit of Messrs. Abernethy, Davis and Fee.

(4) Includes 590 shares held by spouse and currently exercisable options to purchase 22,000 shares. Mr. Brown disclaims beneficial ownership of 200 shares held in trust for the benefit of his grandson.

(5) Includes 10,922 shares held by Richard K. Davis Construction Corporation Profit Sharing Fund. Does not include 1,750 shares owned by Nancy D. Davis, spouse. Richard K. Davis disclaims beneficial ownership of the 1,750 shares held by Nancy D. Davis.

(6) Includes 4,202 shares held by spouse and currently exercisable options to purchase 6,134 shares.

(7)  Includes 2,000 shares held by spouse.

(8)  Includes 3,490 shares held by spouse.

(9) Includes 300 shares held by spouse and currently exercisable options to purchase 3,176 shares.

(10) Includes 373 shares held by spouse, 50 shares held by son and currently exercisable options to purchase 2,388 shares.

(11) Includes 1,400 shares held by spouse, 3,800 shares held as custodian for minor children and currently exercisable options to purchase 4,664 shares.

(12) Includes 506 shares held by spouse and currently exercisable options to purchase 9,850 shares.

(13) Includes 500 shares held by spouse.

*    Represents less than 1% of outstanding shares.

           PROPOSED SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, for each of Harbor Florida's and the Bank's directors and executive officers, and for all of the directors and executive officers as a group, (1) the number of Distribution Exchange Shares to be held upon consummation of the Conversion, based upon their beneficial ownership of Harbor Florida Common Stock as of June 30, 1997, (2) the proposed purchases of Conversion Stock, assuming sufficient shares are available to satisfy their subscriptions, and (3) the total amount of Common Stock to be held upon consummation of the Conversion, in each case assuming that 11,500,000 shares of Conversion Stock are sold, which is the midpoint of the Offering Price Range.

                                  Proposed Purchase of                      Total Common Stock
                                    Conversion Stock                            to be Held
                                    ----------------                            ----------
                         Number of
                        Distribution
                      Exchange Shares
                           to be                       Number of       Number of       Percentage of
       Name              Held (1)(2)       Amount        Shares          Shares            Total
       ----              -----------       ------        ------          ------            -----
Bruce R. Abernethy          236,004
Richard N. Bird              73,172
Michael J. Brown,           373,964
Sr.
Richard K. Davis            199,780
Edward G. Enns               70,407
Frank H. Fee III            244,968
Richard B.                   98,738
Hellstrom
Don W. Bebber                66,092
Robert W. Bluestone         188,706
Albert L. Fort               79,246
David C. Hankle             146,681

All directors and
executive officers
as a group (11            1,777,759
persons)

----------

(1) Includes shares which may be received upon the exercise of outstanding exercisable stock options. Distribution Exchange Ratio is 4.3325 at the Midpoint of the Offering Price Range.

(2) Excludes stock options and awards to be granted under Harbor Florida's 1998 Stock Option Plan and Recognition Plan if such plans are approved by stockholders at an annual or special meeting of shareholders at least six months following the Conversion. See "MANAGEMENT OF THE BANK -- Proposed Benefit Plans."


                                 THE CONVERSION

     The Boards of Directors of the Mutual Holding Company, the Bank and the Company have approved the Plan of Conversion, as has the OTS, subject to approval by the members of the Mutual Holding Company and the stockholders of the Company entitled to vote on the matter and the satisfaction of certain other conditions. Such OTS approval, however, does not constitute a recommendation or endorsement of the Plan by such agency.

General

     The Boards of Directors of the Mutual Holding Company and Harbor Florida adopted the plan as of September 24, 1997. The Plan has been approved by the OTS, subject to, among other things, approval of the Plan by the Members of the Mutual Holding Company and the Public Stockholders of the Company. The Members' Meeting and the Stockholders' Meeting have been called for this purpose on December ___, 1997.

     The following is a brief summary of pertinent aspects of the Plan and the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan, which is available for inspection at each branch office of the Bank and at certain offices of the OTS. The Plan also is filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "ADDITIONAL INFORMATION."

Purposes of the Conversion

     The Mutual Holding Company, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the Conversion, the Company will be structured in the form used by holding companies of commercial banks, many business entities and a growing number of savings institutions. An important distinction between the mutual holding company form of organization and the fully public form is that, by federal law, a mutual holding company must always own over 50% of the common stock of its savings institution subsidiary. Only a minority of the subsidiary's outstanding stock can be sold to investors. If the Bank had undertaken a full conversion to public ownership in 1994, a much greater amount of Bank Common Stock would have been offered, resulting in more stock offering proceeds than management believes could have been effectively deployed at that time.

     The Company is a Delaware corporation and is the holding company for the Bank owning 100% of the Bank's Common Stock. The Company's shares are owned by the Mutual Holding Company (53.41%) and the Public Stockholders (46.59%).

     Through the Conversion, the Company will complete the transition to full public ownership. The stock holding company form of organization will provide the Company with the ability to diversify the Company's and the Bank's business activities through acquisition of or mergers with both stock savings institutions and commercial banks, as well as other companies. There has been significant consolidation in Florida where the Bank conducts its operations, and although there are no current arrangements, understanding or agreements regarding any such opportunities, the Company will be in a position (subject to regulatory limitations and the Company's financial position) to take advantage of any such opportunities that may arise because of the increase in its capital after the Conversion.

     The Conversion will be important to the future growth and performance of the Company and the Bank by providing a larger capital base to support the operations of the Bank and the Company and by enhancing their future access to capital markets, ability to diversify into other financial services related activities, and ability to provide services to the public. The Conversion will result in increased funds being available for lending purposes, greater resources for expansion of services, and better opportunities for attracting and retaining qualified personnel. Although the Company currently has the ability to raise additional capital through the sale of additional shares of Company Common Stock, that ability is limited by the mutual holding company structure which, among other things, requires that the Mutual Holding Company always hold a majority of the outstanding shares of Bank Common Stock.

     The Conversion also will result in an increase in the number of outstanding shares of Common Stock following the Conversion, as compared to the number of outstanding shares of Public Company Shares prior to the Conversion, which will increase the likelihood of the development of an active and liquid trading market for the Common Stock. See "MARKET FOR COMMON STOCK."

     In light of the foregoing, the Boards of Directors of the Company and the Mutual Holding Company believe that the Conversion is in the best interests of such companies and their respective stockholders and members.

Description of the Conversion

     On September 24, 1997, the Boards of Directors of the Company and the Mutual Holding Company adopted the Plan. Pursuant to the Plan, the Mutual Holding Company will convert to an interim Federal stock savings bank and simultaneously will merge with and into

Harbor Florida, pursuant to which the Mutual Holding Company will cease to exist and the shares of Harbor Florida Common Stock held by the Mutual Holding Company will be canceled. As a result of the merger of the Mutual Holding Company with and into Harbor Florida, the Public Harbor Florida Shares will be deemed the Distribution Exchange Shares pursuant to the Distribution Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion (i.e., the Conversion Stock and the Distribution Exchange Shares) as the percentage of Company Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion, but before giving effect to
(a) the payment of cash in lieu of issuing fractional Distribution Exchange Shares and (b) any shares of Conversion Stock purchased by the Bank's stockholders in the Offerings or the ESOP thereafter.

     Pursuant to OTS regulations, consummation of the Conversion (including the offering of Conversion Stock in the Offerings, as described below) is conditioned upon the approval of the Plan by (1) the OTS, (2) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting, and (3) holders of at least two thirds of the shares of the outstanding Company Common Stock at the Stockholders' Meeting. In addition, the Primary Parties have conditioned the consummation of the Conversion on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.

Effects of the Conversion

     General. Prior to the Conversion, each depositor in the Bank has both a deposit account in the Bank and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced.

     Consequently, the depositors of the Bank normally have no way to realize the value of their ownership interest in the Mutual Holding Company, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims are paid.

     Upon consummation of the Conversion and the Offerings, additional permanent nonwithdrawable capital stock will be created which will represent the ownership of the consolidated net worth of the Company. The Common Stock of the Company is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Bank.

     Continuity. While the Conversion is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The directors and officers of the Bank and the Company at the time of the Conversion will continue to serve as directors and officers of the Bank after the Conversion. The directors and executive officers of the Company consist of individuals currently serving as directors and executive officers of the Mutual Holding Company and the Bank, and they generally will retain their positions in the Company after the Conversion.

     Effect on Public Bank Shares. Upon consummation of the Conversion, the Public Harbor Florida Shares shall be increased based upon the Distribution Exchange Ratio without any further action on the part of the holder thereof. See "Delivery and Exchange of Certificates." The increase in Public Harbor Florida Shares will enable Public Harbor Florida Stockholders to own the same percentage of Harbor Florida shares as they owned prior to the Conversion and the Offering.

     Effect on Deposit Accounts. Under the Plan, each depositor in the Bank at the time of the Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase Conversion Stock to be issued in the Offerings. Each such account will continue to be insured by the FDIC to the same extent as before the Conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     Effects on Loans. No loan outstanding from the Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

     Effect on Voting Rights of Members. At present, all depositors and certain borrowers of the Bank are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the Conversion and merger of the Mutual Holding Company into the Bank, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Mutual Holding Company. The reorganization which created the Company vested all voting rights in the Company as the sole stockholder of the Bank. With the merger of the Mutual Holding Company in the Company, exclusive voting rights with respect to the Company will be vested in the holders of Common Stock.

     Tax Effects. Consummation of the Conversion is conditioned on prior receipt by the Primary Parties of rulings or opinions with regard to federal and Florida income taxation which indicate that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Florida income tax purposes to the Primary Parties or the Bank's Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, except as discussed below. See " -- Tax Aspects" below and "RISK FACTORS."

     Effect on Liquidation Rights. If the Mutual Holding Company were to liquidate, all claims of the Mutual Holding Company's creditors would be paid first. Thereafter, if there were any assets remaining, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Bank immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after the Conversion, all claims of creditors (including those of depositors, to the extent of the deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors (see " -- Liquidation Rights" below), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

     Effect on Existing Option Plans. Under the Mid-Tier Reorganization, the Option Plan and the Directors' Option Plan remained benefit plans of the Bank with shares of Common Stock of Harbor Florida. As of June 30, 1997, 99.8% of the options available for grant under these plans had been granted but options for 137,486 shares had not yet been exercised.

The Offerings

     Subscription Offering. In accordance with the Plan of Conversion, rights to subscribe for the purchase of Conversion Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) Eligible Account Holders; (2) the ESOP; (3) Supplemental Eligible Account Holders; and (4) Other Members. All subscriptions received will be subject to the availability of Conversion Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "-- Limitations on Conversion Stock Purchases and Ownership."

     Priority 1: Eligible Account Holders (First Priority). Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the maximum purchase limitation established for the Offerings, (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations and the overall ownership limitation. See "-- Limitations on Conversion Stock Purchases and Ownership."

     If there are not sufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares first may be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares may be allocated to subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. The subscription rights of Eligible Account Holders who are also directors or officers of the Mutual Holding Company, the Company or the Bank and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding July 31, 1996.

     Priority 2: ESOP (Second Priority). The ESOP will receive, without payment therefore, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the Conversion Stock within the Estimated Price Range, including any increase in the number of shares of Conversion Stock after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range. The ESOP currently intends to purchase 8% of the shares of Conversion Stock, or 920,000 shares based on the midpoint of the Estimated Price Range. Subscriptions by the ESOP will not be aggregated with shares of Conversion Stock purchased directly by or which are otherwise attributable to any other participants in the Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan."

     In the event that there are insufficient shares for the ESOP to purchase 8% of the Conversion Stock within the Estimated Price Range, the Company may issue additional shares of Conversion Stock directly to the ESOP at the Purchase Price to satisfy the ESOP's order to purchase such amount of Conversion Stock in the Offerings and/or the ESOP may purchase shares of Common Stock in the open market. Purchases of additional shares of Common Stock from the Company would dilute the interests of other stockholders. See " -- Limitations on Conversion Stock Purchases and Ownership" and "RISK FACTORS -- Possible Dilutive Effect of Issuance of Additional Shares."

     Priority 3: Supplemental Eligible Account Holders (Third Priority). Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the maximum purchase limitation established for the Offerings, (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitation, the overall ownership limitations, and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and the ESOP. See " -- Limitations on Conversion Stock Purchases and Ownership."

     If there are not sufficient shares available to satisfy all subscriptions of Supplemental Eligible Account Holders, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all such subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

     Priority 4: Other Members (Fourth Priority). To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering up to the greater of (i) the maximum purchase limitation established for the Offerings or (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, in each case subject to the overall purchase limitation, the overall ownership limitation, and the availability of shares of Conversion

Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, the ESOP, and Supplemental Eligible Account Holders. See " -- Limitations on Conversion Stock Purchases and Ownership."

     If sufficient shares are not available to satisfy all subscriptions of Other Members, available shares will first be allocated to the remaining subscribing Other Members so as to permit each subscribing Other Member to purchase a number of shares sufficient to make his allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among subscribing Other Members on a pro rata basis in the proportion that each such Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

     Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00 noon, Florida Time, on December __, 1997, unless extended for up to 45 days or such additional periods by the Primary Parties with the approval of the OTS. Such extensions may not be extended by ___________, 1998. Subscription rights that have not been exercised prior to the Expiration Date will become void.

     The Primary Parties will not execute orders until at least the minimum number of shares of Conversion Stock (9,775,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Company and the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, the Primary Parties will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

     Eligible Public Stockholders Offering. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, each Public Stockholder as of the Stockholder Voting Record Date, ______________, 1997 ("Eligible Public Stockholders"), may submit orders for Conversion Stock in the Offerings up to the maximum purchase limitation established for the Community Offering, subject to the overall purchase and ownership limitations and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders. See " -- Limitations on Conversion Stock Purchases and Ownership."

     In the event the Eligible Public Stockholders as of the Stockholder Voting Record Date submit orders for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of the Mutual Holding Company and the Bank, is in excess of the total number of shares of Conversion Stock offered in the Offerings, available shares will be allocated among Eligible Public Stockholders as of the Stockholder Voting Record Date whose orders are accepted on a pro rata basis in the same proportion as each Eligible Public Stockholder's order bears to the total orders of all Eligible Public Stockholders, provided that no fractional shares shall be issued.

     The opportunity to submit orders for shares of Conversion Stock in the Eligible Public Stockholders Offering category is subject to the right of the Primary Parties, in their sole discretion, to accept or reject any such orders in whole or in part for any reason either at the time of receipt of an order or as soon as practicable following the completion of the Eligible Public Stockholders Offering. It should be noted that Eligible Public Stockholders do not have subscription rights with respect to the Conversion.

     Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, and Other Members and orders of Eligible Public Stockholders, the Primary Parties have determined to offer shares pursuant to the Plan to certain members of the general public, with preference given to the natural persons residing in the Local Community. Individually, such persons may purchase $500,000 of Conversion Stock, subject to overall purchase and ownership limitations. Together, with any associate or group of persons acting in concert, such persons may purchase $750,000 of Conversion Stock, subject to the overall purchase and ownership limitations. See " -- Limitations on Conversion Stock Purchases and Ownership." This amount may be increased at the sole discretion of the Primary Parties. The opportunity to submit orders for shares of Conversion Stock in the Community Offering category is subject to the right of the Primary Parties, in their sole discretion, to accept or reject any such orders in whole or in part for any reason either at the time of receipt of an order or as soon as practicable following the completion of the Community Offering.

     If there are not sufficient shares available to fill the orders of the Subscribers in the Community Offering, available shares of stock will be allocated first to each such Subscriber whose order is accepted by the Primary Parties, in an amount equal to the lesser of 100 shares or the number of shares ordered by each such Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each bears to the total unfilled orders of all such Subscribers whose order remains unsatisfied. If the orders of such Subscribers are filled, and there are shares remaining, shares will be allocated to other members of the general public who submit orders in the Community Offering applying the same allocation described above for such Subscribers.


Limitations on Conversion Stock Purchases and Ownership

     The Plan includes the following limitations on the number of shares of Conversion Stock that may be purchased:

          (1) No less than 25 shares of Conversion Stock may be purchased, to the extent such shares are available;

          (2) The number of shares of Conversion Stock which may be purchased by any person (or persons through a single account) in the Subscription Offering shall not exceed such number of shares of Conversion Stock that shall equal $500,000 divided by the $10 purchase price in the subscription Offering, except for the ESOP, which in the aggregate may subscribe for up to 10% of the Conversion Stock.

          (3) The number of shares of Conversion Stock which may be purchased by any person, in the Subscription Offering, Eligible Public Stockholders' Offering or the Community Offering combined shall not exceed such number of shares of Conversion Stock that shall equal $500,000 divided by the $10 purchase price in the Offerings.

          (4) The number of shares of Conversion Stock which may be subscribed for or purchased in all categories in the Conversion by any person together with any associate or group of persons acting in concert shall not exceed $750,000 divided by the $10 purchase price.

          (5) Except for Tax-Qualified Employee Stock Benefit Plans, the maximum amount of Conversion Stock that may be purchased in all categories in the Conversion by any person (or persons through a single account) together with any associate or group of persons acting in concert shall not exceed such number of shares that, when combined with Distribution Exchange Shares, exceed $7.5 million of Common Stock divided by the $10 purchase price upon completion of the Conversion.

          (6) No more than 25% of the total number of shares sold in the Offerings may be purchased by directors and officers of the Mutual Holding Company, the Company and the Bank and their associates in the aggregate, excluding purchases by the ESOP.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members of the Mutual Holding Company or the Stockholders of the Company, the purchase limitations in (2), (3) and (4) above may be decreased, or increased, up to a maximum of 5% of the total shares of Conversion Stock to be issued in the Conversion, at the sole discretion of the Primary Parties. If such amounts are increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Primary Parties may be, given the opportunity to increase their subscriptions up to the then applicable limit.

     In the event of an increase in the total number of shares of Conversion Stock offered in the Conversion due to an increase in the maximum of the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the new total number of shares will be allocated in the following order of priority in accordance with the Plan: (i) to fill the ESOP's order of up to a total of 8.0% of the Adjusted Maximum number of shares (the Board of Directors has determined to purchase 8%); (ii) in the event that there is an oversubscription by Eligible Account holders to fill their unfulfilled subscriptions; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders to fill their unfulfilled subscriptions; (iv) in the event that there is an oversubscription by Other Members to fill their unfulfilled subscriptions; (v) in the event that there is an oversubscription by Eligible Public Stockholders, to fill their unfulfilled subscriptions; and (vi) to fill unfulfilled subscriptions in the Community Offerings.

     The term "associate," when used to indicate a relationship with any person, is defined to mean (i) a corporation or organization (other than the Mutual Holding Company, the Company, a majority-owned subsidiary of the Company or the
Bank) of which such person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax qualified employee stock benefit plan of the Company or the Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Company or the Bank or any of the subsidiaries of the foregoing.

     The term "resident" as used herein means any person who, on the date designated for that category of subscriber in the Plan, maintained a bona fide residence within the Local Community and has manifested or intent to remain within the Local Community for a period of time. The designated dates for Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are July 31, 1996, September 30, 1997, and ____________, 1997,
respectively. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be within the Local Community. To the extent the person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Company may utilize deposit or loan records of the Bank or such other evidence provided to it to make a determination as to whether a person is a bona fide resident of the Local Community. Subscribers in the Community Offering who are natural persons also will have a purchase preference if they are residents of the Local Community. In all cases, however, such determination shall be in the sole discretion of the Bank and shall be determined on a case-by-case basis without regard to prior determinations.

Stock Pricing and Number of Shares to be Issued

     The Plan of Conversion requires that the aggregate purchase price of the Conversion Stock must be based on the appraised pro forma market value of the Mutual Holding Company, the Company and the Bank on a consolidated basis, as determined on the basis of an independent valuation. The Primary Parties have retained RP Financial to make such a valuation. For its services in making such an appraisal and any expenses incurred in connection therewith, RP Financial will receive a maximum of $35,000 plus out of pocket expenses. The Primary Parties have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

     The Independent Valuation has been prepared by RP Financial in reliance upon the information contained in this Prospectus, including the financial statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Primary Parties and the economic and demographic conditions in the Company's and existing market area: certain historical, financial and other information relating to the Company and Bank; a comparative evaluation of the operating and financial statistics of the Company with those of other similarly situated publicly traded companies located in Florida and other regions of the United States; the aggregate size of the offering of the Conversion Stock; the impact of the Conversion on the Bank's net worth and earnings potential; the proposed dividend policy of the Company and the Bank; and the trading market for the Company's Common Stock and securities of comparable companies and general conditions in the market for such securities.

     On the basis of the foregoing, RP Financial has advised the Primary Parties in its opinion the estimated pro forma market value of the Bank and the Mutual Holding Company on a combined basis was $215,334,463 as of September 19, 1997. Because the holders of the Public Bank Shares are to hold the same aggregate percentage ownership interest in the Company as they held in the Bank just prior to consummation of the Conversion (before


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



giving effect to the payment of cash in lieu of issuing fractional Distribution Exchange Shares and any shares of Conversion Stock purchased the Company's stockholders in the Offering or issued to the ESOP thereafter) the Appraisal was multiplied by 53.41%, which is the Mutual Holding Company's percentage interest in the Bank. The resulting amount $115,000,000 is the midpoint of the dollar amount of the Conversion Stock to be offered in the Offerings. In accordance with OTS regulations, the minimum and maximum of the valuation were set at 15% below and above the midpoint respectively, resulting in a range of $97,750,000 to $132,250,000 (the "Estimated Price Range"). The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share, resulting in a range of 9,775,000 to 13,225,000 shares of Conversion Stock being offered. Upon consummation of the Conversion, the Conversion Stock and Distribution Exchange Shares will represent approximately 53.41% and 46.59%, respectively, of the Company's total outstanding shares.

     The Boards of Directors of the Primary Parties reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the Estimated Price Range was reasonable and adequate. However, the Boards of Directors of the Primary Parties are relying upon the expertise, experience and independence of RP Financial, and are not qualified to determine the appropriateness of the assumptions or the methodology.

     The MHC Regulations provide that in a conversion of the Mutual Holding Company to stock form, the Public Stockholders will be entitled to exchange their Public Harbor Florida Shares for Exchange Distribution Shares, provided the Bank and the Mutual Holding Company demonstrate to the satisfaction of the OTS that the basis for exchange is fair and reasonable, The Boards of Directors of the Bank and the Company have determined that each Public Company Share will on the Effective Date be converted into the right to receive a number of Exchange Distribution Shares determined pursuant to the Distribution Exchange Ratio that ensures that after the Conversion, Public Stockholders will own the same aggregate percentage of Common Stock as they currently own of the Bank Common Stock (before giving effect to the payment of cash in lieu of issuing fractional Distribution Exchange Shares and any shares of Conversion Stock purchased by the Company's stockholders in the Offerings or issued to the ESOP thereafter). Based upon such formula and the Estimated Price Range, the Distribution Exchange Ratio ranged from a minimum of 3.6826 to a maximum of
4.9824 Distribution Exchange Shares for each Public Harbor Florida Share, with a midpoint of 4.3325. Based upon these Exchange Ratios, the Company expects to issue between 6,212,573 and 9,222,612 Distribution Exchange Shares to Public Stockholders. The Estimated Price Range and the Distribution Exchange Ratio may be amended with the approval of the OTS, if required, or if necessitated by subsequent developments in the financial condition of any of the Primary Parties or market conditions generally. In the event the Appraisal is updated to below $183,034,447 or above $284,780,065, such Appraisal will be filed with the SEC by post-effective amendment.

     Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Company receives orders for Conversion Stock in excess of $132,250,000 (the maximum of the Estimated Price Range) and up to $152,087,500 (the maximum of the Estimated Price Range, as adjusted by 15%) the Company may be required by the OTS to accept all such orders. No assurances, however, can be made that the Company will receive orders for Conversion Stock in excess of the maximum of the Estimated Price Range or that, if such orders are received that all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated Appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the OTS. There is no obligation or understanding on the part of management to take and/or pay for any shares of Conversion Stock in order to complete the Offerings.

     RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the financial statements and other information provided by the Bank and the Mutual Holding Company, nor did RP Financial value independently the assets or liabilities of the Company or the Bank. The valuation considers the Company, the Bank and the Mutual Holding Company as going concerns and should not be considered as indication of the liquidation value of the Company, the Bank and the Mutual Holding Company. Moreover, because such valuation is necessarily based upon the estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Conversion Stock or receiving Distribution Exchange Shares in the Conversion will thereafter be able to sell such shares at prices at or above the purchase price per share in the Offerings.

     No sale of shares of Conversion Stock or issuance of Distribution Exchange Shares may be consummated unless, prior to such consummation, RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate Purchase Price is materially incompatible with the estimate of the pro forma market value the Mutual Holding Company, the Company and the Bank on combined basis. If such is not the case, a new Estimated Price Range may be set, a new Exchange Ratio may be determined based upon the new Estimated Price Range, a new Subscription, Eligible Public Stockholders, Community Offerings may be held or such other action may be taken as the Primary Parties shall determine and the OTS may permit or require.

     Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares of Conversion Stock to be sold in the

Offerings may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the $10.00 purchase price is not below the minimum or more than 15% above the maximum of the Estimated Price Range (exclusive of a number of shares equal to up to an additional 10.0% of the Conversion Stock that may be issued to the ESOP out of authorized but unissued shares of Common Stock to the extent such shares are not purchased in the Offerings due to an oversubscription). In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range (exclusive of additional shares that may be issued to the ESOP), purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to modify or rescind their subscriptions).

     An increase in the number of shares of Conversion Stock, either as a result of an increase in the Appraisal of the estimated pro forma market value or due to the purchase by the ESOP of authorized but unissued shares (see "THE CONVERSION -- Subscription Offering," " -- Priority 2: ESOP (Second Priority)"), would decrease a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of Conversion Stock would increase both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "RISK FACTORS -- Possible Dilutive Effect of Issuance of Additional Shares" and "PRO FORMA DATA."

     The Appraisal (including the appraisal report of RP Financial as of September 19, 1997) has been filed as an exhibit to this Registration Statement and Application for Conversion of which this Prospectus is a part and is available for inspection in the manner set forth under "Additional Information."

The Distribution Exchange Ratio

     The Boards of Directors of the Bank, the Mutual Holding Company and Harbor Florida have determined that each Public Harbor Florida Share will, upon consummation of the Conversion, automatically become the right to receive a number of shares of Common Stock determined pursuant to the Distribution Exchange Ratio that ensures that after the Conversion and before giving effect to Eligible Public Stockholders' purchases in the Offerings and receipt of cash in lieu of fractional shares or issuances to the ESOP, Public Stockholders will own an aggregate percentage of the Common Stock that is identical to the Public Stockholders' current ownership of the Common Stock.

     To determine the Distribution Exchange Ratio, the adjusted Public Stockholder's ownership interest was multiplied by the number of shares to be issued in the Conversion, and the result was divided by the number of Public Harbor Florida Shares outstanding (2,315,871 shares, as of June 30, 1997).

     The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, the following: (i) the total number of shares of Conversion Stock and Distribution Exchange Shares to be issued in the Conversion, (ii) the percentage of the total Common Stock represented by the Conversion Stock and the Distribution Exchange Shares, and
(iii) the Distribution Exchange Ratio. The table assumes that there is no cash paid in lieu of issuing fractional Distribution Exchange Shares.


                                                                                             Total Shares
                                                                                               of Common
                                     Conversion Stock             Distribution Exchange       Stock to be       Distribution
                                      to be Issued(1)                 Shares (1)(2)           Outstanding     Exchange Ratio(2)
                                      ---------------                 -------------           -----------     -----------------
                                    Amount       Percent          Amount        Percent
                                    ------       -------          ------        -------

        Minimum                     9,775,000     53.41%          8,528,444      46.59%        18,303,444           3.6826
        Midpoint                   11,500,000     53.41          10,033,464      46.59         21,533,464           4.3325
        Maximum                    13,225,000     53.41          11,538,483      46.59         24,763,483           4.9824
        15% Above Maximum          15,208,750     53.41          13,269,256      46.59         28,478,006           5.7297

                                                                       -----------------

(1)  Assumes  that  outstanding  options to  purchase  134,786  shares of Harbor
     Florida Common Stock at June 30, 1997 are not exercised prior to consummation of the Conversion.

(2) Includes shares of stock held prior to the issuance of additional certificates representing additional shares of Common Stock.

                                 ---------------

     The final Distribution Exchange Ratio will be determined based upon the number of shares issued in the Offerings and the number of shares of Public Harbor Florida Shares held by Public Stockholders just prior to consummation of the Conversion and it will not be based upon the market value of the Harbor Florida Shares. At the minimum, midpoint and maximum of the Estimated Price Range, a holder of one Public Harbor Florida Share will receive an additional 2.6826, 3.3325, and 3.9824 shares of Common Stock, respectively (which have a calculated equivalent estimated value of $26.83, $33.32 and $39.82 per share based on the Purchase Price of Conversion Stock in the Offerings and the aforementioned Distribution Exchange Ratios). However, there can be no assurance as to the actual market value of a share of Common Stock after the Conversion or that such shares can be sold at or above the $10.00 per share. Any increase or decrease in the number of shares of Conversion Stock will result in a corresponding change in the number of Distribution Exchange Shares, so that upon consummation of the Conversion the Conversion Stock and the Distribution Exchange Shares will represent approximately 53.41% and 46.59%, respectively, of the Company's total outstanding shares of Common Stock.

Persons in Nonqualified States or Foreign Countries

     The Primary Parties will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Common Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan if such person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state or foreign country; (ii) the granting of subscription rights or offering or selling shares of Common Stock to such persons would require the Bank, Harbor Florida or its employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any such person.

Marketing Arrangements

     The Primary Parties have engaged the Agent as a financial advisor and marketing agent in connection with the Offerings, and the Agent has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Offerings. The Agent is a member of National Association of Securities Dealers, Inc. (the "NASD") and a broker-dealer which is registered with the SEC. The Agent will provide various services including, but not limited to (1) training and educating the Bank's employees who will be performing certain ministerial functions in the Offerings regarding the mechanics and regulatory requirements of the stock sales process; (2) coordinating the Company's sales efforts; (3) soliciting orders for Conversion Stock; and (4) assisting in the solicitation of proxies of Members and Stockholders for use at the Members' Meeting and the Stockholders' Meeting, respectively. Based upon negotiations between the Primary Parties and the Agent, the Agent will receive
(i) an advisory and management fee of $50,000 which will be subtracted from the Agent's total fee in (ii) and (iii) below; (ii) a marketing fee equal to .75% of the aggregate Purchase Price of Conversion Stock sold in the Subscription Offering and the Eligible Public Stockholders Offering, except as set forth below; and (iii) a marketing fee of .75% of the aggregate Purchase Price of Conversion Stock sold in the Community Offering. No fees will be paid to the Agent on subscriptions by any director, officer or employee or members of their immediate families or by the ESOP. The Agent also will be reimbursed for its reasonable out-of-pocket expenses (including legal fees and expenses) which are estimated to be approximately $70,000. The Primary Parties have agreed to indemnify the Agent for reasonable costs and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the Common Stock, including certain liabilities under the Securities Act.

     Directors and executive officers of the Primary Parties may participate in the solicitation of offers to purchase Conversion Stock. Other employees of the Bank may participate in the Offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Conversion Stock or provide advice regarding the purchase of Conversion Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Conversion Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Conversion
Stock. No officer, director or employee of the Primary Parties will be compensated in connection with such person's solicitations or other participation in the Offerings or the Distribution Exchange by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Conversion Stock and Distribution Exchange Shares, respectively.

Procedure for Purchasing Shares in the Offerings.

     To help ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

     To purchase shares in the Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Bank (which may be given by completing the appropriate blanks on the order form), must be received by the Bank at any of its offices by 12 noon, Florida Time, on the Expiration Date. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. The Bank is not required to accept orders submitted on facsimilied order forms. The Primary Parties have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. The waiver of an irregularity on an order form, the allowance by the Primary Parties of a correction of an incomplete or improperly executed order form, or the acceptance of an order after 12 noon on the Expiration date in no way obligates the Primary Parties to waive an irregularity, allow a


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correction,  or accept  an order  with  respect  to any other  order  form.  The interpretation by the Primary Parties of the acceptability of an order form will be final. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Primary Parties, unless the Offerings have not been completed within 45 days after the end of the Subscription, Eligible Public Stockholders, and Community Offerings, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility
Record Date ( July 31, 1996) or the Supplemental Eligibility Record Date (September 30, 1997) must list on the order form all accounts in which they have an ownership interest at the applicable eligibility date, giving all names in each account and the account numbers.

     Payment for subscriptions and orders may be made (i) in cash if delivered in person at any office of the Bank, (ii) by check or money order, or (iii) by authorization of withdrawal from certificate of deposit accounts or IRAs maintained with the Bank. The Primary Parties, in their sole discretion, may elect not to accept payment for shares of Conversion Stock by wired funds and there shall be no liability for failure to accept such payment. Funds will be deposited in a segregated account at the Bank and interest will be paid on funds made by cash, check or money order at the Bank's passbook rate of interest from the date payment is received until completion or termination of the Conversion. If payment is made by authorization of withdrawal from certificate accounts, the funds authorized to be withdrawn from a Bank deposit account may continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

     If a subscriber authorizes the Bank to withdraw the aggregate amount of the purchase price from a deposit account, the Bank will do so as of the effective date of the Conversion. The Bank may waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

     The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of Conversion Stock subscribed for upon consummation of the Offerings, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate purchase price of the shares for which it subscribed.


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     Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase  shares of  Conversion  Stock in the  Offerings,
provided  that  such  IRAs  are  not  maintained  at  the  Bank.   Persons  with
self-directed IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Conversion Stock in the Offerings. In addition, ERISA provisions and IRS regulations require that officers, directors, and 10% stockholders who use self-directed IRA funds to purchase shares of Conversion Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information.

Restrictions on Transfer of Subscription Rights and Shares

     Pursuant to the rules and regulations of the OTS, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Conversion Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Conversion Stock prior to the completion of the Conversion.

     The Primary Parties will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Liquidation Rights

     In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor of the Bank would receive his pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation of the Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, this claim would be solely in the amount of the balance in the deposit account plus accrued interest. A depositor would not have an interest in the value of assets of the Bank, or the Company, above that amount.


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



     The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of 100% of the Bank's retained earnings of $34.5 million at September 30, 1992, the date of the latest balance sheet contained in the final offering circular utilized in the Bank's initial public offering in the MHC
Reorganization, or (2) 53.41% of the Bank's total stockholders' equity as reflected in its latest balance sheet contained in the final Prospectus utilized in the Offerings. As of the date of this Prospectus, the initial balance of the liquidation account would be $____ million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if such person were to continue to maintain such person's deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the Conversion, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in the Bank at the close of business on July 31, 1996 or September 30, 1997, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of such person's deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 1993 eligibility record date (or the September 30, 1995 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in the Bank on such date.

     If, however, on any September 30 annual closing date of the Bank, commencing September 30, 1996 for Eligible Account Holders and September 30, 1997 for Supplemental Eligible Account Holders, the amount in any deposit account is less than the amount in such deposit account on July 31, 1996, or September 30, 1997, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

Tax Aspects

     Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling from the IRS or an opinion of counsel with respect to federal tax effects of the transaction, and either a ruling or an opinion with respect to Florida tax laws, to the effect that


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



consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any material adverse tax consequences to the Mutual Holding Company, the Bank, the Company or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This condition may not be waived by the Primary Parties.

     Peabody & Brown, Washington, D.C., has issued an opinion to the Company and the Bank to the effect that for federal income tax purposes: [TO COME]

     Furthermore, Dean, Mead, Egerton, Bloodworth, Capouano & Bogarth, P.A., Orlando, Florida, has issued an opinion to the Company and the Bank to the effect that the income tax consequences of the Conversion are substantially the same under Florida law as they are under the Code.

     In the opinion of RP Financial, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Conversion Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Conversion Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and the Primary Parties could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

     Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. Management does not believe the fact that the IRS has placed this transaction into a "no rule" area will result in the IRS treating the Conversion and the Reorganization any differently from similar transactions already completed for which the IRS has issued private letter rulings. If the IRS determines that the tax effects of the transaction are to be treated differently from that presented in the tax opinion, the Mutual Holding Company and the Bank may be subject to adverse tax consequences as a result of the Conversion.


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Delivery and Exchange of Certificates

     Conversion Stock. Certificates representing Conversion Stock issued in connection with the Offerings will be mailed by the Company's transfer agent for the Common Stock to the persons entitled thereto at the addresses of such persons appearing on the stock order form for Conversion Stock as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Conversion Stock are available and delivered to subscribers, subscribers may not be able to sell such shares.

     Distribution Exchange Shares. After consummation of the Conversion, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Company Common Stock, or Bank Common Stock, which was held prior to the Mid-Tier Reorganization and currently represents an equivalent number of shares of Public Harbor Florida Shares on the transfer book of Harbor Florida (other than the Mutual Holding Company), shall be entitled to receive a certificate or certificates representing the number of full shares of Common Stock which, when added to the number of shares of Public Harbor Florida Shares held, will represent the same percentage ownership of Public Harbor Florida Shares held prior to the Conversion. The Transfer Agent shall promptly mail to each such holder of record of Public Harbor Florida Shares immediately prior to the consummation of the Conversion, a letter advising the holder of the procedures by which additional shares of Common Stock, pursuant to the Distribution Exchange Ratio, will be delivered. The Company's stockholders need not forward any Company Common Stock certificates to the Bank or the Transfer Agent.

Required Approvals

     Various approvals of the OTS are required in order to consummate the Conversion. The OTS has approved the Plan of Conversion, subject to approval by the Mutual Holding Company's Members and the Company's Stockholders. In addition, consummation of the Conversion is subject to OTS approval of the applications with respect to the merger of the Mutual Holding Company (following its conversion to an interim Federal stock savings bank) into the Company, with the Company being the surviving entity. Applications for these approvals have been filed and are currently pending. There can be no assurances that the requisite OTS approvals will be received in a timely manner, in which event the consummation of the Conversion may be delayed beyond the expiration of the Offerings.

     Pursuant to OTS regulations, the Plan of Conversion also must be approved by (1) at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting, and (2) holders of at least two-thirds of the


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outstanding Company Stock at the Stockholders' Meeting. In addition, the Primary
Parties have conditioned the consummation of the Conversion on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.

Interpretation and Amendment of the Plan

     To the extent permitted by law, all interpretations of the Plan by the Primary Parties will be final; however, such interpretations shall have no binding effect on the OTS. The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by the Board of Directors as a result of comments from the OTS or otherwise, prior to the solicitation of proxies from the members of the Mutual Holding Company and at any time thereafter with the concurrence of the OTS, except that in the event that the regulations under which the Plan was adopted are liberalized subsequent to the approval of the Plan by the OTS and the members of the Mutual Holding Company at the special meeting of members, the Board of Directors may amend the Plan to conform to the regulations without further approval of the OTS or the members, to the extent permitted by law. An amendment to the Plan that would result in a material adverse change in the terms of the Conversion would require a resolicitation. In the event of a resolicitation, subscriptions for which a confirmation or modification was not received would be rescinded. Any amendment to the Plan regarding preferences to the Local Community will not be deemed to be a material change.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion

     All shares of Conversion Stock purchased in connection with the Conversion by a director or an executive officer of the Primary Parties will be subject to a restriction that the shares may not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to the Company's transfer agent. Any shares of Common Stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Company will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

     Purchases of Conversion Stock of the Company by directors, executive officers and their associates during the three-year period following completion of the Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 10% of the Company's outstanding Common Stock or to the purchase of


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Common Stock pursuant to any tax-qualified  employee stock benefit plan, such as the ESOP, or by any non-tax-qualified employee stock benefit plan.

     Pursuant to OTS regulations, the Company will generally be prohibited from repurchasing any shares of Common Stock within one year following consummation of the Conversion. During the second and third years following consummation of the Conversion, the Company may not repurchase any shares of its Common Stock other than pursuant to (i) an offer to all stockholders on a pro rata basis that is approved by the OTS; (ii) the repurchase of qualifying shares of a director, if any; (iii) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or (iv) purchases that are part of an open-market program not involving more than 5% of its outstanding capital stock during a 12 month period, if the repurchases do not cause the Bank to become undercapitalized and the Bank provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program Written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. However, the Regional Director has authority to permit repurchases during the first year following consummation of the Conversion and to permit repurchases in excess of 5% during the second and third years upon the establishment of exceptional circumstances.


                       COMPARISON OF STOCKHOLDERS' RIGHTS

     General. Harbor Florida, currently the Bank's Mid-Tier Holding Company, is currently a Delaware corporation. After the Conversion, Harbor Florida will continue to serve as the holding company of the Bank but Harbor Financial, M.H.C. will have no ownership interest in Harbor Florida. After the Reorganization, all of Harbor Florida's stock will be held by the public. The rights of shareholders will not change as a result of the Conversion.

     Authorized Capital Stock. Harbor Florida's authorized capital stock currently consists of 13,000,000 shares of Common Stock, par value $.0l per share and 1,000,000 shares of Preferred Stock, par value $.0l per share. As of the Conversion, upon approval of Harbor Florida's stockholders, Harbor Florida's Certificate of Incorporation will be amended to authorize _________ shares of Common Stock and 1,000,000 shares of Preferred Stock.

     Amendment Of Certificate. Pursuant to the Plan, Harbor Florida is seeking the authority to amend its Certificate of Incorporation to increase its authorized capital stock as indicated above. This amendment is necessary in order for Harbor Florida to have sufficient shares to sell Conversion Stock in the Offering as well as to deliver stock pursuant to the Distribution Exchange. This amendment will not be voted on separately by the stockholders


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



of Harbor Florida but pursuant to the approval of the Plan. Harbor Florida believes that under Delaware law the Mutual Holding Company would be permitted to vote its shares to amend the Certificate of Incorporation. Therefore, the passage of such amendment would be assured if voted separately.


                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

     A number of provisions of the Company's Certificate of Incorporation and bylaws deal with matters of corporate governance and certain rights of shareholders. These provisions allow the Board of Directors flexibility to analyze and consider corporate transactions in order to maximize benefits to shareholders. However, they may also serve to prevent individual shareholders from participating in a transaction if the Board does not deem the transaction to be beneficial to shareholders, even if individual shareholders desire to do so. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. Such provisions may have the effect of rendering the removal of the current Board of Directors of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and bylaws, which are incorporated herein by reference. See "ADDITIONAL INFORMATION" for instructions on how to obtain a copy of these documents.

     Limitation  on Voting  Rights.  The  Certificate  of  Incorporation  of the
Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, for a period of five years from the completion of the Conversion, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity securities of the Company. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the benefit plans of the Board or directors, officers and employees of the Bank or the Company as a group or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The


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Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 66 2/3% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

     Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the bylaws provide that any vacancy occurring in the Board, including a vacancy resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 66 2/3% of the outstanding shares of voting stock.

     In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

     Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of shareholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the shareholders of the Company may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.

     Authorized Shares. The Certificate of Incorporation currently authorizes the issuance of 13,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. The Certificate of Incorporation will be amended by shareholders at a shareholders' meeting in order to permit the creation of additional shares for sale at the Offering Price. See "DESCRIPTION OF CAPITAL STOCK OF HARBOR FLORIDA." The shares of Common Stock and preferred stock were authorized in an amount greater than that to be issued pursuant to the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares upon the exercise of stock options.

     Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. The Certificate of Incorporation requires the approval of the holders of at least 66 2/3% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, at least 66 2/3% approval of shareholders is required in connection with any transaction involving an Interested Shareholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a shareholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Shareholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Shareholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Shareholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Shareholder or Affiliate of 10% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Shareholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 10% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Shareholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Shareholder or Affiliate thereof.

     Amendment of Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 66 2/3% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including those provisions limiting voting rights, relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's bylaws and Certificate of Incorporation. The Company's bylaws may be amended by its Board of Directors, or by the vote of a majority of the shares present in person or by proxy and entitled to a vote at any annual or special meeting except for those instances where the Certificate of Incorporation requires a vote of 66 2/3% of the total votes eligible to be voted at a duly constituted meeting of shareholders for amendment.

     Certain Bylaw Provisions. The Bylaws of the Company also require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to give at least 120 days advance notice to the Secretary of the Company. The notice provision requires a shareholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing shareholder.

     Benefit Plans. In addition to the provisions of the Company's certificate and bylaws described above, certain benefit plans of ours adopted in connection with the Conversion contain provisions which also may discourage hostile takeover attempts which the boards of directors might conclude are not in the best interests for us or our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control, see "MANAGEMENT OF HARBOR FEDERAL -- Other Stock Benefit Plans" and " -- Stock Option Plan

     Regulatory Restrictions. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

     Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of a savings association or the power to control in any manner the election of a majority of the directors of such institution.

     Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior written notice has been given to the OTS and the OTS has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term "savings association" includes state-chartered and federally chartered SAIF-insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

     Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. In this circumstance, control involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

Delaware Corporate Law

     In addition, the state of Delaware has a statute designed to provide Delaware corporations such as the Company with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

     In general Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Shareholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Shareholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute  exempts the following  transactions  from the  requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Shareholder, the Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Shareholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Shareholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Shareholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

                 DESCRIPTION OF CAPITAL STOCK OF HARBOR FLORIDA

     Harbor Florida currently is authorized to issue 13,000,000 shares of the Common Stock, $.01 par value per share, and 1,000,000 shares of serial preferred stock, $.01 par value per share. Pursuant to the Conversion, Harbor Florida will seek stockholder approval to amend its Certificate of Incorporation to increase the amount of authorized shares to _________ of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share, subject to approval of its stockholders of an amendment to its Certificate of Incorporation to authorize additional shares of common and preferred stock. The Company currently expects to issue up to _________ shares of Common Stock in the Conversion, in addition to the Public Harbor Florida shares to be provided to shareholders in the Distribution Exchange. Therefore, after the Conversion, the Company expects to have _________ shares outstanding .

     Dividends. The Company can pay dividends if and when declared by its Board of Directors. See "DIVIDEND POLICY" and "REGULATION." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues preferred stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     The Company does not intend to issue any shares of serial preferred stock in the Conversion, nor are there any present plans to issue such preferred stock following the Conversion. The aggregate par value of the issued shares will constitute the capital account of the Company. The balance of the purchase price will be recorded for accounting purposes as additional paid-in capital. See "CAPITALIZATION." The capital stock of the Company will represent nonwithdrawable capital and will not be insured by us, the FDIC, or any other government agency.

Common Stock

     Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the Common Stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock and will not be permitted to cumulate their votes in the election of the Company's directors.

     Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the purchase price for the Common Stock all such stock will be duly authorized, fully paid and nonassessable.

     Liquidation. In the unlikely event of the complete liquidation or dissolution of the Company, the holders of the Common Stock will be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company (including all deposits with us and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any serial preferred stock which may be issued in the future; and (iv) any interests in the liquidation account established upon the Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to have their deposits with the Bank.

     Restrictions on Acquisition of the Common Stock. See "RESTRICTIONS ON ACQUISITION OF THE COMPANY" for a discussion of the limitations on acquisition of shares of the Common Stock.

     Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. Therefore, the Board of Directors may sell shares of capital stock of the Company without first offering such shares to existing stockholders of the Company. The Common Stock is not subject to call for redemption.

     Issuance of Additional Shares. Except as disclosed herein, the Company has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the Common Stock. In the future, the authorized but unissued and unreserved shares of the Common Stock will be available for general corporate purposes, including, but not limited to, possible issuance: (i) as stock dividends; (ii) in connection with mergers or acquisitions; (iii) under a cash dividend reinvestment or stock purchase plan; (iv) in a public or private offering; or (v) under employee benefit plans. See "RISK FACTORS -- Possible Dilutive Effect of 1997 Stock Options and Effect of Purchases by the Recognition Plan and ESOP" and "PRO FORMA DATA." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the Common Stock are to be issued.

     For additional information, see "REGULATION -- Limitations on Dividends and Other Capital Distributions" with respect to restrictions on the payment of cash dividends; and "RESTRICTIONS ON ACQUISITION OF THE COMPANY" for information regarding restrictions on acquiring Common Stock of the Company.

Serial Preferred Stock

     None of the 1,000,000 authorized shares of serial preferred stock of the Company will be issued in the Conversion. After the Conversion is completed, the Board of Directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the Common Stock. The Board of Directors has no present intention to issue any of the serial preferred stock.


                              LEGAL AND TAX MATTERS

     The legality of the Common Stock will be passed upon for Harbor Florida by Peabody & Brown, Washington, D.C. Certain legal matters for FBR will be passed upon by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C. The federal income tax consequences of the Conversion have been passed upon by Peabody & Brown, Washington, D.C. The Florida income tax consequences of the Conversion have been passed upon by Dean, Mead, Egerton, Bloodworth, Capouano & Bogarth, P.A., Orlando, Florida.


                                     EXPERTS

     The financial statements of Harbor Florida as of and for the years ended September 30, 1996, 1995, and 1994 included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     RP Financial has consented to the publication herein of a summary of its letters to Harbor Florida setting forth its opinion as to the estimated pro forma market value of us in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this Prospectus.

                            REGISTRATION REQUIREMENTS

     The Common  Stock of Harbor  Florida is  currently  registered  pursuant to
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Harbor Florida is subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. Harbor Florida may not deregister the Common Stock under the Exchange Act for a period of at least three years following the Conversion.


                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the Conversion Stock and Distribution Exchange Shares offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth
Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC maintains a World Wide Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the SEC. The address of such site is: http://www.sec.gov. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement describe all material provisions of such contracts or other documents. Nevertheless, such statements are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     The Mutual Holding Company has filed an Application for Conversion with the OTS with respect to the Conversion. This Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and OTS Southeast Regional Office, 1475 Peachtree Street, N.E., Atlanta, GA 30309.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES

                   Index to Consolidated Financial Statements
                                                                            Page
                                                                            ----

Independent Auditor's Report ...........................................    F-2

Consolidated Statement of Financial Condition- .........................    F-3
September 30, 1996 and 1995

Consolidated Statements of Earnings-Years ended ........................    F-4
September 1996, 1995, 1994

Consolidated Statements of Stockholders' Equity ........................    F-5
Years ended September 30, 1996, 1995, 1994

Consolidated statement of Cash Flows-Years ended .......................    F-6
September 30, 1996, 1995, 1994

Notes to Consolidated Financial Statements .............................    F-8

Condensed Consolidated Statement of Financial Condition as of ..........    F-31
June 30, 1997 and September 30, 1996 (Unaudited)

Condensed Consolidated Statements of Earnings for the Three ............    F-32
Months and Nine Months ended June 30, 1997 and 1996 (Unaudited)

Condensed Consolidated Statements of Stockholders' Equity for the ......    F-33
Nine Months ended June 30, 1997 and 1996 (Unaudited)

Condensed Consolidated Statement of Cash Flows for the .................    F-34
Nine Months ended June 30, 1997 and 1996 (Unaudited)

Notes to Condensed Consolidated Financial Statements (Unaudited) .......    F-36



All schedules are omitted as they are not required or are not  applicable or the
required  information  is  shown  in  the  applicable   consolidated   financial
statements or notes thereto.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES



                          Independent Auditors' Report




Board of Directors
Harbor Florida Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Harbor Florida Bancorp, Inc., (formerly Harbor Federal Savings Bank) and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996. These consolidated financial statements are the responsibility of Harbor Florida Bancorp, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects' the financial position of Harbor Florida Bancorp, Inc. and subsidiaries at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996 in conformity with generally accepted accounting principles.

As discussed in note l(k) to the consolidated financial statements, Harbor Florida Bancorp, Inc. changed its method of accounting for income taxes as of October 1, 1993.


                                            KPMG Peat Marwick LLP




West Palm Beach, Florida
October 18, 1996

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition

September 30, 1996 and 1995




Assets                                                     1996               1995
------                                                     ----               ----
Cash and amounts due from depository institutions   $    16,136,775    $     9,843,954
Interest-bearing deposits in other banks ........        16,349,594         15,985,695
Federal funds sold ..............................        16,075,000         12,825,000
Investment securities held to maturity (estimated
 market value of $20,016,000 in 1996 and
 $25,287,000 in 1995) ...........................        20,000,000         25,185,668
Investment securities available for sale
 (estimated market value of $33,493,152) ........        33,493,152                 --
Mortgage-backed securities held to maturity
 (estimated market value of $153,288,000 in
 1996 and $165,762,000 in 1995) .................       153,293,273        164,758,626
Loans held for sale (estimated market value
 of $4,870,000 in 1996 and $1,016,000 in 1995) ..         4,869,766          1,008,500
Loans, net ......................................       765,018,807        631,306,902
Accrued interest receivable .....................         6,621,687          6,000,768
Real estate owned ...............................         3,117,982          2,786,204
Premises and equipment, net .....................        10,543,318          9,835,510
Federal Home Loan Bank stock, at cost ...........         7,157,700          6,063,700
Goodwill ........................................         3,586,879                 --
Other assets ....................................         1,179,197            969,083
                                                    ---------------    ---------------

   Total assets .................................   $ 1,057,443,130    $   886,569,610
                                                    ===============    ===============

Liabilities and Stockholders' Equity
Liabilities:
 Deposits .......................................   $   851,853,160    $   720,981,096
 Short-term borrowings ..........................        25,000,000                 --
 Long-term debt .................................        70,674,100         65,973,700
 Advance payments by borrowers for
  taxes and insurance ...........................        15,211,607         16,750,146
 Income taxes payable ...........................           962,013            493,231
 Other liabilities ..............................         8,910,584          4,871,671
                                                    ---------------    ---------------

   Total liabilities ............................       972,611,464        809,069,844
                                                    ---------------    ---------------

Commitments and contingencies
Stockholders' equity
 Preferred stock; $.01 par value; authorized
  1,000,000 shares; none issued and outstanding .                --                 --
 Common stock; $.01 par value; authorized
  13,000,000 shares; issued and outstanding,
  4,934,454 shares in 1996 and 4,910,991
  shares in 1995 ................................            49,345             49,110
 Paid-in capital ................................        25,339,119         24,455,043
 Retained earnings, substantially restricted ....        60,893,032         54,671,820
 Common stock purchased by:
   Employee stock ownership plan (ESOP) .........          (674,100)          (973,700)
   Recognition and retention plans (RRP) ........           (53,511)          (267,507)
   Deferred compensation plan ...................          (673,216)          (435,000)
   Unrealized loss on investment
    securities available for sale, net ..........           (49,003)                --
                                                    ---------------    ---------------
      Total stockholders' equity ................        84,831,666         77,499,766
                                                    ---------------    ---------------
      Total liabilities and stockholders'
       equity ...................................   $ 1,057,443,130    $   886,569,610
                                                    ===============    ===============



See accompanying notes to consolidated financial statements.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
Years ended September 30, 1996, 1995 and 1994

                                            1996           1995            1994
                                            ----           ----            ----
 Interest income:
   Loans ...........................   $ 59,750,657    $ 51,049,832    $ 46,087,599
   Investment securities ...........      2,462,195       2,352,053       2,106,045
   Mortgage-backed securities ......     10,154,491       9,613,284       6,246,656
   Other ...........................      1,989,314       1,869,306       1,643,190
                                       ------------    ------------    ------------
     Total interest income .........     74,356,657      64,884,475      56,083,490
                                       ------------    ------------    ------------
 Interest expense:
   Deposits ........................     34,439,716      29,627,122      23,424,108
   Other ...........................      4,674,281       3,653,509       2,851,588
                                       ------------    ------------    ------------
     Total interest expense ........     39,113,997      33,280,631      26,275,696
                                       ------------    ------------    ------------
     Net interest income ...........     35,242,660      31,603,844      29,807,794
 Provision for (recovery of)
   loan losses .....................        (76,386)        459,845       1,552,767
                                       ------------    ------------    ------------
    Net interest income
     after provision for
    (recovery of) loan losses ......     35,319,046      31,143,999      28,255,027
                                       ------------    ------------    ------------
Other income:
  Other fees and service charges ...      2,796,807       2,565,572       2,521,290
  Income (losses) from real
   estate operations ...............       (300,996)        (40,050)      1,250,128
  Gain (loss) on sale of
   mortgage loans ..................        (39,747)         91,595         117,508
  Other ............................        429,009         289,869         180,164
                                       ------------    ------------    ------------
       Total other income ..........      2,885,073       2,906,986       4,069,090
                                       ------------    ------------    ------------
 Other expenses:
   Compensation and employee
     benefits ......................     10,690,298      10,048,016       9,433,456
   Occupancy .......................      2,631,854       2,291,170       2,353,464
   Professional fees ...............        526,998         699,475       1,137,254
   SAIF deposit insurance
     premiums ......................      6,300,486       1,555,816       1,671,632
   Other ...........................      3,982,267       3,603,692       3,271,018
                                       ------------    ------------    ------------
      Total other expenses .........     24,131,903      18,198,169      17,866,824
                                       ------------    ------------    ------------
      Income from continuing
       operations before income
       taxes, extraordinary
       item and cumulative
       effect of change in
       accounting principle ........     14,072,216      15,852,816      14,457,293
 Income tax expense ................      5,432,000       5,958,000       5,254,000
                                       ------------    ------------    ------------
       Income before extraordinary
        item and cumulative effect
        of change in accounting
        principle ..................      8,640,216       9,894,816       9,203,293
 Extraordinary item - Extinguishment
  of FHLB advances, net of income
  tax benefit ......................             --              --      (1,341,943)
 Cumulative effect of change
  in accounting principle ..........             --              --       1,935,427
                                       ------------    ------------    ------------
        Net income .................   $  8,640,216    $  9,894,816    $  9,796,777
                                       ============    ============    ============
        Net income per share .......   $       1.75    $       2.03    $       1.43
                                       ============    ============    ============

See accompanying notes to consolidated financial statements.

                      HARBOR FLORIDA INC. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity


Years ended September 30, 1996, 1995 and 1994




                                                                                                Common     Unrealized
                                                                                                stock    gain (loss) on
                                                                       Common       Common    purchased    investment
                                                                        stock       stock    by deferred   securities
                                   Common      Paid-in    Retained    purchased   purchased  compensation available for
                                    stock      capital    earnings      by ESOP    by RRP's     plan       sale, net      Total
                                    -----      -------     --------     -------    --------     ----       ---------      -----
Balance at September 30, 1993 ...      --            --   40,229,606          --         --         --          --    $ 40,229,606
Net income ......................      --            --    9,796,777          --         --         --          --       9,796,777
Net proceeds on common
 stock issued in stock
 conversion .....................  22,398    21,239,092           --  (1,498,000)  (642,000)  (435,000)         --      18,686,490
Stock issued to mutual
 holding company ................  26,544     2,627,825   (2,654,369)         --         --         --          --              --
Cash retained by mutual
 holding company ................      --            --     (500,000)         --         --         --          --        (500,000)
Amortization of award of
 ESOP and RRP's .................      --       108,386           --     224,700    160,497         --          --         493,583
Dividends paid ..................      --            --     (455,814)         --         --         --          --        (455,814)
                                 --------  ------------ ------------  ---------- ----------  ---------   ---------    ------------
Balance at September 30, 1994 ... $48,942    23,975,303   46,416,200  (1,273,300)  (481,503)  (435,000)         --    $ 68,250,642
Net income ......................      --            --    9,894,816          --         --         --          --       9,894,816
Stock options exercised .........     168       167,742           --          --         --         --          --         167,910
Amortization of award
 of ESOP and RRP's ..............      --       263,681           --     299,600    213,996         --          --         777,277
Tax benefit of RRP's ............      --        48,317           --          --         --         --          --          48,317
Dividends paid ..................      --            --   (1,639,196)         --         --         --          --      (1,639,196)
                                 --------  ------------ ------------  ---------- ----------  ---------   ---------    ------------
Balance at September 30, 1995 ... $49,110    24,455,043   54,671,820    (973,700)  (267,507)  (435,000)         --    $ 77,499,766
Net income ......................      --            --    8,640,216          --         --         --          --       8,640,216
Stock options exercised .........     235       234,395           --          --         --         --          --         234,630
Amortization of award
 of ESOP and RRP's ..............      --       482,318           --     299,600    213,996         --          --         995,914
Tax benefit of RRP's ............      --       136,898           --          --         --         --          --         136,898
Dividends paid ..................      --            --   (2,419,004)         --         --         --          --      (2,419,004)
Unrealized gain on securities
 available for sale, net ........      --            --           --          --         --         --     125,991         125,991
Change in unrealized gain
 (loss) on securities
 available for sale, net ........      --            --           --          --         --         --    (174,994)       (174,994)
Tax benefit of nonqualified
 stock options ..................      --        30,465           --          --         --         --          --          30,465
Stock purchased by deferred
 compensation plan ..............      --            --           --          --         --   (238,216)         --        (238,216)
                                 --------  ------------ ------------  ---------- ----------  ---------   ---------    ------------
Balance at September 30, 1996 ... $49,345    25,339,119   60,893,032    (674,100)   (53,511)  (673,216)    (49,003)   $ 84,831,666
                                 ========  ============ ============  ========== ==========  =========   =========    ============



See accompanying notes to consolidated financial statements.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

Years ended September 30, 1996, 1995 and 1994



                                                         1996            1995          1994
                                                         ----            ----          ----
 Cash provided by operating activities:
  Income before extraordinary item
   and cumulative effect of change in
   accounting principle ........................   $  8,640,216    $  9,894,816    $  9,203,293
  Adjustments to reconcile to net cash
   provided by operating activities:
    Prepayment penalty on extinguishment of
     FHLB advances, net of tax .................             --              --      (1,341,943)
    Cumulative effect of change in accounting
     for income taxes ..........................             --              --       1,935,427
    Amortization of stock benefit plans ........        995,914         777,277         493,583
    Tax benefit of stock plans credited
     to capital ................................        167,363          48,317              --
    Originations of loans held for sale ........     (8,554,149)     (9,928,978)     (11,322,35)
    Proceeds from sale of loans held for sale ..      4,692,883       8,945,773      11,439,865
    Purchases of investment securities
     held for sale .............................             --              --     (15,000,000)
    Proceeds from sale of investment securities
     held for sale .............................             --              --      14,963,809
    Depreciation and amortization ..............      1,104,041       1,016,975       1,045,333
    Deferred income tax provision (benefit) ....     (1,365,000)      1,559,000      (1,205,115)
    Increase in deferred loan fees and costs ...      1,047,051         880,472       1,328,000
    Amortization of deferred loan fees and costs       (972,744)     (1,090,687)     (1,731,648)
    Amortization of goodwill ...................         71,320              --              --
    Net accretion of other purchase
     accounting adjustments ....................        (19,593)             --              --
   (Gain) loss on sale of real estate owned ....         38,713        (179,937)     (1,062,243)
   Accretion of discount on purchased loans ....        (23,368)       (258,247)       (130,765)
   Increase in accrued interest receivable .....       (183,437)     (1,277,310)       (138,497)
   Provision for (recovery of) loan losses .....        (76,386)        459,845       1,552,767
   Provision for (recovery of) losses on real
    estate owned ...............................        116,509          35,254        (579,170)
   Net decrease in refundable
    income taxes ...............................             --              --          79,827
  (Increase) decrease in other assets ..........       (143,176)         70,080         492,606
  Increase (decrease) in income taxes payable ..        468,782         266,822        (317,591)
  Increase (decrease) in other liabilities .....      4,177,857        (164,971)        (45,510)
  FHLB stock dividend ..........................             --              --        (132,400)
                                                   ------------    ------------    ------------

      Net cash provided by operating activities      10,182,796      11,054,501       9,527,271
                                                   ------------    ------------    ------------
Cash used by investing activities:
  Net increase in loans ........................    (72,973,136)    (55,545,463)    (25,569,366)
  Purchase of mortgage-backed securities .......    (29,264,738)    (65,608,939)    (64,166,319)
  Proceeds from principal repayments of
   mortgage-backed securities ..................     40,067,420      20,780,417      33,431,834
  Purchase of investment securities held
   to maturity .................................    (20,000,000)    (10,000,000)     (5,076,242)
  Proceeds from maturities of investment
   securities held to maturity .................             --      25,042,207      10,283,000


                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                Consolidated Statements of Cash Flows (continued)




                                                           1996              1995            1994
                                                           ----              ----            ----
Proceeds from sale of investment
 securities available for sale .....................      6,744,955              --              --
Proceeds from maturities of investment securities
 available for sale ................................     10,595,180              --              --
Purchase of investment securities available for sale    (17,939,375)             --              --
Proceeds from sale of real estate owned ............      1,433,772       2,021,683       6,166,372
Purchase of premises and equipment .................     (1,422,634)     (2,020,219)       (379,562)
Proceeds from sale of premises and equipment .......      1,590,459         180,092          10,305
FHLB stock purchased ...............................       (619,100)       (706,200)             --
Purchase of Treasure Coast, net of cash acquired ...     (4,451,190)             --              --
                                                       ------------    ------------    ------------
    Net cash used by investing activities ..........    (86,238,387)    (85,856,422)    (45,299,978)
                                                       ------------    ------------    ------------

Cash provided by financing activities:
 Net increase in deposits ..........................     60,679,513      47,151,634      22,736,685
 Net proceeds from short-term borrowings ...........     15,000,000              --              --
 Repayments of long-term borrowings ................       (299,600)       (299,600)    (16,214,700)
 Net proceeds from long-term borrowings ............     15,000,000      20,000,000      16,498,000
 Net proceeds from issuance of common stock ........             --              --      18,186,490
 Increase (decrease) in advance payments by
  borrowers for taxes and insurance ................     (1,995,012)        697,743        (752,394)
 Stock dividend paid ...............................     (2,419,004)     (1,639,196)       (455,814)
 Common stock options exercised ....................        234,630         167,910              --
 Purchase of common stock by deferred
  compensation plan ................................       (238,216)             --              --
                                                       ------------    ------------    ------------
   Net cash provided by financing activities .......     85,962,311      66,078,491      39,998,267
                                                       ------------    ------------    ------------
   Net (decrease) increase in cash and
    cash equivalents ...............................      9,906,720      (8,723,430)      4,225,560
 Cash and cash equivalents - beginning of year .....     38,654,649      47,378,079      43,152,519
                                                       ------------    ------------    ------------
 Cash and cash equivalents - end of year ...........   $ 48,561,369    $ 38,654,649    $ 47,378,079
                                                       ============    ============    ============

Supplemental disclosures:
 Cash paid for:
   Interest ........................................   $ 39,324,435    $ 33,228,476    $ 26,263,357
                                                       ============    ============    ============
   Taxes ...........................................      6,160,629       4,114,000       3,952,000
                                                       ============    ============    ============
 Noncash investing and financing
  activities:
   Additions to real estate acquired
    in settlement of loans through
    foreclosure ....................................      2,878,707       1,311,944       1,647,287
                                                       ============    ============    ============
   Sale of real estate owned financed
    by Savings Bank ................................      1,043,663         658,376       6,268,005
                                                       ============    ============    ============
   Transfer of investment securities
    from held for sale to available
    for sale .......................................     26,011,000              --              --
                                                       ============    ============    ============
   Change in unrealized gain (loss)
    on securities available for sale ...............        (78,568)             --              --
                                                       ============    ============    ============
   Change in deferred taxes related
    to securities available for sale ...............         29,565              --              --
                                                       ============    ============    ============




See accompanying notes to consolidated financial statements.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

September 30 1996, 1995 and 1994

(1) Summary of Significant Accounting Policies

     (a)  Reorganization

          On January 6, 1994, Harbor Federal Savings and Loan Association was reorganized into a federal mutual holding company, Harbor Financial, MHC (the "Holding Company"). In connection with the reorganization, the Holding Company retained $500,000 for operating capital, and substantially all of the assets and liabilities of Harbor Federal Savings and Loan Association were transferred to Harbor Federal Savings Bank and its subsidiaries (the "Savings Bank"). The Holding Company is chartered and regulated by the Office of Thrift Supervision.

          Simultaneously with the reorganization into a mutual holding company, the Savings Bank sold shares of common stock which represent a minority interest in the Savings Bank to officers, directors, employees, and certain depositors of the Savings Bank. The remaining shares are owned by Harbor Financial, MHC, the mutual holding company of the Savings Bank. The reorganization and minority stock offering were completed on January 6, 1994. The Savings Bank sold 2,239,831 shares at $10 per share for a total of $22.4 million, which represented a minority ownership of 45.8% of the Savings Bank at that time. The net proceeds of the stock offering, after reflecting conversion expenses of approximately $1.1 million, were $21.3 million. The net proceeds less the $500,000 retained by the Holding Company were added to the Savings Bank's general funds to be used for general corporate purposes.

          On June 25, 1997, the Savings Bank completed its reorganization into the two-tier form of mutual holding company ownership. Pursuant to the reorganization, the Savings Bank is now the wholly owned subsidiary of Harbor Florida Bancorp, Inc. (the "Bancorp"), a Delaware corporation. Bancorp is the majority owned subsidiary of Harbor Financial, M.H.C. Pursuant to the reorganization each share of the Savings Bank's outstanding common stock was automatically converted into one share of Bancorp common stock. The transaction was accounted for in a manner similar to a pooling of interests. The consolidated financial statements for prior periods have been restated to reflect the change in the par value of Bancorp common stock from $1.00 to $.01 per share.

     (b)  Basis of Presentation

          The accompanying consolidated financial statements include the accounts of Harbor Federal Savings Bank and its wholly-owned subsidiaries. In consolidation, all significant intercompany accounts and transactions have been eliminated.

          The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

          Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.

          As of September 30, 1996, substantially all of the Savings Bank's loans and investment in real estate owned are secured by real estate in the counties in which the Savings Bank has branch facilities: St. Lucie, Indian River, Brevard, Martin and Volusia Counties, Florida. Accordingly, the ultimate collectibility of a substantial portion of the Savings Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in the above counties. Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the above counties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

          the Savings Bank's allowances for losses on loans and real estate owned. Such agencies may require the Savings Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

     (c)  Loan Origination and Commitment Fees and Related Costs

          Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in income using the interest method over the contractual life of the loans. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

     (d)  Mortgage Loan Interest Income

          The Savings Bank reverses accrued interest related to loans which are 90 days or more delinquent or placed on nonaccrual status. Such interest is recorded as income when collected. Amortization of net deferred loan fees and accretion of discounts are discontinued for loans that are 90 days or more delinquent.

     (e)  Investment and Mortgage-Backed Securities

          Bonds, notes, and other debt securities for which the Savings Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

          Available-for-sale securities consist of bonds, notes, other debt securities and certain equity securities not classified as trading securities nor as held-to-maturity securities.

          Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized.

          Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

          Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

          On November 15, 1995, the FASB issued Special Report No. 155-B A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, (the "Special Report"). Pursuant to the Special Report, the Savings Bank was permitted to conduct a one-time reassessment of the classification of all securities held at that time. Any reclassifications from the held-to-maturity category made in conjunction with that reassessment would not call into question an enterprise's intent to hold other debt securities to maturity in the future. The Savings Bank undertook such a reassessment and, effective December 31, 1995, all investment securities were reclassified as available for sale. On the effective date of the reclassification, the securities transferred had a carrying value of $25.8 million and an estimated fair value of $26.0 million, resulting in a net increase to stockholders' equity for the net unrealized appreciation of $126,000, after deducting applicable income taxes of $76,000.

          Prior to October 1, 1994, investment and mortgage-backed securities were carried at cost, adjusted for premiums and discounts that were recognized in interest income using the interest method over the period to maturity.

          At September 30, 1996 and 1995, the Savings Bank had no commitments to sell investment or mortgage-backed securities.

     (f)  Loans Receivable

          Loans receivable are stated at unpaid principal balances, less loans in process, the allowance for loan losses and net deferred loan origination fees and discounts.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

          Discounts on mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity.

          A provision for loan losses is charged to operations based on management's periodic evaluation of the adequacy of the allowance for loan losses. Such evaluation is based upon a review of all significant loans on which full collectibility may not be reasonably assured and considers among other factors, the estimated fair value of the underlying collateral on the loan, adverse situations which may affect the borrower's ability to repay, known and unknown inherent risks in the portfolio, actual loan loss history and current economic conditions. Regulatory examiners may require the Savings Bank to recognize additions to the allowance based upon their judgments about information available to them at the time of their examination.

          In May 1993, FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("Statement 114"), as amended, which prescribes the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings (a "restructured loan"). Statement 114 is effective as of October 1, 1995 for the Savings Bank.

          Statement 1l4 is applicable to all creditors and all loans, except those large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. A loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Savings Bank may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, ((b)) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral-dependent loan. Creditors can select the measurement method on a loan-by-loan basis, except for collateral dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. A creditor in a troubled debt restructuring involving a restructured loan should measure impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

          Management implemented the provisions of Statement 114 on October 1, 1995. The implementation of Statement 114 did not have a material effect on the financial condition or results of operations of the Savings Bank, upon adoption.

     (g)  Loans Held for Sale

          Mortgage loans originated and intended for sale in the secondary market, comprised of 1-4 family residential loans, are carried at the lower of cost or estimated market value, in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

          In May 1995 the FASB issued Statement of Financial Accounting Standards Statement No. 122, "Accounting for Mortgage Servicing Rights" ("Statement 122") which eliminated the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. Statement 122 requires an entity to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. Statement 122 requires the periodic evaluation of capitalized mortgage servicing rights for impairment based on fair value. On October 1, 1996, this statement was implemented prospectively. The impact of Statement 122 upon implementation was not significant to the Bank's financial condition or results of operations upon adoption.

     (h)  Real Estate Owned

          Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in income (losses) from real estate operations.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     (i)  Premises and Equipment

          Premises and equipment are carried at cost less accumulated depreciation. Depreciation of premises and equipment is provided on the straight-line method over the estimated useful lives of the related assets. Estimated lives are three to fifty years for buildings and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized on the straight-line method over the shorter of the remaining term of the related leases or their estimated useful lives.

          Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

     (j)  Goodwill

          Goodwill is being amortized on a straight-line basis over its estimated useful life of 15 years. Goodwill is evaluated by management for impairment whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable based on facts and circumstances related to the value of net assets acquired that gave rise to the goodwill.

     (k)  Income Taxes

          Effective October 1, 1993, the Savings Bank adopted the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("Statement 109"), and reported the cumulative effect of the change in method of accounting for income taxes in the 1994 consolidated statement of earnings. Statement 109 requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under Statement 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

          The tax bad debt reserve method currently available to thrift institutions was repealed for the Savings Bank for the year beginning October 1, 1996. As a result the Savings Bank must change from the reserve method to the specific charge-off method to compute its bad debt deduction.

          The Savings Bank is required generally to recapture into income for tax purposes the portion of its bad debt reserves (other than the supplemental reserve) that exceeds its base year reserves (i.e., its tax reserves for the last tax year beginning before 1988). For financial statement purposes, the Savings Bank has previously provided deferred taxes on the amount of the bad debt reserve in excess of the base year. Such reserves subject to recapture and base year reserves were approximately $7.1 million and $14.5 million at September 30, 1996, respectively. If the current amount of outstanding loans for tax purposes is lower than the amount of loans outstanding at the end of the base year, the base year reserves will be reduced proportionately. This will result in a "contracted" base year reserve and will increase the amount of reserve recapture for tax purposes, and will increase the tax expense for financial statement purposes, since deferred taxes have not been provided on the tax bad debt base year reserve for financial statement purposes.

          The recapture amount resulting from the change in the method of accounting for its bad debt reserves generally will be taken into taxable income ratably (on a straight-line basis) over a six-year period. If the Savings Bank meets a "residential loan requirement", as defined for a tax year beginning in 1996 or 1997, the recapture of the reserves will be suspended for such tax year.

          Certain events, as defined, will still trigger a recapture of the base year reserve. However, the base year will not be recaptured if a thrift converts to a bank charter or is merged into a bank. The base year reserves also remain subject to income tax penalty provisions which, in general, require recapture upon certain stock redemptions of, and excess distributions to, shareholders.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     (l)  Pension Plan

          The Savings Bank's policy is to fund pension costs as they accrue based on normal cost.

     (m)  Statement of Cash Flows

          Cash equivalents include amounts due from banks, interest-bearing deposits in other banks and Federal funds sold. For purposes of cash flows, the Savings Bank considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

     (n)  Net Income Per Share

          Net income per share totaled $1.75 and $2.03 based upon 4,947,108 and 4,880,054 weighted average number of common and common equivalent shares outstanding during the years ended September 30, 1996 and 1995, respectively. Net income per share totaled $1.43 based upon 4,732,756 weighted average number of common shares outstanding from January 6, 1994 (date of the initial public offering) to September 30, 1994. Net income for the period October 1, 1993 to December 31,1993, totaling $3,007,000 has been excluded from the calculation of net income per share. Net income for the period January 1,1994 to January 6,1994 is insignificant.

     (o)  Reclassification

          Amounts  included  in  the  1995  and  1994   consolidated   financial
          statements have been reclassified in order to conform to the 1996 presentation.

     (p)  New Accounting Pronouncements

          On October 23, 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). This Statement applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price. The Statement covers transactions with employees and nonemployees and is applicable to both public and nonpublic entities. Entities are allowed (1) to continue to use the Accounting Principles Board Opinion No. 25 method ("APB 25"), or (2) to adopt the Statement 123 fair value based method. Once the method is adopted, an entity cannot change the method and the method selected applies to all of an entity's compensation plans and transactions. For entities not adopting the Statement 123 fair value based method, Statement 123 requires pro forma net income and earnings per share information as if the fair value based method has been adopted. For entities not adopting the fair value based method, the disclosure requirements of Statement 123, including the pro forma information, are effective for financial statements for fiscal years beginning after December 15, 1995 (fiscal year ended September 30, 1997 for the Savings Bank). The pro forma disclosures are to include all awards granted in fiscal years that begin after December 15, 1994 (fiscal year ended September 30, 1996 for the Savings Bank). However, the disclosures, including the pro forma net income and earnings per share disclosures, for the fiscal year beginning after December 15, 1994 (fiscal year ended September 30, 1996 for the Savings Bank) will not be included in that year's financial statements but will be included in the following year-end (fiscal year ended September 30, 1997 for the Savings Bank) financial statements if the first fiscal year is presented for comparative purposes. Management has determined that the Savings Bank will continue to account for stock-based compensation under the APB 25 method and will disclose the pro forma impact of Statement 123 in future years' financial statements.

          In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("Statement 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial-components approach that focuses on control. Statement 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be prospectively applied. The impact of adoption of Statement 125 on financial position and results of operations was not material.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(2)  Investment and Mortgage-Backed Securities

     The  amortized   cost  and  estimated   market  value  of  investment   and
     mortgage-backed securities as of September 30, 1996 are as follows:



                                                       Gross        Gross        Estimated
                                     Amortized       unrealized   unrealized        market
                                        cost            gains       losses          value
                                        ----            -----       ------          -----
Available for sale:
  Treasury note ................   $ 23,456,568           --     $    109,568   $ 23,347,000
  FHLB note ....................     10,000,000         31,000           --       10,031,000
  Other securities .............        115,152           --             --          115,152
                                   ------------   ------------   ------------   ------------
                                     33,571,720         31,000        109,568     33,493,152
                                   ------------   ------------   ------------   ------------

Held to maturity:
  FHLB notes ...................     20,000,000         16,000           --       20,016,000
                                   ------------   ------------   ------------   ------------

FHLMC mortgage-backed securities    114,072,043           --          333,043    113,739,000
FNMA mortgage-backed securities      39,221,230        327,770           --       39,549,000
                                   ------------   ------------   ------------   ------------
                                    153,293,273        327,770        333,043    153,288,000
                                   ------------   ------------   ------------   ------------
                                   $206,864,993   $    374,770   $    442,611   $206,797,152
                                   ============   ============   ============   ============


     The  amortized   cost  and  estimated   market  value  of  investment   and
     mortgage-backed securities as of September 30, 1995 are as follows:

                                                       Gross        Gross        Estimated
                                     Amortized       unrealized   unrealized        market
                                        cost            gains       losses          value
                                        ----            -----       ------          -----
Held to maturity:
  Treasury notes ...............   $ 15,027,621           --     $     57,621   $ 14,970,000
  FHLB notes ...................     10,000,000        159,000           --       10,159,000
  Other securities .............        158,047           --               47        158,000
                                   ------------   ------------   ------------   ------------
                                     25,198,668        159,000         57,668     25,287,000



FHLMC mortgage-backed securities    128,677,832        363,168           --      129,041,000
FNMA mortgage-backed securities      36,080,794        640,206           --       36,721,000
                                   ------------   ------------   ------------   ------------
                                    164,758,626      1,003,374           --      165,762,000
                                   ------------   ------------   ------------   ------------
                                   $189,944,294   $  1,162,374   $     57,668   $191,049,000
                                   ============   ============   ============   ============

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     The amortized cost and estimated market value of debt securities at September 30, 1996 and September 30, 1995 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                               1996                          1995
                                    ---------------------------   --------------------------
                                                   Estimated                    Estimated
                                      Amortized      market         Amortized     market
                                        cost          value           cost         value
                                        ----          -----           ----         -----
Available for sale:
  Due in one year or less .......   $ 15,504,525   $ 15,539,000           --             --
  Due in one to five years ......     17,952,043     17,839,000           --             --
  Other securities ..............        115,152        115,000           --             --
                                    ------------   ------------   ------------   ------------
                                      33,571,720     33,493,000           --             --
                                    ------------   ------------   ------------   ------------

Held to maturity:
  Due in one year or less .......           --             --     $  9,995,467   $  9,932,000
  Due in one to five years ......     20,000,000     20,016,000     15,032,154     15,197,000
  Other securities ..............           --             --          158,047        158,000
                                    ------------   ------------   ------------   ------------
                                      20,000 000     20,016,000     25,185,668     25,287,000
                                    ------------   ------------   ------------   ------------

FHLMC mortgage-backed securities     114,072,043    113,739,000    128,677,832    129,041,000
FNMA mortgage-backed securities .     39,221,230     39,549,000     36,080,794     36,721,000
                                    ------------   ------------   ------------   ------------
                                     153,293,273    153,288,000    164,758,626    165,762,000
                                    ------------   ------------   ------------   ------------
                                    $206,864,993   $206,797,000   $189,944,294   $191,049,000
                                    ============   ============   ============   ============


     During 1996, gross realized gains and gross realized losses on available for sale securities were $19,000 and $0, respectively. As of September 30, 1996, the Savings Bank had pledged mortgage-backed securities with a market value of $609,000 and a carrying value of $608,000 to collateralized the public funds on deposit. The Savings Bank had also pledged mortgage-backed securities with market value of $2,386,000 and a carrying value of $2,368,000 to collateralize treasury, tax and loan accounts.

                  HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


(3)  Loans

     Loans are summarized below:

                                                      1996              1995
                                                      ----              ----
Mortgage loans:
  Construction 1-4 family ..................      $ 43,994,406      $ 40,633,556
  Permanent 1-4 family .....................       584,591,705       487,480,266
  Multi-family .............................        17,803,854        14,916,137
  Nonresidential ...........................        41,970,343        31,980,096
  Land .....................................        29,033,519        20,459,738
                                                  ------------      ------------
    Total mortgage loans ...................       717,393,827       595,469,793
                                                  ------------      ------------

Other loans:
  Commercial nonmortgage ...................         8,199,057         8,468,185
  Home improvement .........................        20,678,953        19,198,687
  Manufactured housing .....................        15,783,991        15,044,712
  Other consumer ...........................        44,264,945        31,049,028
                                                  ------------      ------------
    Total other loans ......................        88,926,946        73,760,612
                                                  ------------      ------------

    Total loans receivable .................       806,320,773       669,230,405
                                                  ------------      ------------

Less:
  Loan in process ..........................        26,787,344        24,321,300
  Deferred loan fees and discounts .........         3,498,189         3,519,613
  Allowance for loan losses ................        11,016,433        10,082,590
                                                  ------------      ------------
                                                    41,301,966        37,923,503
                                                  ------------      ------------
    Total loans receivable, net ............      $765,018,807      $631,306,902
                                                  ============      ============
Weighted average yield .....................             8.54%             8.40%
                                                         ====              ====

     An analysis of the allowance for loan losses follows:


                                                       1996              1995             1994
                                                       ----              ----             ----
Beginning balance .....................           $ 10,082,590      $  9,434,360      $  7,305,038
Provision for (recovery of) loan losses                (76,386)          459,845         1,552,767
Allowance for loan losses acquired ....                885,159              --                --
Charge-offs ...........................               (364,554)         (384,191)        (134,861)
Recoveries ............................                489,624           572,576           711,416
                                                  ------------      ------------      ------------
Ending balance ........................           $ 11,016,433      $ 10,082,590      $  9,434,360
                                                  ============      ============      ============



     At September 30, 1996, 1995 and 1994, loans with unpaid principal balances of approximately $2,172,000, $3,517,000 and $2,861,000, respectively, were ninety days or more contractually delinquent or on nonaccrual status. Interest income relating to nonaccrual loans not recognized for the years ended September 30, 1996, 1995 and 1994 totaled approximately $140,000, $231,000 and $133,000, respectively.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     All loans on non-accrual  status,  other than those evaluated  collectively for  impairment,  are  considered  to be  impaired  loans for  purposes  of
     Statement 114. Impairment of loans having recorded investments of approximately $646,000 at September 30, 1996 have been recognized in conformity with Statement 114, as amended by Statement 118. The average recorded investment in impaired loans during the year ended September 30, 1996 was approximately $706,000. The total allowance for loan losses related to these loans was approximately $67,000 on September 30, 1996. Interest income on impaired loans of approximately $15,000 was recognized for cash payments received in the year ended September 30, 1996.

     As of September 30, 1996 and 1995, $2,081,000 and $2,295,000, respectively, of loans were in the process of foreclosure.

     As of September 30, 1996 and 1995, mortgage loans which had been sold on a recourse basis had outstanding principal balances of $4,424,000 and $5,788,000, respectively.

     Accrued interest receivable is summarized below:


                                                      1996                1995
                                                      ----                ----
Loans ....................................         $4,624,713         $3,905,325
Investment securities ....................            676,538            698,126
Mortgage-backed securities ...............          1,189,994          1,286,509
FHLB stock dividends .....................            130,442            110,808
                                                   ----------         ----------
                                                   $6,621,687         $6,000,768
                                                   ==========         ==========


     The Savings Bank is a party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of condition. The contract or notional amounts of these instruments reflect the extent of involvement the Savings Bank has in particular classes of financial instruments. The Savings Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Savings Bank controls the credit risk of these transactions through credit approvals, limits, and monitoring procedures. Such commitments are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Standby letters of credit are conditional commitments issued by the Savings Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Savings Bank holds collateral supporting those commitments for which collateral is deemed necessary.
     Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Outstanding mortgage loan commitments (excluding loans in process), which generally expire in 60 days, amounted to approximately $7,871,000 ($4,296,000 fixed rate, interest rates from 6.65% to 10.5%) as of September 30, 1996. In addition, as of September 30, 1996, the Savings Bank had determined that $13,802,000 may be lent to certain home builders on a variable rate and home-by-home basis, subject to underwriting and product approval by the Savings Bank.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(4)  Loan Servicing

     Mortgage  loans,   including  those  underlying  pass  through  securities,
     serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans are summarized as follows:



                                       1996             1995             1994
                                       ----             ----             ----
FHLMC .......................      $30,168,717      $39,252,344      $47,945,608
FNMA ........................       33,521,382       33,960,731       34,278,377
Other investors .............        3,547,402        3,872,541        1,050,230
                                   -----------      -----------      -----------
                                   $67,237,501      $77,085,616      $83,274,215
                                   ===========      ===========      ===========



     At September 30, 1996, and 1995, collection of principal and interest to be remitted to FHLMC and FNMA and advance payment for taxes and insurance relating to FNMA serviced loans are reflected in the consolidated statements of financial condition as advance deposits by borrowers for taxes and insurance.

(5)  Real Estate Owned

     Real estate owned includes the following:


                                                        1996            1995
                                                        ----            ----
Real estate acquired in satisfaction of loans ....   $ 4,829,983    $ 4,643,700
Allowsance for losses ............................    (1,712,001)    (1,857,496)
                                                     -----------    -----------
                                                     $ 3,117,982    $ 2,786,204
                                                     ===========    ===========

     Activity in the allowance for losses on real estate owned is as follows:

                                        1996            1995             1994
                                        ----            ----             ----
Beginning balance ..............    $ 1,857,496     $ 2,008,308     $ 4,791,590
Provision for (recovery of)
 losses(a) .....................        116,510          35,252        (579,170)
Allowance for losses on REO
 acquired ......................         21,400            --              --
Charge-offs ....................       (283,405)       (186,065)     (2,204,112)
                                    -----------     -----------     -----------
Ending balance .................    $ 1,712,001     $ 1,857,496     $ 2,008,308
                                    ===========     ===========     ===========

     (a) Recovery of losses in the year ended September 30, 1994 represents a reversal of the allowance for real estate losses provided in previous years.

     Provisions for losses on real estate owned are included in income (losses) from real estate operations in the consolidated statements of earnings.

     Legal and consulting fees relating to real estate operations are real estate owned are included in professional fees in the consolidated statements of earnings.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(6)  Premises and Equipment

     Premises and equipment are summarized as follows:

                                                         1996           1995
                                                         ----           ----
Land .............................................    $ 3,817,741    $ 3,558,600
Buildings and leasehold improvements .............      7,656,560      6,990,380
Funiture, fixtures and equipment .................      7,518,037      7,161,364
                                                      -----------    -----------
                                                       18,992,338     17,710,344
Less accumulated depreciation and amortization ...      8,449,020      7,874,834
                                                      -----------    -----------
                                                      $10,543,318    $ 9,835,510
                                                      ===========    ===========

     Depreciation expense for the year ended September 30, 1996, 1995 and 1994 totaled $902,000, $729,000 and $746,000, respectively.


(7)  Deposits

     Deposits are summarized as follows:


                                             1996                            1995
                                    ------------------------   -------------------------------
                                                 Period-end                        Period-end
                                       Amount    stated rate         Amount        stated rate
                                       ------    -----------         ------        -----------
Commercial checking ............   $ 19,652,853                $ 11,228,340
Noninterest-bearning personal
  checking accounts ............     13,960,479                   9,773,049
NOW ............................     54,805,708    1.51%         44,813,668            1.57%
Passbook .......................     77,304,473    1.78%         80,719,698            1.97%
Money market checking ..........      1,624,853    1.32%          1,838,098            1.56%
Money market investment ........     40,936,135    2.63%         35,025,140            2.41%
Official checks ................      6,661,276                   5,981,754
                                   ------------                ------------
                                    214,945,777                 189,379,747
                                   ------------               -------------

Certificate accounts:
  2.01 - 3.00% .................        307,361                    199,113
  3.01 - 4.00% .................          1,072                  4,360,211
  4.01 - 5.00% .................    155,120,767                100,834,150
  5.01 - 6.00% .................    378,998,992                234,126,279
  6.01 - 7.00% .................    101,780,068                182,298,599
  7.01 - 8.00% .................        602,953                  9,173,612
  8.01 - 9.00% .................          3,347                     61,466
  9.01 - 10.00% ................           --                      547,919
  Premiums on deposits purchased         92,823                         --
                                   ------------               ------------
                                    636,907,383                531,601,349
                                   ------------               ------------
                                   $851,853,160               $720,981,096
                                   ============              =============
Weighted average interest rate .           4.41%                     4.57%
                                   ============              =============

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     Maturities of outstanding certificates of deposit are summarized as follows:

                                                   1996                 1995
                                                   ----                 ----
Less than one year ...................         $438,167,526         $332,818,671
One to three years ...................          159,085,437          150,756,316
Over three years .....................           39,654,420           48,026,362
                                               ------------         ------------
                                               $636,907,383         $531,601,349
                                               ============         ============

     The aggregate amount of certificates of deposit in excess of $100,000 was approximately $39,359,000 and $21,958,000 at September 30, 1996 and 1995,
     respectively.

     Interest expense on deposits is summarized as follows:

                                           1996           1995           1994
                                           ----           ----           ----
Passbook accounts .................    $ 1,505,971    $ 1,717,650    $ 1,934,132
NOW, money market checking,
  and money market investment
  accounts ........................      1,723,778      1,782,550      1,923,313
Certificate accounts ..............     31,209,967     26,126,922     19,566,663
                                       -----------    -----------    -----------
                                       $34,439,716    $29,627,122    $23,424,108
                                       ===========    ===========    ===========


     Early withdrawal penalties for the years ended September 30, 1996, 1995 and 1994 aggregqated $173,560, $229,633 and $123,677, respectively, and are netted against interest on certificate accounts.

     Accrued interest payable of $145,831 and $356,269 at September 30, 1996 and 1995, respectively, is included in other liabilities.

(8)  Short-Term Borrowings

     At September 30, 1996, short-term borrowings were comprised of $25 million in advances from the Federal Home Loan Bank (FHLB) due at various dates through February, 1997, with fixed terms and fixed interest rates of 5.58% to 5.94%.

     Information concerning short-term borrowings is summarized as follows:

                                                      1996             1995
                                                      ----             ----
Average balance during the year ..............     $ 5,997,268      $ 6,767,123
Average interest rate during the year ........            5.87%            6.18%
Maximum month-end balance during the year ....      25,000,000       20,000,000

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(9)  Long-Term Debt

     Long-term debt is summarized as follows:

                                                          1996           1995
                                                          ----           ----
Advances from the Federal Home Loan Bank
  (FHLB), due at various dates through December,
  2005, with fixed terms and fixed interest
rates of 5.86% to 6.5% .............................   $70,000,000   $65,000,000

ESOP loan, maturing through December, 1998
  with a variable interest rate of prime plus .25%,
  8.5% at September 30, 1996 .......................       674,100       973,700
                                                       -----------   -----------
                                                       $70,674,100   $65,973,700
                                                       ===========   ===========

     Pursuant to a collateral agreement with the FHLB, advances are secured by all stock in the FHLB and a blanket floating lien that requires the Savings Bank to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 75% of the unpaid principal balances, the advances.

     At September, 1996 and 1995, the FHLB advances and the ESOP loan have fiscal year maturity dates as follows:


                                     1996                      1995
                            ------------------------   ------------------------
                                          Weighted                  Weighted
Year ending September 30,     Amount    average rate     Amount    average rate
-------------------------     ------    ------------     ------    ------------
1996                              --          --       $   299,600     9.00%
1997                           299,600       8.50%      10,299,600     6.03%
1998                           299,600       8.50%         299,600     9.00%
1999                            74,900       8.50%          74,900     9.00%
2000                        10,000,000       6.17%      10,000,000     6.17%
2001 and after              60,000,000       6.04%     45,000,0000     6.12%
                           -----------       ----      -----------     ----
                           $70,674,100       6.14%     $65,973,700     6.14%
                           ===========       ====      ===========     ====

     In October 1993, the Savings Bank refinanced $15 million of FHLB advances to take advantage of the low interest rate environment at that time. A prepayment penalty of approximately $1,342,000 (net of icome tax benefit of approximately $810,000) was charged to earnigns as an extraordinary loss in 1994.

     Other interest expense is summarized as follows:

                                         1996            1995           1994
                                         ----            ----           ----
Advances from the FHLB .........      $4,593,100      $3,545,994      $2,773,350
ESOP loan ......................          75,789         104,920          74,550
Other ..........................           5,392           2,595           3,688
                                      ----------      ----------      ----------
                                      $4,674,281      $3,653,509      $2,851,588
                                      ==========      ==========      ==========

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(10) Income Taxes

     Income tax expense (benefit) on income from continuing operations is summarized as follows:


                                  1996                1995              1994
                                  ----                ----              ----
Current:
  Federal ............        $ 5,832,000         $ 3,766,000        $ 3,892,000
  State ..............            965,000             633,000            632,000
                              -----------         -----------        -----------
                                6,797,000           4,399,000          4,524,000
                              -----------         -----------        -----------

Deferred:
  Federal ............         (1,170,000)          1,334,000            579,000
  State ..............           (195,000)            225,000            151,000
                              -----------         -----------        -----------
                               (1,365,000)          1,559,000            730,000
                              -----------         -----------        -----------
                              $ 5,432,000         $ 5,958,000        $ 5,254,000
                              ===========         ===========        ===========

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at September 30, 1996 and 1995 are as follows:


                                          1996           1995           1994
                                          ----           ----           ----
Deferred tax assets:
  SAIF special assessment .........   $ 1,929,000           --             --
  Allowance for bad debts .........     1,440,000      1,652,000      1,695,000
  Valuation of real estate owned ..       704,000        656,000      2,119,000
  Deferred compensation ...........       681,000        632,000        620,000
  Other ...........................       100,000         37,000         22,000
                                      -----------    -----------    -----------
                                        4,854,000      2,977,000      4,456,000
  Less valuation allowance ........      (250,000)      (250,000)      (250,000)
                                      -----------    -----------    -----------
    Total deferred tax assets .....     4,604,000      2,727,000      4,206,000
                                      -----------    -----------    -----------

Deferred tax liability:
  Net deferred loan fees and costs      3,333,000      3,320,000      3,162,000
  FHLB stock dividend .............       840,000        820,000        820,000
  Premises and equipment
   depreciation difference ........       355,000        316,000        336,000
  Purchase accounting adjustments .       350,000           --             --
  Cash to accrual adjustment ......       132,000           --             --
  Installment sales ...............       128,000        275,000        319,000
  Other ...........................        16,000         51,000         64,000
                                      -----------    -----------    -----------
    Total deferred tax liability ..     5,154,000      4,782,000      4,701,000
                                      -----------    -----------    -----------
    Net deferred tax liability ....   $   550,000    $ 2,055,000    $   495,000
                                      ===========    ===========    ===========

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     Income tax expense on income from continuing operations is different than the amount computed by applying the United States Federal income tax rate of 34% to income from continuing operations before income taxes because of the following:

                                                           1996    1995   1994
                                                           ----    ----   ----

Statutory Federal income tax rate ......................   34.0%   34.0%  34%
State income tax (net of Federal income tax benefit) ...    3.6     3.6    3
Other ..................................................    1.0      --   (1)
                                                           ----    ----   ---
Effective tax expense rate .............................   38.6%   37.6%  36%
                                                           ====    ====   ===

     Deferred income taxes payable of approximately $550,000 and $2,055,000 at September 30, 1996 and 1995, respectively, are included in other liabilities. Included in deferred income taxes payable at September 30, 1996 is a net deferred tax asset of approximately $110,000 acquired from Treasure Coast Bank, FSB (see note 17).

     Retained earnings at September 30, 1996 includes approximately $14,500,000 (base year tax bad debt reserve) for which no deferred Federal and state income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $5,500,000 at September 30, 1996.

(11) Regulatory Matters

     The Savings Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the cable below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to adjusted tangible assets (as defined). Management believes, as of September 30, 1996, that the Savings Bank meets all capital adequacy requirements to which it is subject.

     As of September 30, 1996, the most recent notification from the Office of Thrift Supervision categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Savings Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     The Savings Bank's actual capital amounts and ratios are also presented in the table.


                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                   For Capital                 Prompt Corrective
                                               Actual           Adequacy Purposes:             Action Provisions:
                                        ------------------     -------------------           ---------------------
                                         Amount      Ratio      Amount        Ratio          Amount          Ratio
                                         ------      -----      ------        -----          ------          -----
As of September 30, 1996
 Total Capital
 (to risk weighted assets) ............ $87,890      16.13%     $43,593         >8.0%        $54,492        >10.0%
                                                                                -                           -
Tier I Capital
 (to risk weighted assets) ............  81,030      14.87%      21,797         >4.0%         32,695         >6.0%
                                                                                -                            -
Tier I Capital
 (to adjusted tangible assets) ........  81,030       7.69%      31,609         >3.0%         52,682         >5.0%
                                                                                -                            -
Tangible Capital
 (to adjusted tangible assets) ........ $81,030       7.69%      15,805        >1.50%           n/a           n/a
                                                                               -

As of September 30, 1995
 Total Capital
  (to risk weighted assets) ...........  83,273      18.17%      36,654         >8.0%         45,818        >10.0%
                                                                                -                           -
 Tier I Capital
  (to risk weighted assets) ...........  77,500      16.91%      18,327         >4.0%         27,491         >6.0%
                                                                                -                            -
 Tier I Capital
  (to adjusted tangible assets) .......  77,500       8.74%      26,597         >3.0%         44,328         >5.0%
                                                                                -                            -
 Tangible Capital
  (to adjusted tangible assets) .......  77,500       8.74%      26,597        >1.50%           n/a           n/a
                                                                               -


     At September 30, 1996, $4,777,864 of retained earnings is restricted relating to the dividends on the Savings Bank's shares owned by the Holding Company which have been waived. The dividend waived was approved by the OTS and is available only to the Holding Company and will be accrued only when the payment of such amount is probable.

     In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor of the Bank would receive his pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation.

     The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is benefically owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit.

     The Company has authorized but not issued preferred stock, subject to regulatory restrictions and determination of rights and preferences to be determined by the Board of Directors.

     On September 30, 1996, President Clinton signed The Deposit Insurance Funds Act of 1996, which is intended to recapitalize the Savings Association Insurance Fund ("SAIF") and substantially bridge the assessment rate disparity existing between ("SAIF") and Bank Insurance Fund insured institutions. The new law subjects institutions with SAIF-assessable deposits, including the Savings Bank, to a one-time assessment of 65.7 basis points of assessable deposits as of March 31, 1995, and provides for, among other things, a sharing of FICO bond obligation fundings by banks and thrifts and the eventual merger of the Bank Insurance Fund with the ("SAIF") The new law remains to be implemented-by the Federal Deposit Insurance Corporation ("FDIC"), and the FDIC's interpretation

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     of the new law may affect actual amounts paid by depository institutions, including the Savings Bank. At this time, the Savings Bank's one-time assessment resulted in a pre-tax charge of approximately $4,552,000, which was payable on November 27,1996 and, under provisions of the new law, may be treated for tax purposes as a fully deductible "ordinary and necessary business expense" when paid. Results of operations for the year ended September 30, 1996 include a charge for this one-time assessment. Additionally, the Savings Bank recorded a pre-tax charge of approximately $450,000 related to the application of this assessment to deposits held by Treasure Coast (see note 17) at March 31, 1995. Such charge was reflected as a cost of the acquisition of Treasure Coast.

(12) Commitments and Contingencies

     As of September 30,1996, the Savings Bank had irrevocable letters of credit aggregating approximately $407,000.

     The Savings Bank and certain other entities are defendants in a class action lawsuit which was filed in May 1991. The plaintiffs in the litigation are purchasers of parcels of developed and undeveloped land from General Development Corporation ("GDC") who allege that GDC, through fraudulent means, induced them to buy land at inflated values. The Savings Bank is a defendant in this matter along with a number of other financial institutions, purchasers of loans in the secondary market, broker dealers, an insurance company and numerous other individuals and companies. The involvement of the Savings Bank arises from its purchase from GDC of land sales contracts originated by GDC. The Savings Bank, along with the other defendants, filed a motion to dismiss the case which was granted. The plaintiffs filed an appeal with the Third Circuit Court of Appeals which remanded the case to the District Court for reconsideration. The District Court entered its order dismissing the case again.

     The plaintiffs filed a motion requesting the District Court to amend the dismissal order to permit the plaintiffs to file another amended complaint. The District Court denied the plaintiff's motion. The plaintiffs appealed that order to the Third Circuit and both sides were directed to submit supplementary briefs. Management believes that the position of the plaintiffs is without merit.

     The Savings Bank and subsidiaries are defendants in certain other claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Savings Bank and subsidiaries.

(13) Related Party Transactions

     Directors and officers of the Savings Bank had transactions with the Savings Bank in the ordinary course of business. Loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons, did not involve more than normal risk of collectibility, and are performing as agreed.

     The summary of changes in the related party loans follows:

                                          1996           1995            1994
                                          ----           ----            ----
Outstanding loans - beginning
  of year .........................   $ 1,477,780    $ 1,385,500    $ 1,748,906
New loans .........................       841,642        176,370        955,752
Repayments ........................      (533,517)       (84,090)    (1,319,158)
                                      -----------    -----------    -----------
Outstanding balance - end
  of year .........................   $ 1,785,905    $ 1,477,780    $ 1,385,500
                                      ===========    ===========    ===========


     The Savings Bank paid $125,045, $158,628 and $129,253 of legal fees in the years ended September 30, 1996, 1995 and 1994, respectively, to a law firm in which a director of the Savings Bank is a partner.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(14) Other Expense

     Other expense consists of the following:

                                       1996             1995             1994
                                       ----             ----             ----
Data processing .............       $1,092,202       $  994,351       $  880,112
Advertising .................          735,168          621,552          506,381
Postage .....................          293,632          252,241          262,847
Insurance ...................          213,901          216,186          208,856
Telephone ...................          265,139          252,078          209,238
OTS assessment ..............          189,901          170,722          161,747
Other .......................        1,192,324        1,096,562        1,041,837
                                    ----------       ----------       ----------
                                    $3,982,267       $3,603,692       $3,271,018
                                    ==========       ==========       ==========

(15) Disclosures About Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Amounts Due From Depository Institutions. lnterest-Bearing Assets in Other Banks and Federal Funds Sold - The carrying amount of these assets is a reasonable estimate of their fair value.

     Investment Securities and Mortgage-Backed Securities Held to Maturity - Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Investment Securities Available for Sale - Fair value equals carrying value.

     Loans - The fair value of loans is estimated by discounting future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

     Deposits - The fair value of demand deposits, interest-bearing checking accounts, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     Short and Long Term Advances from the FHLB - Rates currently available to the Savings Bank for FHLB advances with similar terms and remaining maturities are used to estimate the fair value of FHLB advances.

     ESOP Loan - The carrying amount of the ESOP loan is a reasonable estimate of fair market value.

     Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments is insignificant.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     The estimated fair values of the Savings Bank's financial instruments at September 30, 1996 and 1995 are as follows (in thousands):

                                            1996                     1995
                                            ----                     ----
                                   Carrying       Fair      Carrying       Fair
                                    amount       value       amount       value
                                    ------       -----       ------       -----
Assets:
 Cash and amounts due from
  depository institutions ....   $  16,137    $  16,137   $   9,844    $   9,844
 Interest-bearing deposits in
  other banks ................      16,350       16,350      15,986      615,986
 Federal funds sold ..........      16,075       16,075      12,825       12,825
 Investment securities held
  to maturity ................      20,000       20,016      25,186       25,287
 Investment securities
  available for sale .........      33,493       33,493        --           --
 Mortgage-backed securities ..     153,293      153,288     164,759      165,762
 Loans held for sale .........       4,870        4,870       1,009        1,016
 Loans .......................     776,035      776,346     641,388      653,148
 Less allowance for loan
  losses .....................     (11,016)        --       (10,082)        --
                                 ---------    ---------   ---------    ---------
   Loans, net ................     765,019      776,346     631,306      653,148
                                 ---------    ---------   ---------    ---------

Liabilities:
 Commercial checking,
  noninterest-bearing
  personal, NOW, passbook,
  money market accounts
  end official checks ........     214,946      214,946     189,380      189,380
 Certificate accounts ........     636,907      638,592     531,601      536,157
 FHLB advances ...............      95,000       91,882      65,000       63,104
 ESOP loan ...................         674          674         974          974


     Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Savings Bank's entire holdings of a particular financial instrument. Because no market exists for a portion of the Savings Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(16) Benefit Plans

     The Savings Bank has a noncontributory-defined benefit pension plan covering all employees who have attained one year of service and 21 years of age. Pension expense was $7,400, $8,500 and $8,900, respectively, for the years ended September 30, 1996, 1995 and 1994. The plan is a multi-employer plan. Separate actuarial valuations are not made for each employer nor are plan assets so segregated. The assumed average rate of return used in determining the actuarial present value of accumulated plan benefits was 7.5%. The date of the most recent actuarial evaluation is June 30, 1995.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     The Savings Bank has a deferred compensation plan for Directors (the "Directors' Deferred Compensation Plan") who may elect to defer all or part of their annual director fees to fund the Directors' Deferred Compensation Plan. The plan provides that deferred fees are to earn interest at an annual rate equal to the 30-month certificate of deposit rate, adjusted and compounded quarterly. At September 30, 1996 and 1995, deferred directors fees included in other liabilities aggregated $309,790 and $533,138, respectively.

     The Savings Bank also has a retirement plan for non employee (the "Plan"). The annual basic benefit under the Plan is based on a percentage of the average three years director's fees preceding the termination of service multiplied by the number of years of service, not to exceed 50% of the average annual director's fees. During the year ended September 30, 1993, a $547,000 charge to earnings was made for the above defined retirement benefits. During the years ended September 30, 1996 and 1995, the charge to earnings relating to the Plan was insignificant. Directors may elect to have their deferred compensation balance invested in shares of the Savings Bank's common stock. When the Savings Bank purchases common stock in the open market to fund such investment, these purchases are reflected as a reduction in stockholders' equity. Such purchases were approximately $238,000 and $435,000 in 1996 and 1994, respectively. No shares were purchased in 1995.

     As part of the reorganization to the stock form of ownership, the Savings Bank's Employee Stock Ownership Plan ("ESOP") purchased 149,800 shares of the Savings Bank's common stock at $10 per share, or $1,498,000, which was funded by a loan from an unaffiliated lender. The Savings Bank makes scheduled cash contributions to the ESOP sufficient to service the amount borrowed. For the years ended September 30, 1996 and 1995, total contributions to the ESOP, which were used to fund principal and interest payments on the ESOP debt, totaled approximately $375,000 and $405,000, respectively. At September 30, 1996, there were 65,194 allocated shares, 22,470 shares committed to be released, and 67,410 suspense shares held by the ESOP. Total compensation expense charged to earnings in the years ended September 30, 1996 and 1995, totaled $766,499 and $661,026, respectively.

     Additionally, the Savings Bank's Recognition and Retention Plans ("RRP") purchased 64,200 shares at $10 per share totaling $642,000. The funds used to acquire the RRP shares were contributed by the Savings Bank. The purchase price of $642,000 will be amortized as compensation expense ratably over the participants' vestingI period of three years.

     The Savings Bank has adopted stock option plans for the benefit of directors, officers, and other key employees of the Savings Bank. The number of shares of common stock reserved for issuance under the stock option plans is equal to 214,000 shares (170,106 shares outstanding at September 30, 1996), or 9.6% of the total number of common shares issued in the minority offering pursuant to the Savings Bank's reorganization to the stock form of ownership. The stock option exercise price was the fair value at the date of the grant. The stock options are exercisable in equal installments at prices of $10.00 to $27.00 per share over varying periods not to exceed 10 years, depending upon the individual's position in the Savings Bank. At September 30, 1996, 40,254 shares of the stock options had been exercised, and 34,913 shares of the stock options were exercisable. The weighted average exercise price of stock options outstanding at September 30, 1996 was $10.73, and the weighted average remaining exercise period on such options was approximately six years.

     The Harbor Federal Savings Bank 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") covers all eligible employees of the Savings Bank age 21 and over. An eligible employee may elect to contribute to the 401(k) Plan in the form of deferrals of between 1% and 15% of the total compensation that would otherwise be payable to the employee. Employee contributions are fully vested and nonforfeitable at all times. The 401(k) Plan permits contributions by the Savings Bank. The Savings Bank intends initially to make matching contributions of 25% of the first 6% to of each participant's contributions. For the years ended September 30, 1996 and 1995, the Savings Bank's matching contribution totaled approximately $75,000 and $72,000, respectively.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

(17) Acquisition of Treasure Coast

     On June 1, 1996, the Savings Bank acquired all of the outstanding common stock of Treasure Coast Bank, FSB ("Treasure Coast"), a Florida based savings bank, for approximately $6.8 million in cash. The acquisition was accounted for using the purchase method. Treasure Coast had assets of approximately $75 million. The Treasure Coast acquisition added 1 branch to the Savings Bank's branch network. The results of operations of Treasure Coast from June 1, 1996 to September 30, 1996 are included in the consolidated financial statements of the Savings Bank.

     The fair value of assets acquired and liabilities assumed in conjunction with the acquisition of Treasure Coast was as follows:


                                                           (In Thousands)
                                                           --------------
Cash .....................................................    $ 2,315
Investments ..............................................      7,039
Mortgage-backed securities ...............................        287
Loans receivable, net ....................................     62,575
Accrued interest receivable ..............................        437
Real estate owned ........................................         86
Property and equipment ...................................      1,778
Goodwill .................................................      3,365
Other assets .............................................        542
                                                              -------
Fair value of assets acquired ............................     78,424
                                                              -------
Deposits .................................................     70,239
Other liabilities ........................................      1,712
                                                              -------
Fair value of liabilities assumed ........................     71,951
                                                              -------
Acquisition costs ........................................        293
                                                              -------
Purchase of Treasure Coast ...............................      6,766
Cash acquired ............................................      2,315
                                                              -------
Purchase of Treasure Coast, net of cash acquired .........    $ 4,451
                                                              =======

     The following table indicates the estimated net decrease in earnings resulting from the net amortization/accretion of the adjustments, including goodwill, resulting from the use of the purchase method of accounting during each of the years 1997 through 2001. The amounts (in thousands) assume no sales or dispositions of the related assets or liabilities.

                                                           Net Decrease
                                                                of
          Years Ending September 30,                       Net Earnings
          --------------------------                       ------------
                     1997 .............................         (232)
                     1998 .............................         (325)
                     1999 .............................         (325)
                     2000 .............................         (298)
                     2001 .............................         (245)
                     Thereafter .......................       (2,364)

     Adjustments to fair value are being amortized on a straight-line basis, which approximates the level yield method, over the estimated average term of four years for loans, and one year for deposits. Goodwill does not qualify for amortization for tax purposes. Goodwill is being amortized on a straight-line basis over its estimated useful life of 15 years. Goodwill as of September 30, 1996 is $3.6 million.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     The following is pro forma information for the years ended September 30, 1996 and 1995 as if the Treasure Coast purchase was consummated on October 1, 1995 and 1994, respectively (in thousands, except for per share data), after giving effect to certain adjustments, including amortization of goodwill and other purchase accounting adjustments, and interest income assumed foregone on the funding of the acquisition:

                                 For the Year Ended       For the Year Ended
                                 September 30, 1996       September 30, 1995
                                ---------------------    ---------------------
                                Historical  Pro forma    Historical  Pro forma
                                ----------  ---------    ----------  ---------
                                     (Unaudited)             (Unaudited)
Interest income ...............  $ 74,357    $ 77,840    $ 64,885   $ 69,855
Interest expense ..............    39,114      41,214      33,281     36,411
Provision for (recovery of)
 loan losses ..................       (76)        510         460        536
Net interest income after
 provision for loan losses ....    35,319      36,116     631,144     32,908
Net income ....................     8,640       7,971       9,895      9,748
Net income per share ..........  $   1.75    $   1.61    $   2.03   $   2.00

     These pro forma results may not be representative of the actual results that would have occurred or may occur in the future.

(18) Quarterly Results of Operations (Unaudited)

     The quarterly results of operations for the years ended September 30,1996 and 1995 are as follows (in thousands):

                                       For the Three Months Ended Fiscal 1996
                                  ----------------------------------------------
                                  September 30   June 30   March 31  December 31
                                  ------------   -------   --------  -----------
Total interest income ............   $ 19,885   $ 18,618    $ 18,221   $ 17,632
Total interest expense ...........     10,461      9,754       9,471      9,428
                                     --------   --------    --------   --------
  Net interest income ............      9,424      8,864       8,750      8,204
Provision for (recovery
 of) loan losses .................         72        (19)         28       (158)
                                     --------   --------    --------   --------
Net interest income after
 provision for loan losses .......      9,352      8,883       8,722      8,362
Total other income ...............        744        562         827        752
Total other expenses .............      9,481      4,857       5,057      4,737
                                     --------   --------    --------   --------
Income before extraordinary
 items and before
 income taxes ....................   $    615   $  4,588    $  4,492   $  4,377
                                     ========   ========    ========   ========
Net income .......................   $    390   $  2,807    $  2,736   $  2,707
                                     ========   ========    ========   ========
Net income per share(1) ..........   $   0.08   $   0.57    $   0.55   $   0.55
                                     ========   ========    ========   ========

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

                                     For the Three Months Ended Fiscal 1995
                                ------------------------------------------------
                                September 30   June 30     March 31  December 31
                                ------------   -------     --------  -----------

Total interest income .........    $ 17,348    $ 16,709     $ 15,635    $ 15,191
Total interest expense ........       9,325       8,913        7,806       7,236
                                   --------    --------     --------    --------
  Net interest income .........       8,023       7,796        7,829       7,955
Provision for (recovery
 of) loan losses ..............         333        (227)         203         150
                                   --------    --------     --------    --------
 Net interest income
  after provision for
  loan losses .................       7,690       8,023        7,626       7,805
Total other income ............         846         678          691         692
Total other expenses ..........       4,519       4,546        4,447       4,687
                                   --------    --------     --------    --------
 Income before
  extraordinary items end
  before income taxes .........    $  4,017    $  4,155     $  3,870    $  3,810
                                   ========    ========     ========    ========
Net income ....................    $  2,592    $  2,573     $  2,399    $  2,330
                                   ========    ========     ========    ========
Net income per share (2) ......    $    .53    $    .53     $    .49    $    .48
                                   ========    ========     ========    ========

-----------

(1) Earnings per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the quarters ended September 30, June 30 and March 31, 1996 and December 31, 1995. Adjustments have been made, where material, to give effect to the shares that would be outstanding, assuming the exercise of dilutive stock options, all of which are considered common stock equivalents.

(2) Earnings per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the quarters ended September 30, June 30, March 31, 1995 and December 31, 1994. Adjustments have been made, where material, to give effect to the shares that would be outstanding, assuming the exercise of dilutive stock options, all of which are considered common stock equivalents.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Financial Condition
                             (Dollars in thousands)


                                                June 30, 1997 September 30, 1996
                                                ------------- ------------------
Assets                                           (Unaudited)

Cash and amounts due from depository institutions   $ 19,472    $ 16,137
Interest-bearing deposits in other banks              15,039      16,350
Federal funds sold                                    10,250      16,075
Investment securities held to maturity                15,000      20,000
Investment securities available for sale              47,493      33,493
Mortgage-backed securities held to maturity          156,559     153,293
Loans held for sale                                    3,090       4,870
Loans, net                                           815,789     765,019
Accrued interest receivable                            7,106       6,621
Real estate                                            2,896       3,118
Premises and equipment                                12,248      10,543
Federal Home Loan Bank stock                           7,595       7,158
Goodwill                                               3,100       3,587
Other assets                                           1,081       1,179
                                                    --------     --------
  Total                                           $1,116,718   $1,057,443
                                                   =========   ==========

Liabilities and Stockholders' Equity
Deposits                                          $  904,904   $  851,853
Short-term borrowings                                 30,000       25,000
Long-term debt                                        70,449       70,674
Advance payments by borrowers for taxes
  and insurance                                       11,610       15,212
Income taxes payable                                     919          962
Other liabilities                                      5,130        8,910
                                                       -----        -----
  Total liabilities                                1,023,012      972,611
                                                   ---------      -------
Preferred stock ($.01 par value; authorized
  1,000,000 shares; none issued and outstanding)         ---          ---
Common stock ($.01 par value; authorized
  13,000,000 shares; issued and outstanding
  4,970,240 shares at June 30, 1997 and
  4,934,454 shares at September 30, 1996)                 50           49
Paid-in capital                                       26,550       25,339
Retained earnings, substantially restricted           68,484       60,893
Common stock purchased by:
  Employee stock ownership plan (ESOP)                  (449)        (674)
  Recognition and retention plans (RRP)                  ---         ( 53)
  Deferred compensation plan                            (886)        (673)
  Unrealized loss on investment securities
    available for sale, net                              (43)         (49)
                                                         ---          ---
    Total stockholders' equity                        93,706       84,832
                                                      ------       ------
    Total                                        $ 1,116,718  $ 1,057,443
                                                 ===========  ===========


See accompanying notes to condensed consolidated financial statements.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                  Condensed Consolidated Statements of Earnings
                  (Dollars in thousands except per share data)
                                   (Unaudited)

                                            Three Months        Nine Months
                                               Ended               Ended
                                              June 30,            June 30,
                                              --------            --------
                                           1997      1996      1997      1996
                                           ----      ----      ----      ----
Interest income:
  Loans                                  $17,465   $15,060   $51,026   $43,484
  Investment securities                    1,055       677     2,835     1,731
  Mortgage-backed securities               2,532     2,418     7,354     7,661
  Other                                      502       463     1,590     1,595
                                             ---       ---     -----     -----
    Total interest income                 21,554    18,618    62,805    54,471
                                          ------    ------    ------    ------
Interest expense:
  Deposits                                 9,940     8,598    28,941    25,224
  Other                                    1,507     1,156     4,441     3,429
                                           -----     -----     -----     -----
    Total interest expense                11,447     9,754    33,382    28,653
                                          ------     -----    ------    ------
    Net interest income                   10,107     8,864    29,423    25,818
Provision for (recovery of) loan losses      205       (19)      456      (149)
                                             ---       ---       ---      ----
  Net interest income after provision
  for (recovery of) loan losses            9,902     8,883    28,967    25,967
                                           -----     -----    ------    ------
Other income:
  Other fees and service charges             788       694     2,478     2,085
  Income (losses) from real estate
    operations                                68      (199)       23      (181)
  Gain (loss) on sale of mortgage loans       98       (63)      135       (67)
  Other                                       87       130       259       304
                                              --       ---       ---       ---
    Total other income                     1,041       562     2,895     2,141
                                           -----       ---     -----     -----
Other expenses:
  Compensation and employee benefits       2,968     2,710     8,864     7,947
  Occupancy                                  715       798     2,100     2,025
  Professional fees                          223         3       485       397
  SAIF deposit insurance premium             138       437       645     1,270
  Other                                    1,274       909     3,612     3,012
                                           -----       ---     -----     -----
    Total other expense                    5,318     4,857    15,706    14,651
                                           -----     -----    ------    ------
Income before income taxes                 5,625     4,588    16,156    13,457
Income tax expense                         2,209     1,781     6,339     5,207
                                           -----     -----     -----     -----
  Net income                             $ 3,416   $ 2,807   $ 9,817   $ 8,250
                                         =======   =======   =======   =======
Net income per share primary
  and fully diluted                      $  0.68   $  0.57   $  1.96   $  1.67
                                         =======   =======   =======   =======


See accompanying notes to condensed consolidated financial statements.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
      Condensed Consolidated Statements of Changes in Stockholders' Equity
                             (Dollars in thousands)
                                  (Unaudited)

                                                                                           Common stock    Unrealized
                                                                      Common     Common    purchased by    gain (loss)
                                                                       stock      stock      deferred     on securities
                                    Common     Paid-in    Retained   purchased   purchased  compensation    available
                                     stock     capital    earnings    by ESOP    by RRP's      plan        for sale, net   Total
                                     -----     -------    --------    -------    --------      ----        -------------   -----
Nine Months Ended June 30, 1996
-------------------------------
Balance at September 30, 1995       $   49    $ 24,455    $ 54,672    $ (974)    $ (267)    $ (435)         $     -     $ 77,500
Stock options exercised                  -         219           -         -          -          -                -          219
Net income                               -           -       8,250         -          -          -                -        8,250
Amortization of award
  of ESOP and RRP's                      -         360           -       225        160          -                -          745
Tax benefit of RRP's                     -         137           -         -          -          -                -          137
Dividends paid                           -           -      (1,769  )      -          -          -                -       (1,769)
Unrealized gain on securities
  available for sale, net                -           -           -         -          -          -              126          126
Change in unrealized gain (loss)
  on securities available for
  sale, net                              -           -           -         -          -          -           (  177)         (177)
Tax benefit of non-qualified
  stock options                          -          31           -         -          -          -                -            31
                                    ------      ------      ------    ------     ------     ------           ------        ------
Balance at June 30, 1996            $   49    $ 25,202    $ 61,153    $ (749)    $ (107)    $ (435)         $   (51)     $ 85,062
                                    ======    ========    ========    ======     ======     ======          =======      ========
Nine Months Ended June 30, 1997
Balance at September 30, 1996       $   49    $ 25,339    $ 60,893    $ (674)    $  (53)    $ (673)         $   (49)     $ 84,832
Stock options exercised                  1         357           -         -          -          -                -           358
Net income                               -           -       9,817         -          -          -                -         9,817
Amortization of award
  of ESOP and RRP's                      -         562           -       225         53          -                -           840
Tax benefit of RRP's                     -         193           -         -          -          -                -           193
Dividends paid                           -           -      (2,226  )      -          -          -                -        (2,226)
Change in unrealized gain (loss)
  on securities available for
  sale, net                              -           -           -         -          -          -                6             6
Tax benefit of non-qualified
  stock options                          -          99           -         -          -          -                -            99
Stock purchased by deferred
  compensation plan                      -           -           -         -          -       (213)               -          (213)
                                    ------      ------      ------    ------     ------     ------           ------        ------
Balance at June 30, 1997            $   50    $ 26,550    $ 68,484    $ (449)     $   0     $ (886)         $   (43)     $ 93,706
                                    ======    ========    ========    ======      =====     ======          =======      ========


See accompanying notes to condensed consolidated financial statements.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                Condensed Consolidated Statements of Cash Flows
                             (Dollars in thousands)
                                  (Unaudited)

                                                            Nine months ended
                                                               June 30,
                                                               --------
                                                          1997           1996
                                                          ----           ----
Cash provided by operating activities:
  Net income                                            $ 9,817        $ 8,250
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Amortization of stock benefit plans                     840            745
    Tax benefit of stock plans credited to capital          292            168
    Originations of loans held for sale                  (3,939)        (6,621)
    Proceeds from sale of loans held for sale             5,719          3,463
    Depreciation and amortization                           820            833
    Deferred income tax provision                         1,787            408
    Increase in deferred loan fees and costs                830            802
    Amortization of deferred loan fees and costs           (668)          (735)
    Amortization of goodwill                                180             27
    Net accretion of other purchase accounting
      adjustments                                           (32)            (5)
    Gain on sale of real estate owned                       (95)            (7)
    Accretion of discount on purchased loans                (12)           (17)
    Increase in accrued interest receivable                (484)           (49)
    Provision for (recovery of) loan losses                 456           (149)
    Provision for (recovery of) losses on real estate
      owned                                                 (20)            67
    (Increase) decrease in other assets                      98            (32)
    Decrease in income taxes payable                        (43)           (15)
    Decrease in other liabilities                        (5,573)          (376)
                                                         ------           ----
      Net cash provided by operating activities           9,973          6,757
                                                          -----          -----
Cash used by investing activities:
    Net increase in loans                               (52,686)       (58,455)
    Purchase of mortgage-backed securities              (31,843)       (19,430)
    Proceeds from principal repayments of
      mortgage-backed securities                         28,438         31,108
    Proceeds from maturities of investment securities
      held to maturity                                   20,000         15,876
    Purchase of investment securities held to maturity  (15,000)       (17,939)
    Proceeds from maturities of investment securities
      available for sale1                                15,528             --
    Proceeds from sale of investment securities available
      for sale                                              ---            906
    Purchase of investment securities available for
      sale                                              (29,500)            --
    Proceeds from sale of real estate owned               1,587            751
    Purchase of premises and equipment                   (2,404)        (1,271)
    Proceeds from sale of premises and equipment              1              8
    FHLB stock purchase                                    (437)          (619)
    Purchase of Treasure Coast Bank, net of cash acquired   ---         (4,451)
    Other                                                   306             --
                                                            ---            ---
      Net cash used by investing activities             (66,010)       (53,516)
                                                        -------        -------

                                                                     (Continued)

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
                Condensed Consolidated Statements of Cash Flows
                             (Dollars in thousands)
                                  (Unaudited)
(Continued)
                                                         Nine months ended
                                                              June 30,
                                                              --------
                                                        1997            1996
                                                        ----            ----
Cash provided by financing activities:
  Net increase in deposits                             53,143          44,010
  Net increase (decrease) in short-term borrowings      5,000          (5,000)
  Repayments of long-term borrowings                     (225)           (225)
  Net proceeds from long-term borrowings                  ---          15,000
  Decrease in advance payments by borrowers for
    taxes and insurance                                (3,601)         (5,381)
  Stock dividend paid                                  (2,226)         (1,769)
  Common stock options exercised                          358             219
  Purchase of common stock by deferred compensation
    plan                                                 (213)             --
                                                         ----             ---
    Net cash provided by financing activities          52,236          46,854
                                                       ------          ------
    Net increase (decrease) in cash and cash
      equivalents                                      (3,801)             95
Cash and cash equivalents - beginning of period        48,562          38,655
                                                       ------          ------
Cash and cash equivalents - end of period            $ 44,761        $ 38,750
                                                     ========        ========

Supplemental disclosures:
  Cash paid for:
    Interest                                         $ 33,388         $28,842
                                                     ========         =======
    Taxes                                               4,303           4,647
                                                        =====           =====
  Noncash investing and financing activities:
    Additions to real estate acquired in settlement
      of loans through foreclosure                      2,200           1,853
                                                        =====           =====
    Sale of real estate owned financed by the Bank        950             834
                                                          ===             ===
    Transfer of investment securities from held to
      maturity to available for sale                      ---          26,011
                                                          ===          ======
    Change in unrealized gain (loss) on securities
      available for sale                                   10             (82)
                                                           ==             ===
    Change in deferred taxes related to securities
      available for sale                                   (4)             31
                                                           ==              ==

See accompanying notes to condensed consolidated financial statements.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
              Notes to Condensed Consolidated Financial Statements
                                   Unaudited

1). BASIS OF PRESENTATION

The unaudited condensed consolidated interim financial statements for Harbor Florida Bancorp, Inc. ("Bancorp") and its subsidiary Harbor Federal Savings Bank ("Bank") (collectively "Company") reflect all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary to present fairly Bancorp's consolidated financial condition and the consolidated results of operations and cash flows for interim periods. The results for interim periods are not necessarily indicative of trends or results to be expected for the full year. These condensed consolidated interim financial statements and notes should be read in conjunction with the Bank's Annual Report on Form 10-K for the year ended September 30, 1996.

On June 25, 1997, the Bank completed its reorganization into the two-tier form of mutual holding company ownership. Pursuant to the reorganization, the Bank is now the wholly owned subsidiary of Bancorp, a Delaware corporation. Bancorp is the majority owned subsidiary of Harbor Financial, M.H.C. Pursuant to the reorganization each share of the Bank's outstanding common stock was automatically converted into one share of Bancorp common stock. The consolidated financial statements for prior periods have been restated to reflect the change in the par value of Bancorp common stock from $1.00 to $.01 per share. Certain conditions were imposed upon Bancorp by the OTS as part of the reorganization, including requirements to obtain a federal charter, provisions related to minority stock issuances and other regulatory requirements.

The reorganization was accounted for in a manner similar to a pooling of interest and did not result in any significant accounting adjustments.

Bancorp conducts no business other than holding the common stock of the Bank. Consequently, its net income is derived from the Bank.

The Company does not purchase, sell or utilize off-balance sheet derivative financial instruments or derivative commodity instruments.

In October, 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). The adoption date of Statement 123 varies depending upon the various provisions of the statement. Statement 123 established financial accounting and reporting standards for stock-based employee compensation plans. The statement defines a "fair value based method" of accounting for employee stock option or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, Statement 123 also allows an entity to continue to measure compensation costs for those plans using the "intrinsic value based method" of accounting which Bancorp currently uses. Management has determined that it will continue to use the method of accounting prescribed by APB No. 25, "Accounting for Stock Issued to Employees". Bancorp will present required proforma amounts and disclosures under Statement 123 beginning with the fiscal year ending September 30, 1997.

In February, 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement 128"). Statement 128 is effective for financial statements issued for periods ending after December 15, 1997. Statement 128 establishes standards for computing and presenting earnings per share ("EPS"), simplifies the standards previously found in APB No. 15, "Earnings Per Share", and makes them comparable to international EPS standards. Bancorp will begin disclosing EPS in accordance with Statement 128 beginning with the quarter ended December 31, 1997.

In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 is effective for fiscal years beginning after December 15, 1997. Statement 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement 130 requires all items be recognized under accounting standards as compo- of comprehensive income reported in a financial statement displayed with equal prominence as other financial statements. Such statement will be presented by Bancorp beginning with the quarter ended December 31,1998.

HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Unaudited

In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"). Statement 131 is effective for periods beginning after December 15, 1997. Statement 131 establishes standards for the way that public business enterprises report information about operating segments, based on how the enterprise defines such segments. Bancorp is required to report operating segment information, to the extent such segments are defined, beginning with the year ended September 30, 1999.

2). NET INCOME PER SHARE

Net income per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the three months ended June 30, 1997 and 1996. Adjustments have been made, where material, to give effect to the shares that would be outstanding, assuming the exercise of dilutive stock options, all of which are considered common stock equivalents.

                                                      Quarter Ended
                                                         June 30,
                                                         --------
                                                 1997                1996
                                                 ----                ----
Net income                                   $3,415,861          $2,806,597
                                             ==========          ==========
Weighted average common shares outstanding    4,919,152           4,850,758
Common stock equivalents due to dilutive
  effect of stock options                        94,192              103,713
                                                 ------              -------
Total weighted average common shares and
  equivalents outstanding for primary
  earnings per share computation              5,013,344            4,954,471
                                              =========            =========
Primary earnings per share                   $     0.68           $     0.57
                                             ==========           ==========
Weighted average common shares outstanding    5,013,344            4,954,471
Additional dilutive shares using the higher
  of end of period market value versus
  average market value for the period
  utilizing the treasury stock method
  regarding stock option                          8,112                    0
                                                  -----                  ---
Total weighted average common shares and
  equivalents outstanding for fully diluted
  earnings per share computation              5,021,456            4,954,471
                                              =========            =========
Fully diluted earnings per share             $     0.68           $     0.57
                                             ==========           ==========

HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
Unaudited

3). INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market value of investment and mortgage-backed securities as of June 30, 1997 are as follows:

                                                    Gross      Gross  Estimated
                                        Amortized unrealized unrealized market
                                           cost     gains     losses    value
                                           ----     -----     ------    -----
                                                (Dollars in thousands)
Available for sale:
     Treasury notes                     $ 17,954  $   ---   $   ---   $ 17,954
     FHLB notes                           29,452      ---       ---     29,452
     Other securities                         87      ---       ---         87
                                             ---      ---       ---         --
                                          47,493      ---       ---     47,493
                                          ------      ---       ---     ------
Held to maturity:
     FHLB notes                           15,000      ---         6     14,994
                                          ------      ---       ---     ------
FHLMC mortgage-backed securities
FNMA mortgage-backed securities           94,483      329       ---     94,812
                                          62,076      573       ---     62,649
                                          ------      ---       ---     ------
                                         156,559      902       ---    157,461
                                         -------      ---       ---    -------
                                        $219,052  $   902   $     6   $219,948
                                        ========  =======   =======   ========

The amortized cost and estimated market value of investment and mortgage-backed securities as of September 30, 1996 are as follows:

                                                 Gross     Gross   Estimated
                                    Amortized unrealized unrealized  market
                                       cost      gains    losses      value
                                       ----      -----    ------      -----
                                               (Dollars in thousands)
Available for sale:
     Treasury notes                 $ 23,457    $  ---    $  110    $ 23,347
     FHLB notes                       10,000        31       ---      10,031
     Other securities                    115       ---       ---         l15
                                         ---       ---       ---          --
                                      33,572        31       110      33,493
                                      ------        --       ---      ------
Held to maturity:
     FHLB notes                       20,000        16       ---      20,016
                                      ------       ---       ---      ------

FHLMC mortgage-backed securities     114,072       ---       333     113,739
FNMA mortgage-backed securities       39,221       328       ---      39,549
                                      ------       ---       ---      ------
                                     153,293       328       333     153,288
                                     -------       ---       ---     -------
                                    $206,865    $  375    $  443    $206,797
                                    ========    ======    ======    ========

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
              Notes to Condensed Consolidated Financial Statements
                                   Unaudited

The amortized cost and estimated market value of debt securities at June 30, 1997 and September 30, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       June 30, 1997         September 30, 1996
                                       -------------         ------------------
                                               Estimated               Estimated
                                   Amortized     market      Amortized   market
                                      cost        value         cost      value
                                      ----        -----         ----      -----
                                               (Dollars in thousands)
Available for sale:
     Due in one year or less       $ 17,954     $ 17,954      $15,505   $ 15,539
     Due in one to five years        29,452       29,452       17,952     17,839
     Other securities                    87           87          115        115
                                         --           --          ---        ---
                                     47,493       47,493       33,572     33,493
                                     ------       ------       ------     ------
Held to maturity:
     Due in one year or less            ---          ---          ---        ---
     Due in one to five years        15,000       14,994       20,000     20,016
     Other securities                   ---          ---          ---        ---
                                        ---          ---          ---        ---
                                     15,000       14,994       20,000     20,016

FHLMC mortgage-backed securities     94,483       94,812      114,072    113,739
FNMA mortgage-backed securities      62,076       62,649       39,221     39,549
                                     ------       ------       ------     ------
                                    156,559      157,461      153,293    153,288
                                    -------      -------      -------    -------
                                   $219,052     $219,948     $206,865   $206,797
                                   ========     ========     ========   ========

As of June 30, 1997 the Bank had pledged mortgage-backed securities with a market value of $506,000 and a carrying value of $497,000 to collateralize the public funds on deposit. The Bank had also pledged mortgage-backed securities with a market value of $2,130,000 and a carrying value of $2,095,000 to collateralize Treasury, tax and loan accounts.

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
              Notes to Condensed Consolidated Financial Statements
                                   Unaudited

4). LOANS
     Loans are summarized below:
                                                  June 30,     September 30,
                                                    1997           1996
                                                    ----           ----
                                                   (Dollars in thousands)
Mortgage loans:
  Construction 1-4 family                        $ 41,417       $ 43,994
  Permanent 1-4 family                            620,066        584,592
  Multi-family                                     14,457         17,804
  Nonresidential                                   53,006         41,970
  Land                                             31,881         29,034
                                                   ------         ------
    Total mortgage loans                          760,827        717,394
                                                  -------        -------

Other loans:
  Commercial nonmortgage                           11,446          8,199
  Home improvement                                 20,670         20,679
  Manufactured housing                             16,046         15,784
  Other consumer                                   50,320         44,265
                                                   ------         ------
    Total other loans                              98,482         88,927
                                                   ------         ------
    Total loans receivable                        859,309        806,321
                                                  -------        -------

Less:
  Loans in process                                 28,727         26,788
  Deferred loan fees and discounts                  3,385          3,498
  Allowance for loan losses                        11,408         11,016
                                                   ------         ------
                                                   43,520         41,302
                                                   ------         ------
Total loans receivable, net                      $815,789       $765,019
                                                 --------       --------

An analysis of the allowance for loan losses follows:

                                            Three Months         Nine Months
                                           Ended June 30,      Ended June 30,
                                           --------------      --------------
                                           1997      1996      1997      1996
                                           ----      ----      ----      ----
                                                  (Dollars in thousands)
Beginning balance                       $ 11,280  $ 10,085  $ 11,016  $ 10,083
  Provision for (recovery of) loan
    losses                                   205       (19)      456      (149)
  Allowance for loan losses acquired           0       885         0       885
  Charge-offs                               (112)      (10)     (184)      (79)
  Recoveries                                  35       110       120       311
                                              --       ---       ---       ---
Ending balance                          $ 11,408  $ 11,051  $ 11,408  $ 11,051
                                        ========  ========  ========  ========

                 HARBOR FLORIDA BANCORP, INC. AND SUBSIDIARIES
              Notes to Condensed Consolidated Financial Statements
                                   Unaudited

At June 30, 1997 and September 30, 1996, loans with unpaid principal balances of approximately $2,227,000 and $2,172,000, respectively, were 90 days or more contractually delinquent or on nonaccrual status. As of June 30, 1997 and September 30, 1996, $1,853,000 and $2,081,000, respectively, of these loans were in the process of foreclosure.

As of June 30, 1997 and September 30, 1996, mortgage loans which had been sold on a recourse basis had outstanding principal balances of $3,562,000 and $4,424,000, respectively.

5). REAL ESTATE OWNED
Real estate owned includes the following:
                                                       June 30,    September 30,
                                                         1997          1996
                                                         ----          ----
                                                        (Dollars in thousands)
     Real estate acquired in satisfaction of loans     $ 3,620       $ 4,830
     Allowance for losses                                 (724)       (1,712)
                                                          ----        ------
                                                       $ 2,896       $ 3,118
                                                       =======       =======

Activity in the allowance for losses on real estate owned is as follows:

                                           Three Months          Nine Months
                                          Ended June 30,       Ended June 30,
                                          --------------       --------------
                                          1997       1996      1997      1996
                                          ----       ----      ----      ----
                                                (Dollars in thousands)
     Beginning balance                  $  763    $ 1,509   $ 1,712   $ 1,857
     Provision for (recovery of) losses    (16)       180       (20)       67
     Allowance for losses acquired           0         21         0        21
     Charge-offs                           (23)        (8)     (968)     (243)
                                           ---         --      ----      ----
     Ending balance                     $  724    $ 1,702   $   724   $ 1,702
                                        ======    =======   =======   =======

Provision for losses on real estate owned is included in income (losses) from real estate operations in the consolidated statements of earnings.

Legal and consulting fees relating to real estate operations and real estate owned are included in professional fees on the consolidated statements of earnings.

6). PROPOSED STOCK OFFERING

On August 27, 1997, the Company announced that the Board of Directors of their Mutual Holding Company, Harbor Financial, M.H.C., has determined to convert the Mutual Holding Company to a capital stock corporation. Upon completion of the Conversion, the Mutual Holding Company will cease to exist. Pursuant to The Plan of Conversion, shares previously held by the Mutual Holding Company will be sold. The remaining shares will be sold in subscription and community offerings. The Conversion is expected to be completed in the Fourth Calendar Quarter of 1997.

Pursuant  to  OTS  regulations,   certain  restrictions  will  be  imposed  upon
directors, executive officers and their associates and the Company with respect to stock purchases for a period following completion of the Conversion.

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Holding Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Holding Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances or jurisdictions in which such offer or solicitation is unlawful.

                    TABLE OF CONTENTS

SUMMARY......................................................1
HARBOR FLORIDA BANCORP, INC..................................1
HARBOR FEDERAL SAVINGS BANK..................................1
HARBOR FINANCIAL, M.H.C......................................2
THE CONVERSION...............................................2
SELECTED CONSOLIDATED FINANCIAL DATA........................13
RECENT DEVELOPMENTS.........................................17
RISK FACTORS................................................20
HARBOR FLORIDA BANCORP, INC.................................26
HARBOR FEDERAL SAVINGS BANK.................................27
HARBOR FINANCIAL, M.H.C.....................................29
HARBOR FINANCIAL, M.H.C.....................................29
USE OF PROCEEDS.............................................30
DIVIDEND POLICY.............................................30
MARKET FOR COMMON STOCK.....................................31
CAPITALIZATION..............................................32
CAPITALIZATION..............................................32
HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE.................36
PRO FORMA DATA..............................................38
HARBOR FLORIDA BANCORP, INC.
 CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS..............43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............45
BUSINESS OF HARBOR FLORIDA BANCORP, INC.....................61
BUSINESS OF HARBOR FEDERAL SAVINGS BANK.....................63
REGULATION..................................................94
MANAGEMENT OF HARBOR FLORIDA...............................107
MANAGEMENT OF THE BANK.....................................108
BENEFICIAL OWNERSHIP OF COMMON STOCK.......................121
PROPOSED SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS.125
THE CONVERSION.............................................126
COMPARISON OF STOCKHOLDERS' RIGHTS.........................149
RESTRICTIONS ON ACQUISITION OF THE COMPANY.................149
DESCRIPTION OF CAPITAL STOCK OF HARBOR FLORIDA.............155
LEGAL AND TAX MATTERS......................................157
EXPERTS....................................................157
REGISTRATION REQUIREMENTS..................................158
ADDITIONAL INFORMATION.....................................158

         Until the later of __________________1997, or 25 days after commencement of the Offering all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution

         Underwriting Fees and Expenses........................$793,500
         Legal Fees and Expenses................................160,000
         Printing, Postage and Mailing..........................260,000
         Accounting Fees and Expenses............................80,000
         Appraisal and Business Plan Fees and Expenses...........35,000
         Blue Sky Filing Fees and Expenses
          (including legal counsel)..............................10,000
         Federal Filing Fees (OTS and SEC).......................59,000
         Conversion Agent Fees...................................10,000
         Stock Certificates.......................................5,000
         Transfer Agent...........................................3,000
         Other Expenses..........................................50,000

         Total...............................................$1,465,500


Item 14.  Indemnification of Directors and Officers

     Article VI of the Harbor Florida's Bylaws sets forth circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacities as follows:

                                   ARTICLE VI
                                 Indemnification


     SECTION 1. Indemnification of Directors, Officers and Employees.

     The Corporation shall indemnify to the full extent authorized by law any Director or officer made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a Director or officer of the Corporation or is or was serving, at the request of the Corporation, as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise.

     The Corporation may, at the discretion of the Board of Directors, indemnify to the full extent authorized by law any employee or agent made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative by reason of the fact that he, his testator or intestate is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     SECTION 2. Expenses Advanced.

     Expenses incurred with respect to any claim, action or proceeding of the character, actual or threatened, described in Section 1 of this Article VI, may be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by such person to repay the amount so advanced if and. to the extent it shall ultimately be determined by a court of competent jurisdiction that he was not entitled to indemnification under this Bylaw.

     SECTION 3. Automatic Conformity to Law.

     The intention of this Bylaw is to provide indemnification with the broadest and most inclusive coverage permitted by law (a) at the time of the act or omission to be indemnified against, or (b) so permitted at the time of carrying out such indemnification, whichever of (a) or (b) may be broader or more inclusive and permitted by law to be applicable. If the indemnification permitted by law at this present time, or at any future time, shall be broader or more inclusive than the provisions of this Bylaw, then indemnification shall nevertheless extend to the broadest and most inclusive permitted by law at any time and this Bylaw shall be deemed to have been amended accordingly. If any provision or portion of this Article shall be found, in any action, suit or proceeding, to be invalid or ineffective, the validity and effect of the remaining parts shall not be affected.


Item 15.  Recent Sales of Unregistered Securities.

     Not applicable.

Item 16.  Exhibits:

     The exhibits schedules filed as a part of this registration statement are as follows:

    1.1      Engagement Letter with Friedman, Billings, Ramsey & Co., Inc.

*   1.2      Agency Agreement with Friedman, Billings, Ramsey & Co., Inc.

    2.       Plan of Conversion

    3.1 Certificate of Incorporation of Harbor Florida Bancorp, Inc. (Incorporated by reference to Exhibit 3(a) of the Registration Statement on Form S-4 filed December 20, 1996.

    3.2      Bylaws of Harbor Florida Bancorp, Inc.(Incorporated by reference to
             Exhibit 3(b) of the Registration Statement on Form S-4 filed December 20, 1996.

*   4        Form of Stock Certificate of Harbor Florida Bancorp, Inc.

*   5.1      Opinion of Peabody & Brown regarding legality of  securities  being registered

*   8.1      Federal Tax Opinion of  Peabody & Brown

*   8.2      Florida Tax Opinion of Dean,  Mead, Egerton, Bloodworth, Capouano &
             Bozarth, P.A.

    8.3 Opinion of RP Financial, LC as to the value of subscription rights for tax purposes

*  10.1      Change in Control Agreements

    23.1     Consents of Peabody & Brown

    23.2     Consent of KPMG Peat Marwick, LLP

    23.3     Consent of RP Financial, LC

    24       Power of Attorney (reference is made to the signature page)

*   99.1     Proposed Stock Order Form and Form of Certification

    99.2     Proxy Statement for Special Meeting of  Members of Harbor Financial
             M.H.C.

    99.3 Proxy Statement for Special Meeting of Stockholders of Harbor Florida Bancorp, Inc.

*   99.4     Miscellaneous Solicitation and Marketing Materials

*   99.5     Appraisal Report, without exhibits

*    To be filed by amendment.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act").

               (ii) Reflect  in  the  prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii)Include any  additional or changed  material  information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant has duly authorized this registration statement to be signed on its behalf by the undersigned, in the City of Ft. Pierce, State of Florida, on October 3, 1997.

                                         HARBOR FLORIDA BANCORP, INC.


                                      By:  /s/
                                         -------------------------------------
                                         Michael J. Brown, Sr.
                                         Director, President and Chief
                                         Executive Officer
                                         (Duly Authorized Representative)



                                POWER OF ATTORNEY

     We, the undersigned Directors of Harbor Florida Bancorp, Inc. hereby severally constitute and appoint Michael J. Brown, Sr., with full power of substitution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Michael J. Brown, Sr., may deem necessary or advisable to enable Harbor Florida Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of Harbor Florida Bancorp, Inc. common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Michael J. Brown, Sr. shall do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


Signatures                        Title                             Date
----------                        -----                             ----

 /s/                                                                9/29/97
-----------------------------     President, Chief Executive        -------
Michael J. Brown, Sr.             Officer and Director

 /s/                                                                9/29/97
-----------------------------     Senior Vice President             -------
Don W. Bebber                     Chief Financial Officer

 /s/                              Chairman                          10/1/97
-----------------------------                                       -------
Edward G. Enns

 /s/                              Vice Chairman                     10/2/97
-----------------------------                                       -------
Bruce R. Abernethy, Sr.

 /s/                              Director                          9/29/97
-----------------------------                                       -------
Richard N. Bird

 /s/                              Director                          9/29/97
-----------------------------                                       -------
Richard B. Hellstrom

 /s/                              Director                          10/2/97
-----------------------------                                       -------
Richard K. Davis

 /s/                              Director                          9/29/97
-----------------------------                                       -------
Frank N. Fee III

    As filed with the Securities and Exchange Commission on October 3, 1997.
                                                       Registration No. 333-____

--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   ----------




                                    EXHIBITS
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                                   ----------





                          Harbor Florida Bancorp, Inc.
             (Exact name of registrant as specified in its charter)